   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997

                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            GRANT GEOPHYSICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          1382                         76-0548468
  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
          ORGANIZATION)

                            ------------------------

                                 16850 PARK ROW
                              HOUSTON, TEXAS 77084
                                 (281) 398-9503
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

              LARRY E. LENIG, JR.                            JONATHAN D. POLLOCK
     PRESIDENT AND CHIEF EXECUTIVE OFFICER                ELLIOTT ASSOCIATES, L.P.
            GRANT GEOPHYSICAL, INC.                            712 FIFTH AVE.
                16850 PARK ROW                            NEW YORK, NEW YORK 10011
             HOUSTON, TEXAS 77084                              (212) 506-2999
                (281) 398-9503

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                    COPY TO:

                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1116
                                 (216) 586-3939

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

  ==================================================================================================================
                                       AMOUNT          PROPOSED MAXIMUM,     PROPOSED MAXIMUM,
    TITLE OF EACH CLASS OF             TO BE             OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED             PER UNIT              PRICE(1)          REGISTRATION FEE
  ------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par              3,459,414               $5.00             $17,297,070.00          $5,102.64
  value........................
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                            ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997
SUBSCRIPTION OFFERING PROSPECTUS
                                3,459,414 SHARES

                         [GRANT GEOPHYSICAL, INC. LOGO]
                                  COMMON STOCK
                            ------------------------
THE RIGHT TO SUBSCRIBE FOR SHARES OF COMMON STOCK PURSUANT TO THIS SUBSCRIPTION
                                    OFFERING
    WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON             , 1998.
                            ------------------------

    Elliott Associates, L.P. ("Elliott") and Westgate International, L.P. ("Westgate," and together with Elliott, the "Selling Stockholders") are hereby offering for sale 3,459,414 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Grant Geophysical, Inc. (the "Company") in a subscription offering (the "Subscription Offering") to Eligible Subscribers. The Subscription Offering is being made pursuant to the Second Amended Plan of Reorganization (the "Plan") of the Company's predecessor, GGI Liquidating Corporation ("GGI"). The Company will not receive any proceeds from the sale of Common Stock offered pursuant to the Subscription Offering.

    PURSUANT TO THE PLAN, THE COMPANY IS REQUIRED (IN MOST CIRCUMSTANCES) TO OFFER 4,750,000 SHARES OF COMMON STOCK TO CERTAIN HOLDERS OF CLAIMS AND OTHER INTERESTS UNDER THE PLAN FOR AN AGGREGATE PURCHASE PRICE OF $23,750,000. THE PLAN ALSO AUTHORIZED THE OFFERING OF SHARES OF COMMON STOCK OF A SUCCESSOR COMPANY ON ECONOMICALLY EQUIVALENT TERMS. THE PLAN PROVIDES, HOWEVER, THAT ELLIOTT OR ITS AFFILIATES MAY PAY THE ENTIRE PURCHASE PRICE TO GGI, REPRESENTING THE TOTAL ANTICIPATED PROCEEDS OF SUCH OFFERING, AND THEN CONDUCT A SUBSCRIPTION OFFERING AND RETAIN THE PROCEEDS THEREFROM, WHICH ELLIOTT HAS ELECTED TO DO. SEE "SUBSCRIPTION PROCEDURES -- SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS." BECAUSE ELLIOTT AND CERTAIN OF ITS AFFILIATES, AS INTEREST HOLDERS UNDER THE PLAN, WERE ENTITLED TO PURCHASE 1,290,586 SHARES OF COMMON STOCK IN AN OFFERING BY THE COMPANY, THE SELLING STOCKHOLDERS ARE OFFERING THE BALANCE OF SUCH SHARES OF COMMON STOCK TO THE ELIGIBLE SUBSCRIBERS PURSUANT TO THIS SUBSCRIPTION OFFERING.

    Rights to subscribe for shares of Common Stock are nontransferable and will expire if not exercised on or prior to 5:00 p.m., Eastern Standard Time, on
           , 1998 (such time on such date being hereinafter called the "Expiration Date"). Subscribers must make payment for shares prior to the Expiration Date.

    Eligible Subscribers may subscribe in the Subscription Offering at $5.00 per share (the "Subscription Purchase Price") only for such number of shares as such Eligible Subscriber is entitled to purchase in the Subscription Offering pursuant to the Plan. NO PERSON IS REQUIRED TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

    A Subscription Exercise Notice accompanies this Subscription Offering Prospectus. Each Eligible Subscriber who wishes to subscribe for shares of Common Stock in the Subscription Offering must complete and execute a Subscription Exercise Notice, indicating the number of shares of Common Stock subscribed for. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. Each Eligible Subscriber must remit full payment with the Subscription Exercise Notice by certified check or bank draft drawn upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price and the number of shares of Common Stock subscribed for. See "Subscription Procedures -- Exercise of Rights to Purchase Common Stock."

    Eligible Subscribers must deliver the Subscription Exercise Notice, together with payment, in person, to the Subscription Agent, or by using the enclosed return envelope. Subscription Exercise Notices, once delivered, may not be amended, modified or rescinded, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities. Each Eligible Subscriber will receive as many shares of Common Stock as are permitted to be purchased by such Eligible Subscriber as set forth in the Plan provided that such subscriber complies with the terms and conditions set forth herein. See "Subscription Procedures."

    In connection with the Subscription Offering, the Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the National Association of Securities Dealers Automated Quotation System. See "Risk Factors -- No Public Market."

    Any questions regarding the procedures for subscribing for Common Stock may
be directed to the Subscription Agent, (   )    -    .
                            ------------------------
               SEE "RISK FACTORS" ON PAGE 10 FOR A DISCUSSION OF
       CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY ELIGIBLE SUBSCRIBERS.
                            ------------------------
  THIS SUBSCRIPTION OFFERING PROSPECTUS AND THE RELATED SUBSCRIPTION EXERCISE NOTICE CONTAIN IMPORTANT INFORMATION. ELIGIBLE SUBSCRIBERS ARE URGED TO READ THIS SUBSCRIPTION OFFERING PROSPECTUS AND THE RELATED SUBSCRIPTION EXERCISE
 NOTICE CAREFULLY BEFORE DECIDING WHETHER TO EXERCISE THEIR RIGHTS TO SUBSCRIBE
       FOR SHARES OF COMMON STOCK PURSUANT TO THE SUBSCRIPTION OFFERING.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS SUBSCRIPTION OFFERING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                   SUBSCRIPTION        PROCEEDS TO SELLING
                                                                                  PURCHASE PRICE         STOCKHOLDERS(1)
                                                                              ----------------------  ----------------------
Per Share...................................................................          $5.00                   $5.00
Total(2)....................................................................      $17,297,070.00          $17,297,070.00

---------------
(1) All expenses of issuance and distribution, estimated to be $        , will
    be paid by the Company.

(2) Assumes all Eligible Subscribers exercise their subscription rights in full.

             , 1998

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Subscription Offering Prospectus. Unless otherwise indicated, the information set forth herein reflects the recent acquisition (the "Acquisition") of Solid State Geophysical Inc. ("Solid State") by Grant. As used herein, the term "GGI" refers to GGI Liquidating Corporation; the term "Grant" refers to Grant Geophysical, Inc., a newly formed corporation that purchased substantially all of the assets and assumed certain liabilities of GGI in connection with the consummation of the Plan, together with Grant's consolidated subsidiaries; and the term "Company" refers to the combined operations of Grant and Solid State and their respective consolidated subsidiaries. Unless the context otherwise requires, the pro forma information contained herein gives effect to the consummation of the Plan, the issuance of the Subordinated Note (as defined herein) and the Acquisition as if they were completed as of January 1, 1996 for the statement of operations data and September 30, 1997 for the balance sheet data. All currency amounts contained herein are, unless otherwise specifically indicated, stated in U.S. dollars and conform to United States generally accepted accounting principles. Eligible Subscribers (as defined herein) should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, on a pro forma basis after giving effect to the Acquisition, as of November 30, 1997, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company was operating 20 seismic data acquisition crews, consisting of 17 land and three transition zone crews, comprising approximately 27,370 seismic recording channels. All of the Company's seismic data acquisition crews are capable of performing three dimensional ("3D") and two dimensional ("2D") seismic surveys in land environments, and four crews are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company was operating a total of seven crews in the United States, consisting of five land and two transition zone crews, five land crews in Latin America, six land crews in Canada, and two crews in the Far East, consisting of one land and one transition zone crew. An additional transition zone crew is scheduled to begin operations in the Far East during February 1998. For the nine months ended September 30, 1997, on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition, the Company's total revenues were $136.0 million, with 39.6% from Latin America, 36.2% from the United States, 11.1% from Canada, 6.6% from Africa and the Middle East and 6.5% from the Far East. As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company estimates that its total backlog was approximately $138.3 million, with approximately 77.5% of such amount expected to be completed in 1998. On a pro forma basis after giving effect to the Acquisition, the Company has committed approximately $11 million to capital spending during the fourth quarter of 1997 and plans to commit approximately $20 million to capital spending in 1998 to upgrade and expand its seismic data acquisition equipment.

THE REORGANIZATION AND THE ACQUISITION

     In December 1996, GGI filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed the Plan, which was consummated on September 30, 1997 (the "Effective Date") with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI.

     In December 1997, Grant completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of the date of the Acquisition, Solid State was operating a total of nine land crews, consisting of six crews in Canada, two crews in the United States and one crew in Bolivia, comprising approximately 9,500 seismic recording channels.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geologic structures favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged to each customer.

BUSINESS STRATEGY

     The Company's objectives are to strengthen its position as an established provider of land and transition zone seismic data acquisition and related services, increase revenue and revenue predictability and improve cash flow and profitability. To achieve these objectives, the Company is pursuing the following business strategies:

     Upgrade and Expand Seismic Services in Selected Growth Markets. The Company plans to upgrade and expand its seismic data acquisition services in growing markets where it has significant operating experience, including the United States, particularly in the Gulf Coast, mid-continent and West Texas regions, Canada, Latin America and the Far East. The Company believes that its experience in these markets provides it with certain advantages over its competitors, including lower mobilization costs, well established customer relationships and familiarity with country specific socio-political dynamics. In 1998, the Company's primary expansion focus will be on the Far East, where the Company perceives sustainable long-term growth opportunities due to the exploration potential and growing demand for oil and gas in the region.

     Improve Operating Efficiency and Reduce Operating Risk. The Company continually refines its operating procedures and acquires seismic data acquisition equipment aimed at increasing the overall efficiency of its seismic data acquisition crews. The Company also intends to increase overall efficiency by expanding crew level accountability, implementing additional procedures designed to control costs, improving revenue predictability, increasing contractual weather downtime protection and improving bidding practices. Management believes that the Acquisition is consistent with this strategy in that it will mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. In addition, the Company has adopted policies to focus its operations primarily in regions where it has significant operating experience and will undertake certain higher-risk contracts only on a term or cost-plus basis. These policies are intended to reduce the financial risks associated with operations in certain geographic areas.

     Acquire Complementary Seismic Data Acquisition and Processing
Businesses. The Company regularly evaluates potential acquisitions of seismic data acquisition and processing businesses in an effort to expand and strengthen its activities in its selected markets. The United States and Canadian markets are served by a large number of seismic data acquisition companies, and the Company believes that it can improve its competitive position by acquiring complementary competitors. The Company believes that its utilization of the crews and equipment of such acquired competitors would increase the Company's capacity and further enable the Company to deploy crews and equipment to international locations, which have historically yielded higher profit margins. In addition, the Company believes that the acquisition of a seismic data processing business would complement its existing services and thereby improve its competitive position with existing and potential customers. Management believes that entry into the seismic data processing business would be accomplished best through the acquisition of an established seismic data processing company.

     Expand Selected Multi-Client Data Acquisition Activities. The Company plans to increase its investment in non-exclusive multi-client data for licensing to multiple oil and gas companies. Increased demand by oil and gas companies for larger and higher cost 3D surveys has resulted in significant growth in the use of multi-client data in active oil and gas producing regions. This increased demand has expanded the market for such data and lowered the overall risk to seismic data acquisition companies that acquire, process and own such data. Recently, the Company entered into an agreement with a third party that specializes in creating and marketing multi-client surveys. The Company intends to conduct thorough marketing and cost analyses to determine the market demand and funding requirements for such projects and obtain significant customer commitments before initiating such projects, thereby reducing the overall investment risk associated with such projects. For 1998, the Company has budgeted approximately $16 million, before customer commitments, for multi-client data acquisition projects.

     Invest in Leading Technology. The Company believes that growth in demand for geophysical services will continue to be associated with new technologies. The Company intends to periodically upgrade its seismic data acquisition equipment to maintain technological capabilities comparable or superior to those of its competitors. In addition, the Company intends to expand its use of innovative seismic data acquisition techniques, including three-component 3D and time-lapse 3D, or 4D, seismic data acquisition services, which are experiencing growing market demand.

                           THE SUBSCRIPTION OFFERING

Common Stock Offered by the
  Selling Stockholders.....  3,459,414 shares

Common Stock Outstanding
after the Subscription
  Offering.................  14,390,055 shares

Use of Proceeds............  The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                            SUBSCRIPTION PROCEDURES

     The Subscription Offering is being effected pursuant to the Plan, which was confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on September 15, 1997 and became effective on the Effective Date.

SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS

     This Subscription Offering Prospectus and a Subscription Exercise Notice, which contain information concerning the Subscription Offering, are being mailed to each Eligible Subscriber.

     The Plan provides that only Eligible Subscribers have the right to participate in the Subscription Offering. Eligible Subscribers' rights to purchase Common Stock are nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. NO PERSON IS REQUIRED TO PURCHASE ANY SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

EXERCISE OF RIGHTS TO PURCHASE COMMON STOCK

     Each Eligible Subscriber who wishes to exercise rights to purchase shares of Common Stock must properly complete, duly execute and deliver the accompanying Subscription Exercise Notice indicating the number of shares of Common Stock subscribed for, together with a certified check or bank draft drawn upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price and the number of shares sought to be subscribed. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. The Subscription Exercise Notice, together with full payment for shares subscribed for, may be delivered, in person, to the Subscription Agent or be mailed in the enclosed return envelope. Subscription Exercise Notices, once delivered, may not be amended, modified or rescinded, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities.

     WHETHER HAND DELIVERED OR MAILED, SUBSCRIPTION EXERCISE NOTICES AND PAYMENT
MUST BE RECEIVED BY 5:00 P.M. EASTERN STANDARD TIME ON                , 1998.
Failure of such receipt by the expiration time for any reason, will be deemed a waiver and release by the Eligible Subscriber of any rights the Eligible Subscriber may have to purchase shares of Common Stock in the Subscription Offering. An executed Subscription Exercise Notice, once delivered cannot be amended, modified or rescinded by an Eligible Subscriber. All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of rights to purchase shares of Common Stock shall be made by the Selling Stockholders, whose determination shall be final and binding. The Selling Stockholders, in their sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as they may determine or reject the purported exercise of any rights to purchase shares of Common Stock subject to any such defect or irregularity. Deliveries required to be received by the Subscription Agent in connection with a purported exercise of rights to purchase shares of Common Stock will not be deemed to have been so received or accepted until actual receipt thereof by the Subscription Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Selling Stockholders may determine in their sole discretion. Neither the Selling Stockholders nor the Subscription Agent will have any obligation to give notice to any Eligible Subscriber of any defect or irregularity in connection with any purported exercise thereof or incur any liability as a result of any failure to give such notice.

     Questions regarding subscription procedures may be directed to the
Subscription Agent, (   )   -     .

SUBSCRIPTION AGENT

     The Subscription Agent with respect to the Subscription Offering is
            (the "Subscription Agent"). The address and telephone number of the Subscription Agent are set forth in "Subscription Procedures -- Subscription Agent" and in the Subscription Exercise Notice.

PURCHASE PRICE

     The Subscription Purchase Price will be $5.00 per share.

     THE SUBSCRIPTION PURCHASE PRICE IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS AN APPRAISAL OR RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK. THE SUBSCRIPTION PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE CURRENT LIQUIDATION VALUE OF THE COMPANY OR THE PRICE AT WHICH THE COMMON STOCK WILL TRADE AFTER COMPLETION OF THE SUBSCRIPTION OFFERING, AND THE SUBSCRIPTION PURCHASE PRICE IS NOT INTENDED, AND MUST NOT BE CONSTRUED, TO EXPRESS AN OPINION AS TO THE VALUE OF COMMON STOCK OFFERED HEREBY.

SETTLEMENT FOR SHARES; DELIVERY OF CERTIFICATES

     As promptly as practicable following the Expiration Date, the Subscription Agent will mail, or cause to be mailed, to each Eligible Subscriber that has sought to exercise such rights to purchase shares of Common Stock, a written statement specifying the number of shares of Common Stock validly and effectively subscribed for, together with a stock certificate representing the shares of Common Stock so purchased.

                                  RISK FACTORS

     An investment in the Common Stock involves certain risks that Eligible Subscribers should carefully evaluate prior to exercising their subscription rights. See "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary historical financial data, except for operating data, for GGI is presented below as of the end of each of the years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1997 and is derived from the consolidated financial statements of GGI, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. This data should be read in conjunction with such consolidated financial statements and notes thereto. The summary balance sheet data of Grant at September 30, 1997 is derived from the consolidated financial statements of Grant, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected summary financial data, except for operating data, for the nine-month period ended September 30, 1996 has been derived from the unaudited consolidated financial statements of GGI, which include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operation for this period.

     The summary pro forma statement of operations data for the Company for the year ended December 31, 1996 and for the nine months ended September 30, 1997 give effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition as if they were completed as of January 1, 1996. The pro forma selected balance sheet data at September 30, 1997 gives effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition as if they were completed at September 30, 1997. Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the period December 1, 1995 through November 30, 1996 and December 1, 1996 through August 31, 1997 to combine with GGI's year ended December 31, 1996 and nine months ended September 30, 1997.

                                                                                        NINE MONTHS
                                  YEAR ENDED DECEMBER 31,                           ENDED SEPTEMBER 30,
                     --------------------------------------------------   ----------------------------------------
                                     GGI                    THE COMPANY              GGI               THE COMPANY
                     ------------------------------------    PRO FORMA    -------------------------     PRO FORMA
                        1994         1995         1996        1996(3)        1996           1997         1997(3)
                     ----------   ----------   ----------   -----------   ----------     ----------    -----------
                                                            (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Revenues............ $   73,691   $   91,996   $  105,523   $  138,155    $   80,925     $   92,705    $  135,997
Expenses:
  Operating
    expenses........     53,132       69,046      136,326(1)    169,563       83,243(4)      71,006       107,438
  Selling, general
    and
    administrative
    expenses........      7,810        8,527       17,865(2)     20,638        8,948(5)       6,473         8,872
  Depreciation and
    amortization....     12,079        9,424       11,500       17,522         8,237          8,432        14,785
  Asset
    impairment......      9,911           --        5,802        5,802            --             --            --
                       --------      -------     --------      -------      --------        -------       -------
    Total
      expenses......     82,932       86,997      171,493      213,525       100,428         85,911       131,095
                       --------      -------     --------      -------      --------        -------       -------
    Operating income
      (loss)........     (9,241)       4,999      (65,970)     (75,370)      (19,503)         6,794         4,902
Other income
  (deductions):
  Interest expense,
    net.............     (3,384)      (3,522)      (7,522)      (8,022)       (4,426)        (3,758)       (5,084)
  Reorganization
    costs...........         --           --         (412)          --            --         (3,543)(6)         --
  Other.............      1,380        2,076         (502)        (152)           26          2,266(7)      2,077
                       --------      -------     --------      -------      --------        -------       -------
    Total other
      income
     (deductions)...     (2,004)      (1,446)      (8,436)      (8,174)       (4,400)        (5,035)       (3,007)
                       --------      -------     --------      -------      --------        -------       -------
    Income (loss)
      before income
      taxes.........    (11,245)       3,553      (74,406)     (83,544)      (23,903)         1,759         1,895
Income tax
  expense...........        193          391        1,621        1,025           945          2,184         1,701
                       --------      -------     --------      -------      --------        -------       -------
Net income (loss)... $  (11,438)  $    3,162   $  (76,027)  $  (84,569)   $  (24,848)    $     (425)   $      194
                       ========      =======     ========      =======      ========        =======       =======
Net loss applicable
  to common stock... $  (16,696)  $   (2,096)  $  (82,390)  $  (85,619)   $  (30,185)    $     (425)   $     (676)
                       ========      =======     ========      =======      ========        =======       =======

                                                                                        NINE MONTHS
                                  YEAR ENDED DECEMBER 31,                           ENDED SEPTEMBER 30,
                     --------------------------------------------------   ----------------------------------------
                                     GGI                    THE COMPANY              GGI               THE COMPANY
                     ------------------------------------    PRO FORMA    -------------------------     PRO FORMA
                        1994         1995         1996         1996          1996           1997          1997
                     ----------   ----------   ----------   -----------   ----------     ----------    -----------
                                                 (IN THOUSANDS, EXCEPT OPERATING DATA)
OTHER FINANCIAL
  DATA:
Capital
  expenditures...... $    8,463   $   14,921   $   25,799   $   32,628    $   25,061     $    4,154    $   14,815
OPERATING DATA (AT
  PERIOD END):
Seismic crews in
  operation.........         15           14           14           22            14             13            20
Seismic recording
  channels owned....     12,520       12,320       17,430(8)     25,970 (8)     17,430(8)     17,870(8)     26,762 (8)

                                                                                AT SEPTEMBER 30, 1997
                                                                               ------------------------
                                                                                GRANT       THE COMPANY
                                                                                ACTUAL       PRO FORMA
                                                                               --------     -----------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash......................................................................     $  5,939       $ 5,625
Working capital...........................................................      (24,039)       (9,284)
Total assets..............................................................       82,849       148,766
Long-term debt, including current portion.................................       10,149        67,280
Stockholders' equity......................................................       19,571        49,668

---------------

(1) Operating expenses for the year ended December 31, 1996 include costs of operations in excess of planned costs in Peru ($23.0 million) and Nigeria ($2.5 million). Operations in both locations have been discontinued. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data acquisition system ($12.1 million) and a writedown of certain deferred costs, prepaid expenses and other assets ($5.6 million).

(2) Selling, general and administrative expenses for the year ended December 31, 1996 include a reserve for doubtful accounts of $5.5 million, severance costs of $423,000, the write-off of deferred costs of a proprietary data acquisition system of $823,000 and legal fees of $367,000.

(3) Pro forma after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition, as if they were completed as of January 1, 1996 for the statement of operations data and September 30, 1997 for the balance sheet data.

(4) Operating expenses for the nine months ended September 30, 1996 include costs of operations in excess of planned costs in Peru ($10.7 million) and Nigeria ($285,000). Operations in both locations have been discontinued. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data acquisition system ($4.2 million).

(5) Selling, general and administrative expenses for the nine months ended September 30, 1996 include a reserve for doubtful accounts of $1.3 million.

(6) Reorganization costs for the nine months ended September 30, 1997 are costs associated with GGI's Reorganization.

(7) Other income (deductions) for the nine months ended September 30, 1997 relate to the settlement of a long-standing dispute between GGI's Brazilian subsidiary and a former customer.

(8) In addition, GGI on an actual and the Company on a pro forma basis was leasing 1,600 seismic recording channels at December 31, 1996 and September 30, 1996 and was leasing 1,500 seismic recording channels at September 30, 1997.

                                    RISK FACTORS

     Eligible Subscribers should consider carefully the following factors, as well as the other information provided elsewhere in this Subscription Offering Prospectus before deciding whether to subscribe for shares of Common Stock. See "Disclosure Regarding Forward-Looking Statements."

RECENT INSOLVENCY AND REORGANIZATION OF GGI; RECENT OPERATING LOSSES OF SOLID STATE

     GGI sought protection under chapter 11 of the Bankruptcy Code in December 1996. In the bankruptcy, previous investors in, and unsecured lenders to, GGI incurred substantial losses. From 1992 to 1994 and in 1996, GGI had significant operating losses, including a net loss of approximately $76 million in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of GGI and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

     In connection with GGI's reorganization, Grant was formed in September 1997 to acquire certain assets and assume certain liabilities of GGI. Former senior management of GGI has been replaced since the commencement of its reorganization in December 1996, and the Company's current senior management has concentrated on formulating and refining the Company's business strategy. Since the consummation of the Plan, the Company has no meaningful financial performance history.

     Solid State reported revenues of Cdn $47.7 million and Cdn $68.7 million for its fiscal years ended August 31, 1996 and 1997, respectively, and a net loss of Cdn $12.1 million and Cdn $5.5 million for fiscal years 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Solid State Acquisition." Management of Solid State has disclosed in a note to its fiscal 1997 financial statements that material uncertainties exist that may affect Solid State's ability to continue as a going concern. The auditors of Solid State, Price Waterhouse, Chartered Accountants, have noted this significant doubt on the Company's ability to continue as a going concern in comments appended to their auditors' report dated October 31, 1997. There can be no assurance that the financial performance of Solid State will improve in future periods. If Solid State's financial performance does not so improve, the Company's results of operations and financial condition could be adversely affected.

SUBSTANTIAL LEVERAGE

     As a result of the indebtedness incurred under the Credit Facility (as defined herein),the Subordinated Note and in connection with the Acquisition, as well as the assumption of the existing debt of Grant and Solid State, the Company is highly leveraged. As of September 30, 1997, on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition, the Company's consolidated long-term indebtedness, including the current portion of long-term debt, was approximately $67.3 million, approximately 39.9% of which was at variable rates of interest, and has increased to approximately $72.8 million as of December 1997. See "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Payments of interest on and principal of such pro forma consolidated long-term indebtedness will materially decrease funds available to the Company to finance capital expenditures and operations. Subject to compliance with various financial and operating covenants and restrictions contained in the Company's existing debt instruments, the Company and its subsidiaries may incur additional indebtedness from time to time.

     The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including, without limitation: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leverage position will substantially increase its vulnerability to economic downturns and may limit its ability to withstand competitive pressures, (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be impaired and (iv) a portion of the Company's borrowings is at variable rates of interest which subject the Company to fluctuations in interest rates.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms and conditions of the Company's outstanding debt instruments impose, and the terms and conditions of future debt instruments of the Company may impose, restrictions on the Company that affect, among other things, its ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments.

     In 1996 and 1997, Solid State failed to comply with certain financial covenants under certain agreements relating to its outstanding indebtedness. In addition, certain other debt agreements of the Company contain cross-default provisions under which a failure to comply with any covenant in one agreement could become a default under such other debt agreements. Solid State has obtained waivers of certain covenants and events of default under certain of its outstanding debt instruments. Solid State has not, however, obtained waivers under all such debt instruments under which it may be in default. The Company believes that it will be able to obtain such waivers and to comply with such covenants in 1998 and the foreseeable future. There can be no assurance, however, that these debt holders will not accelerate such indebtedness and demand immediate payment of the outstanding amount of such indebtedness. Such acceleration and demand by debt holders would have a significant adverse effect upon the Company's financial condition.

     The ability of the Company to comply with the terms of its debt instruments can be affected by events beyond its control, including events and changes in the competitive environment, which could impair the Company's operating performance. There can be no assurance that the Company will be able to comply with the provisions of its debt instruments, including the Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods could result in an event of default pursuant to which holders of such indebtedness could declare all amounts outstanding under such debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under the other debt instruments of the Company, if any, then outstanding. There can be no assurance that the assets or cash flows of the Company would be sufficient to repay in full borrowings under its outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or that the Company would be able to refinance or restructure the payments of such indebtedness. The Company's ability to meet its debt obligations will depend upon its ability to execute its business strategy, which includes successfully integrating the business of Solid State into its existing operations and other factors, many of which are not within the Company's control.

DEPENDENCE UPON ENERGY INDUSTRY SPENDING

     Demand for the Company's services depends upon the level of expenditures by oil and gas companies for exploration, production and development activities. These activities depend in part on current and expected oil and gas prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases and concessions for oil and gas exploration in the United States, Canada and other countries, the discovery rate of new oil and gas reservoirs, domestic and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies.

     Since reaching a high in 1981, the number of companies providing seismic data acquisition services has declined dramatically. Beginning in 1982, a sharp decline in oil and gas prices led to a worldwide reduction in oil and gas exploration activities. This decline resulted in a significant reduction in the overall demand for seismic data acquisition services. Notwithstanding recent increases in oil and gas exploration activity, no assurance can be given that current levels of exploration activity will be maintained or that demand for the Company's services will reflect the level of such activity. Decreases in exploration activity would have a significant adverse effect upon the demand for the Company's services and the Company's results of operations.

CAPITAL INTENSIVE BUSINESS; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Seismic data acquisition is a capital intensive business. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and the Company expects this trend to continue. There can be no assurance that manufacturers of seismic data acquisition equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company's current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. The Company has committed approximately $11 million to capital expenditures in the fourth quarter of 1997 and intends to commit approximately $20 million to capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment. The Company intends to continually maintain and periodically upgrade its seismic data acquisition equipment as often as necessary to maintain its competitive position. Such upgrades may require large expenditures of capital in addition to the Company's other capital expenditures. For 1998, the Company has also budgeted approximately $16 million, before customer commitments, for multi-client data acquisition activities. There can be no assurance that the Company will have the necessary capital or that financing will be available on favorable terms for any such future expenditures. The inability of the Company to access the capital necessary to maintain and upgrade its seismic data acquisition equipment and perform such multi-client data acquisition activities may have a material adverse effect upon the Company's competitive position and the demand for its services.

OPERATING RISKS; INSURANCE; HIGH FIXED COSTS

     The Company's seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of loss to property and injury to personnel from fires, adverse weather and accidental explosions. Although the Company carries insurance against these risks in amounts that it considers adequate, the Company may not be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

     Because of the high fixed costs involved in the major components of the Company's business, downtime due to reduced demand, weather interruptions, equipment failures, hazardous conditions or other causes can result in significant operating losses. In recent years, GGI's contracts for seismic data acquisition projects were predominately on a turnkey or on a combination turnkey/term basis. Under the turnkey method, payments for data acquisition projects are based upon the amount of data collected. Consequently, the Company bears substantially all of the risk of business interruption caused by inclement weather and other hazards. Under the term method, the customer pays a periodic fee during the term of the project, thereby shifting certain risks of business interruption to the customer. The Company also contracts for its services on a cost-plus basis, which provides that the costs of a project plus a percentage fee are borne by the customer. The Company plans to attempt to increase the percentage of its term and cost-plus basis contracts in order to reduce the financial risks associated with these operations; however, there can be no assurance that such contracts will be widely acceptable to the Company's customers or that competitors will not offer their services on a turnkey basis.

COMPETITION FOR SEISMIC BUSINESS

     The land and transition zone seismic data acquisition business is highly competitive. Competitive factors include price, crew experience, equipment and crew availability, technological expertise, performance and reputation for dependability. Certain of the Company's major competitors operate more seismic data acquisition crews than the Company, provide integrated seismic data acquisition, processing and interpretation services, have substantially greater financial resources than the Company, are subsidiaries or divisions of major industrial enterprises having far greater resources than the Company or have more extensive relationships with major domestic and international oil and gas companies. Such resources and relationships may enable these competitors to maintain technological and certain other advantages that may provide them with an advantage over the Company in bidding for contracts.

RELIANCE ON SIGNIFICANT CUSTOMERS AND PROJECTS

     As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996 and the first nine months of 1997, GGI's five largest customers accounted for approximately 42.3% and 53.0%, respectively, of GGI's net sales. In the first nine months of 1997, the five largest customers of the Company, on a pro forma basis after giving effect to the Acquisition, accounted for approximately 55.3% of the Company's net sales. Although GGI and Solid State have had long-term relationships with numerous customers, continuation of these relationships is dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. The loss or inability of the Company to obtain such significant projects in the future could have a material impact on the operating results of the Company.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     Approximately 60.1% and 55.5% of GGI's revenues in 1996 and in the first nine months of 1997, respectively, were derived from operations outside the United States and Canada. On a pro forma basis after giving effect to the Acquisition, the Company's revenues derived from operations outside the United States and Canada for the year ended December 31, 1996 and the nine months ended September 30, 1997, were approximately 49.8% and 52.7%, respectively. As a result, the Company is subject to certain risks inherent in doing business internationally. In addition to unpredictable operating risks, such risks include the possibility of unfavorable changes in tax or other laws, partial or total expropriation, the disruption of operations from labor and political disturbances, insurrection or war, the effect of partial local ownership requirements in certain countries, currency exchange rate fluctuations and restrictions on currency repatriation.

     To minimize currency risks, the Company generally denominates its contracts in U.S. dollars, Canadian dollars or other currencies that it believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in currencies other than U.S. dollars or Canadian dollars. While the Company employs certain policies intended to reduce the risk associated with exchange rate fluctuations, there can be no assurance that such policies will be effective or that fluctuations in the value of non-U.S. or Canadian currencies will not materially affect the Company's revenues in the future. The Company presently does not use derivatives or forward foreign currency exchange rate hedging contracts, but may elect to do so in the future.

     The Company also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice. In addition, the Company's international operations may be in part dependent upon foreign governmental funding of projects. Significant changes in the level of foreign governmental funding of these projects could have an unfavorable impact on the operating results of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the continued services of certain key executive officers and operating personnel. The Company has entered into employment agreements with certain of its key executive officers. See "Management -- Employment Agreements." The Company also depends on the services of professionals such as engineers, geologists and geophysicists. The loss of the services of certain key executive officers and operating personnel or the loss or shortage of a significant number of professionals could have a material adverse effect on the Company. The Company does not maintain key employee insurance on any of its personnel.

NO PUBLIC MARKET

     The Common Stock will constitute a new issue of securities with no established trading market. In connection with the Subscription Offering, the Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the National Association of Securities Dealers Automated Quotation System, and there can be no assurance that the Company will apply for such listing or admission in the future. Neither the Subscription Agent nor any other person is obligated, or has committed, to make a market in the Common Stock. Prior to the Subscription Offering, there has been no public market for the Common Stock, and there can be no assurance as to the development or continuation of any active trading market for the Common Stock, or the ability of Eligible Subscribers to sell their Common Stock. The Subscription

Purchase Price in the Subscription Offering was determined in connection with the confirmation of the Plan by the Bankruptcy Court and may not be indicative of the price at which the Common Stock will trade after completion of the Subscription Offering.

INVESTMENT IN MULTI-CLIENT DATA LIBRARY

     The Company has a significant investment in multi-client data that is marketed broadly on a non-exclusive basis to oil and gas companies. Solid State has in the past experienced significant losses in connection with the acquisition of multi-client data, as a result of substantially underestimating the cost of acquiring such multi-client data. The Company intends to expand its multi-client data acquisition and marketing efforts in the future. Although the Company will attempt to obtain commitments for a majority of the costs of these surveys, future data licensing to multiple customers may not enable the Company to fully recoup its costs. Furthermore, even if the Company obtains commitments, the Company may not be able to fully recoup its acquisition costs if it substantially underestimates the cost of these efforts. Factors affecting the Company's ability to recoup its costs include adverse environmental or regulatory requirements, the inability or delay in obtaining permits, and other technological, industry or general economic developments, as well as the ultimate oil and gas prospectivity of the area surveyed, any of which could render all or portions of the Company's library of multi-client data obsolete or otherwise impair its value. In addition, revenues generated by licensing of multi-client data are typically less predictable from period to period than are revenues from surveys performed on an exclusive contract basis for customers. For 1998, the Company has budgeted approximately $16 million, before customer commitments, for multi-client acquisition projects.

ENVIRONMENTAL AND OTHER REGULATIONS

     The Company's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of human health and the environment. Violation of these laws and regulations may result in civil and even criminal penalties. The Company currently is required to invest financial and managerial resources to comply with such laws, regulations and related permit requirements in its operations and anticipates that it will continue to do so in the future. The Company's seismic data acquisition contracts typically require customers to obtain all necessary permits. Conversely, the acquisition of multi-client data may require the Company to obtain required permits. Failure to obtain required permits in a timely manner may result in crew downtime and operating losses. Although neither GGI's nor Grant's cost of complying with governmental laws and regulations has been significant to date, there can be no assurance that environmental laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing oil and gas exploration or imposing more stringent restrictions on seismic data acquisition operations could adversely affect the Company.

ACQUISITION OF SOLID STATE AND FUTURE ACQUISITIONS

     The Acquisition is the first acquisition made by Grant. Although the Company's management believes Solid State's business and customer base should complement Grant's operations, there can be no assurance that the Company will successfully integrate the business of Solid State into its existing operations and effectively manage the increased size of the Company or that such activities will not require a disproportionate amount of management's attention. The Company's failure to successfully integrate Solid State's business into its existing operations, or the occurrence of unexpected costs or liabilities in connection with Solid State's operations, could have a material adverse effect on the Company's results of operations and financial condition. See
"-- Restrictions Imposed by the Terms of the Company's Indebtedness."

     The Company is actively seeking other strategic acquisitions that will provide additional and complementary products, equipment and services. Nevertheless, there can be no assurance that attractive acquisitions will be available to the Company at reasonable prices or that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new line of business. Any inability on the part of the Company to integrate and manage acquired businesses could have a material adverse effect on the Company's results of operations and financial condition. The Company may be required to raise substantial additional funds to finance future acquisitions. There can be no assurance that the Company will be able to obtain any such financing or that, if available, such financing will be on terms acceptable to the Company. See "-- Substantial Leverage." Depending upon the circumstances of a particular acquisition, the Company may fund an acquisition through the issuance of Common Stock or other equity securities, or, to the extent permitted by the Credit Facility and any future debt instruments with additional borrowed funds. Acquisitions may result in potentially dilutive issuances of equity securities, increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income, any of which could have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL LIABILITY UNDER THE PLAN

     Although GGI's bankruptcy proceedings resulted in the consummation of the Plan on September 30, 1997, the Bankruptcy Court has retained jurisdiction over disputes arising under the Plan. On December 11, 1997, certain Eligible Subscribers commenced a lawsuit in the Bankruptcy Court against GGI, Grant, Elliott, Westgate and SSGI (as defined herein) alleging various claims related to the Plan and the Acquisition. If not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have a material and adverse effect on the Company's business, reputation, operating results and financial condition. See "Business -- Legal Proceedings."

CONCENTRATION OF OWNERSHIP

     The Selling Stockholders currently hold all of the issued and outstanding shares of Common Stock. After the consummation of the Subscription Offering, the Selling Stockholders will hold approximately 76% of the issued and outstanding shares of Common Stock, assuming all Eligible Subscribers exercise their subscription rights in full. Westgate also holds all of the issued and outstanding shares of Preferred Stock (as defined herein) of the Company. The terms of the Preferred Stock permit Westgate to designate two directors to the Board of Directors of the Company and to vote on certain extraordinary matters presented for a stockholder vote. As a result of such voting power, the Selling Stockholders have the ability to elect all of the directors of the Company who will control the management and affairs of the Company, as well as the ability to control the outcome of other matters that may be submitted to a stockholder vote from time to time. The voting power held by the Selling Stockholders may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company. See "The Company," "Selling Stockholders" and "Certain Relationships and Related Transactions."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

     As a result of the consummation of the Plan and the Acquisition and in each case, the transactions contemplated thereby, the financial condition and results of operations of the Company will not be comparable to the financial condition or results of operations reflected in the historical financial statements of GGI and Solid State contained in this Subscription Offering Prospectus. See "Unaudited Pro Forma Financial Information," "Selected Consolidated Historical Financial Data" and the consolidated financial statements of GGI, Grant and Solid State and notes thereto, included elsewhere in this Subscription Offering Prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the marketplace, whether by purchasers in the Subscription Offering or other stockholders of the Company, purchasers in any future public offering or other stockholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

     Following the Subscription Offering, the Selling Stockholders will beneficially own approximately 76% of the issued and outstanding Common Stock, assuming that all Eligible Subscribers exercise their subscription rights in full. A decision by the Selling Stockholders to sell shares could adversely affect the market price of the

Common Stock. The Company and the Selling Stockholders have entered into a Registration Rights Agreement (as defined herein), which requires the Company to effect a registration statement, covering some or all of the Selling Stockholders' shares, subject to certain terms and conditions. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

     Upon completion of the Subscription Offering, the shares of Common Stock purchased by Eligible Subscribers will be freely tradeable without restriction or further registration under the Securities Act.

NO DIVIDENDS

     The Company currently does not intend to pay any cash dividends on the Common Stock. The Company currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. The Credit Facility contains restrictions on the Company's ability to pay dividends or make other distributions. The Credit Facility provides that the Company may not declare any dividends or make any other payments or distributions except in certain limited circumstances. See "Dividend Policy" and "-- Restrictions Imposed by the Terms of the Company's Indebtedness."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Subscription Offering Prospectus includes statements that contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). Words such as "anticipate," "expect," "estimate," "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be made by management in written material such as press releases, portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Factors" contained in this Subscription Offering Prospectus.

     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those identified below and under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Prospective purchasers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

     Among the factors that will have a direct bearing on the Company's results of operations and the oil and gas services industry in which it operates are the effects of rapidly changing technology; the presence of competitors with greater financial resources; risks associated with the Acquisition, including failure to successfully manage the Company's growth and integrate the business operations of Solid State; operating risks inherent in the oil and gas services industry; regulatory uncertainties; potential liability under the Plan; worldwide political stability and economic conditions and other risks associated with international operations, including foreign currency exchange risk; and the Company's successful execution of internal operating plans. See "Risk Factors."

                                  THE COMPANY

BACKGROUND

     The Company was incorporated in Delaware in September 1997, and is the successor to several seismic data acquisition companies. Solid State was incorporated in Alberta, Canada in 1985. The Company's predecessor companies have been active in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. Additionally, the Company has significant operating experience in the Middle East and West Africa.

THE REORGANIZATION

     In 1996, GGI experienced a deteriorating financial condition and liquidity crisis precipitated by several factors, including an overly rapid and under-financed expansion in United States and Latin America, significant costs related to the unsuccessful development of a proprietary seismic data recording system and poor operational results in the United States and certain international markets. On December 6, 1996 (the "Petition Date"), GGI filed a voluntary petition for relief with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

     In connection with its reorganization, GGI replaced its senior management team, disposed of unprofitable operations, continued to operate as a debtor-in-possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and was consummated on the Effective Date. The Plan provided that Elliott or an affiliate of Elliott would (i) purchase substantially all of the assets of GGI for $47.5 million in cash (the "Cash Purchase Price"), (ii) assume certain debts and long-term lease commitments of GGI not exceeding $15.1 million and (iii) assume certain other liabilities of GGI.

     In connection with the consummation of the Plan, the Selling Stockholders satisfied certain claims against GGI in the amount of approximately $12.7 million. In addition, Westgate purchased certain claims against GGI that were assumed by Grant, in the principal amount of approximately $6.9 million. The Selling Stockholders also purchased certain claims against GGI, in the principal amount of approximately $5.6 million.

     In exchange for the satisfaction or cancellation of certain claims against GGI, Grant issued 19,571.162 shares of cumulative pay-in-kind preferred stock, $0.001 par value per share (the "Preferred Stock"). The Preferred Stock provides for dividends payable annually in additional shares of Preferred Stock at a rate of 10.5% per annum, the right to designate two members of the board of directors of Grant and the right to vote on certain extraordinary matters presented for a stockholder vote. See "Description of Capital Stock -- Preferred Stock." On December 18, 1997 Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for a subordinated note (the "Subordinated Note") in the aggregate principal amount of approximately $9.8 million. The Subordinated Note bears interest at the rate of 10.5% per annum and matures on March 31, 1999. See "Certain Relationships and Related
Transactions -- Selling Stockholders." On December   , 1997, the Selling
Stockholders purchased 9.5 million shares of Common Stock for an amount equal to the remainder of the Cash Purchase Price, which included the cancellation of such claims against GGI. In addition, upon consummation of the Subscription Offering, Elliott is entitled to receive 237,500 shares of Common Stock pursuant to the Plan. See "Certain Relationships and Related Transactions -- Selling Stockholders."

THE ACQUISITION

     As of November 20, 1997, Elliott held 5,963,565 shares, or 40.9%, and Westgate held 3,341,544 shares, or 22.9% of the outstanding shares of common stock of Solid State ("Solid State Stock"). In connection with the Acquisition, the Selling Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. SSGI Acquisition Corporation ("SSGI"), a corporation organized under the laws of Alberta, Canada and a wholly owned subsidiary of Grant, commenced a cash tender offer for all of the outstanding shares of Solid State Stock not held by SSGI or its affiliates (the "Tender Offer"). Grant subsequently contributed the shares of Solid State Stock to SSGI.

     To consummate the Tender Offer and the Acquisition, on December 19, 1997, Elliott advanced approximately $15.8 million to Grant (the "Acquisition Financing") under a term note pursuant to the Credit Facility.

Upon the expiration of the Tender Offer on December 19, 1997, SSGI held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because SSGI acquired over 90% of the outstanding shares of Solid State Stock not already held by SSGI or its affiliates pursuant to the Tender Offer, SSGI qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997 after exercising these statutory rights, Solid State became an indirect wholly owned subsidiary of the Company.

     The Company's principal executive offices are located in Houston, Texas. The Company's address is 16850 Park Row, Houston, Texas 77084, and its telephone number is (281) 398-9503.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock sold by the Selling Stockholders in the Subscription Offering.

                                DIVIDEND POLICY

     The Company currently intends to retain all future earnings for use in the operations of its business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment in the future of any cash dividend will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the earnings, capital requirements and financial position of the Company, existing and/or future loan covenants and general economic conditions. The Credit Facility provides that the Company may not declare any dividends or make any other payments or distributions except in certain limited circumstances. See "Risk Factors -- No Dividends."

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1997, the cash and cash equivalents, debt and equity capitalization of Grant and its subsidiaries on an actual consolidated basis and of the Company on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition as if they were completed on September 30, 1997. This information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of GGI, Grant and Solid State, including the notes thereto, included elsewhere in this Subscription Offering Prospectus.

                                                                         AT SEPTEMBER 30, 1997
                                                                        -----------------------
                                                                         GRANT      THE COMPANY
                                                                        ACTUAL       PRO FORMA
                                                                        -------     -----------
                                                                            (IN THOUSANDS)
Cash and cash equivalents............................................   $ 5,939      $   5,625
                                                                        =======        =======
Current portion of long-term debt and notes payable..................     3,940         23,797
Long-term debt, excluding current indebtedness:
  Subordinated Note..................................................        --          9,571
     Other...........................................................     6,209         33,912
                                                                        -------        -------
     Total long-term debt............................................   $ 6,209      $  43,483
                                                                        -------        -------
Stockholders' equity:
  Preferred Stock....................................................    19,571         10,000
  Common Stock.......................................................        --             15
  Paid-in capital....................................................        --         47,439
  Accumulated deficit................................................        --         (7,786)
                                                                        -------        -------
     Total stockholders' equity......................................    19,571         49,668
                                                                        -------        -------
     Total capitalization............................................   $29,720      $ 116,948
                                                                        =======        =======

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Financial Information") is based on the historical financial statements of GGI, Grant and Solid State and has been prepared to illustrate the effects of the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition.

     The unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition as if they were completed as of September 30, 1997. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997 give effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition as if they were completed as of January 1, 1996.

     Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the period December 1, 1995 through November 30, 1996 and December 1, 1996 through August 31, 1997 to combine with GGI's year ended December 31, 1996 and nine months ended September 30, 1997. For pro forma purposes, the statement of operations data for Solid State has been translated from Canadian dollars into U.S. dollars using the average exchange rates prevailing during the respective periods, and statement of financial position has been translated using exchange rates as of September 30, 1997.

     The Unaudited Pro Forma Financial Information does not purport to represent the actual results of operations of the Company had the transactions and events assumed therein in fact occurred on the date specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of GGI, Grant and Solid State and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                                              PRO FORMA
                                                                                        AT SEPTEMBER 30, 1997
                                                                                    -----------------------------
                                                                                          PLAN,
                                                    GRANT           SOLID STATE     SUBORDINATED NOTE
                                               AT SEPTEMBER 30,    AT AUGUST 31,     AND ACQUISITION       THE
                                                     1997              1997            ADJUSTMENTS       COMPANY
                                               ----------------    -------------    -----------------    --------
                                                                         (IN THOUSANDS)
ASSETS:

Current assets:
  Cash and cash equivalents..................      $  5,618           $   547           $     392(a)     $  5,304
                                                                                             (485)(b)
                                                                                           15,800(f)
                                                                                          (15,738)(g)
                                                                                             (830)(h)
  Restricted cash............................           321                --                  --             321
  Accounts receivable........................        16,771            12,128                  --          28,899
  Inventories................................           530                49                  --             579
  Prepaid expenses...........................         1,924               722                  --           2,646
  Work-in-progress costs.....................         1,339               716                  --           2,055
                                                    -------           -------             -------        --------
    Total current assets.....................        26,503            14,162                (861)         39,804
  Property, plant and equipment..............        32,528            25,460                  --          57,988
  Multi-client data..........................            --            11,345                  --          11,345
  Goodwill...................................        21,012                --              13,398(g)       35,999
                                                                                            1,589(e)
  Other assets...............................         2,806               824                  --           3,630
                                                    -------           -------             -------        --------
    Total assets.............................      $ 82,849           $51,791           $  14,126        $148,766
                                                    =======           =======             =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable, current portion of long-term
    debt and capital lease obligations.......      $  3,940           $31,907           $ (12,050)(i)    $ 23,797
  Accounts payable...........................         5,820            10,689                  --          16,509
  Accrued expenses...........................         4,131             2,783                  --           6,914
  Due to GGI in the form of cash.............        34,783                --             (33,953)(h)          --
                                                                                             (830)(h)
  Income taxes payable.......................         1,868                --                  --           1,868
                                                    -------           -------             -------        --------
    Total current liabilities................        50,542            45,379             (46,833)         49,088
Long-term debt and capital lease obligations,
  excluding current portion..................         6,209                --                (147)(a)      33,912
                                                                                           15,800(f)
                                                                                           12,050(i)
Other liabilities and deferred credits.......         6,527                --                  --           6,527
Subordinated Note............................            --                --               9,571(i)        9,571
                                                    -------           -------             -------        --------
    Total liabilities........................      $ 63,278           $45,379           $  (9,559)       $ 99,098
Minority interest............................            --                --               2,340(c)           --
                                                                                           (2,340)(g)
Stockholders' equity:
  Preferred Stock............................        19,571                --              (9,571)(i)      10,000
  Common Stock...............................            --            18,127                 392(a)           15
                                                                                              147(a)
                                                                                           (6,754)(c)
                                                                                               10(h)
                                                                                                5(d)
                                                                                          (11,912)(d)
  Additional paid-in capital.................            --                --              33,943(h)       47,439
                                                                                           11,907(d)
                                                                                            1,589(e)
  Accumulated deficit........................            --           (11,715)              4,414(c)       (7,786)
                                                                                             (485)(b)
                                                    -------           -------             -------        --------
    Total stockholders' equity...............        19,571             6,412              23,685          49,668
                                                    -------           -------             -------        --------
    Total liabilities and stockholders'
      equity.................................      $ 82,849           $51,791           $  14,126        $148,766
                                                    =======           =======             =======        ========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                   TWELVE MONTHS ENDED
                                         ------------------------------------------------------------------------
                                                                                            PRO FORMA
                                                                                        DECEMBER 31, 1996
                                                     HISTORICAL                 ---------------------------------
                                         -----------------------------------          PLAN,
                                               GGI             SOLID STATE      SUBORDINATED NOTE
                                           DECEMBER 31,       NOVEMBER 30,       AND ACQUISITION         THE
                                               1996               1996             ADJUSTMENTS         COMPANY
                                         ----------------    ---------------    -----------------    ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...............................    $    105,523        $    32,632         $        --       $    138,155
Expenses:
  Operating expenses...................         136,326             33,237                  --            169,563
  Selling, general and administrative
    expenses...........................          17,865              2,288                 485(b)          20,638
  Depreciation and amortization........          11,500              4,572               1,450(j)          17,522
  Asset impairment.....................           5,802                 --                  --              5,802
                                                -------            -------             -------            -------
    Total costs and expenses...........         171,493             40,097               1,935            213,525
                                                -------            -------             -------            -------
    Operating income (loss)............         (65,970)            (7,465)             (1,935)           (75,370)
Other expenses:
  Interest expense, net................          (7,522)            (3,015)              2,515(k)          (8,022)
  Reorganization costs.................            (412)                --                 412(l)              --
  Other................................            (502)               350                  --               (152)
                                                -------            -------             -------            -------
    Total other expenses...............          (8,436)            (2,665)              2,927             (8,174)
                                                -------            -------             -------            -------
    Income (loss) before income
      taxes............................         (74,406)           (10,130)                992            (83,544)
Income tax expense.....................           1,621               (596)                 --(m)           1,025
                                                -------            -------             -------            -------
Net income (loss)......................    $    (76,027)       $    (9,534)        $       992       $    (84,569)
                                                =======            =======             =======            =======
Net income (loss) applicable to common
  stock................................    $    (82,390)       $    (9,534)        $       (58)      $    (85,619)
                                                =======            =======             =======            =======
Income (loss) per common share:
  Net income (loss)....................    $      (5.17)       $     (1.77)        $        --       $      (5.88)
  Dividend requirement on Preferred
    Stock..............................           (0.43)                --                  --              (0.07)
                                                -------            -------             -------            -------
Net loss per common share..............    $      (5.60)       $     (1.77)        $        --       $      (5.95)
                                                =======            =======             =======            =======
Weighted average common shares
  outstanding
  Primary..............................      14,699,824          5,379,790                  --         14,390,055
  Fully diluted........................      14,699,824          6,939,460                  --         14,390,055
OTHER FINANCIAL DATA:
Capital expenditures...................    $     25,799        $     6,829                  --       $     32,628
OPERATING DATA (AT PERIOD END):
Seismic crews in operation.............              14                  8                  --                 22
Seismic recording channels owned.......          17,430(n)           8,540                  --             25,970(n)

             See notes to unaudited pro forma financial statements.

                                                                     NINE MONTHS ENDED
                                           ---------------------------------------------------------------------
                                                                                           PRO FORMA
                                                                                      SEPTEMBER 30, 1997
                                                      HISTORICAL               ---------------------------------
                                           --------------------------------          PLAN,
                                                 GGI           SOLID STATE     SUBORDINATED NOTE
                                            SEPTEMBER 30,       AUGUST 31,      AND ACQUISITION         THE
                                                 1997              1997           ADJUSTMENTS         COMPANY
                                           ----------------    ------------    -----------------    ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................    $     92,705      $     43,292         $    --         $    135,997
Expenses:
  Operating expenses.....................          71,006            36,432              --              107,438
  Selling, general and administrative
    expenses.............................           6,473             2,399              --                8,872
  Depreciation and amortization..........           8,432             5,266           1,087(j)            14,785
                                             ------------      ------------         -------         ------------
    Total costs and expenses.............          85,911            44,097           1,087              131,095
                                             ------------      ------------         -------         ------------
    Operating income (loss)..............           6,794              (805)         (1,087)               4,902
Other expense:
  Interest expense, net..................          (3,758)           (2,484)          1,158(k)            (5,084)
  Reorganization costs...................          (3,543)               --           3,543(l)                --
  Other..................................           2,266              (189)             --                2,077
                                             ------------      ------------         -------         ------------
    Total other expenses.................          (5,035)           (2,673)          4,701               (3,007)
                                             ------------      ------------         -------         ------------
    Income (loss) before income taxes....           1,759            (3,478)          3,614                1,895
Income tax expense.......................           2,184              (483)             --(m)             1,701
                                             ------------      ------------         -------         ------------
Net income (loss)........................            (425)           (2,995)          3,614                  194
                                             ------------      ------------         -------         ------------
Net income (loss) applicable to common
  stock..................................    $       (425)     $     (2,995)        $ 2,744         $       (676)
                                             ============      ============         =======         ============
Income (loss) per common share:
  Net income (loss)......................    $      (0.02)     $      (0.25)        $    --         $       0.01
  Dividend requirement on Preferred
    Stock................................              --                --              --                (0.06)
                                             ------------      ------------         -------         ------------
Net loss per common share................    $      (0.02)     $      (0.25)        $    --         $      (0.05)
                                             ============      ============         =======         ============
Weighted average common shares
  outstanding
  Primary................................      21,826,940        12,193,784              --           14,390,055
  Fully diluted..........................      21,826,940        13,433,430              --           14,390,055
OTHER FINANCIAL DATA:
Capital expenditures.....................    $      4,154      $     10,661              --         $     14,815
OPERATING DATA (AT PERIOD END):
Seismic crews in operation...............              13                 7              --                   20
Seismic recording channels owned.........          17,870(n)          8,892              --               26,762(n)

             See notes to unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

ADJUSTMENTS FOR THE CONSUMMATION OF THE PLAN, THE ISSUANCE OF THE SUBORDINATED NOTE AND THE ACQUISITION

     Pro forma adjustments have been made to record certain transactions related to the Plan, the issuance of the Subordinated Note in exchange for 9,571.162 shares of Preferred Stock, the transfer of shares of Solid State stock to Grant by the Selling Stockholders, which has been accounted for as an exchange of ownership interest between entities under common control (as-if-pooling) and the acquisition of the unaffiliated minority interest of Solid State which has been accounted for as a purchase. The excess of the purchase price over the historical book value of the net assets acquired has been allocated on a preliminary basis.

      (a) Adjustment to record the exercise of 320,000 stock options ($392,000) by Solid State employees and the exercise of 125,000 Warrants ($147,320) by the Selling Stockholders prior to the Acquisition.

      (b) Adjustment to record the payment of certain employment contract termination payments in the amount of $485,915.

      (c) Adjustment to record the minority interest of Solid State before the Acquisition, which includes the equity of Solid State at September 30, 1997 added to (a) above reduced by (b) above and multiplied by the minority ownership percentage (.361813).

      (d) Adjustment to record the contribution by the Selling Stockholders of their ownership (9,305,109 shares) in Solid State in exchange for 4,652,555 shares of Common Stock, which includes the equity of Solid State at September 30, 1997 added to (a) above reduced by (b) above and multiplied by the Selling Stockholders' ownership percentage (.638187).

      (e) Adjustment to record the Selling Stockholders' basis in Solid State in excess of the carrying value.

      (f) Adjustment to record the funding from the Selling Stockholders for the purchase of the minority interest in Solid State in the form of a $15.800 million term note under the Credit Facility.

      (g) Adjustment to record the purchase of the minority interest in Solid State, including financial, advisory, legal and accounting fees of approximately $1.8 million. Goodwill is calculated as the difference between the purchase price, including the acquisition costs and the carrying value of the minority interests calculated in (c) above.

      (h) Adjustment to record the payment by the Selling Stockholders to Grant of $33.953 million in exchange for 9,499,998 shares of Common Stock and the subsequent payment by Grant to GGI of $34.783 million, the balance of which will be funded from the existing cash ($830,000).

      (i) Adjustment to record the exchange by the Selling Stockholders of 9,571.162 shares of Preferred Stock with a liquidation value of $9.571 million, which matures on March 31, 1999 and to record the reclassification of certain debt instruments from the Selling Stockholders totaling $12.050 million as the Company has agreements from the Selling Stockholders to refinance these instruments on a long-term basis.

      (j) Adjustment to record amortization of goodwill created in the reorganization of Grant and the acquisition of the minority interest in Solid State. The amortization period for the Grant and Solid State goodwill is 30 years ($700,000 per annum) and 20 years ($757,000 per annum), respectively.

      (k) Adjustment to record interest expense for debt held by GGI, which was not assumed by Grant under the Plan ($4.707 million for the twelve month period and $2.976 million for the nine month period), and record interest expense for the 10.5% Subordinated Note and the term note referred to in (f) above.

      (l) Adjustment to remove reorganization costs.

     (m) Income tax expense has not been recorded as a result of the benefits available from a non-capital loss carryforward of Grant.

      (n) In addition, Grant was leasing 1,600 seismic recording channels at December 31, 1996 and September 30, 1996 and was leasing 1,500 seismic recording channels at September 30, 1997.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected financial data, except for Operating Data, for GGI is presented below as of the end of each of the years in the five-year period ended December 31, 1996 and the nine-months ended September 30, 1997 is derived from the consolidated financial statements of GGI, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. This data should be read in conjunction with such consolidated financial statements and notes thereto. The selected balance sheet data of Grant at September 30, 1997 is derived from the consolidated financial statements of Grant, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data, except for operating data, for the nine-month period ended September 30, 1996 have been derived from the unaudited consolidated financial statements of GGI, which include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for this period.

                                                                      GGI
                           ------------------------------------------------------------------------------------------
                                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                           ---------------------------------------------------------------   ------------------------
                              1992         1993         1994         1995         1996          1996          1997
                           ----------   ----------   ----------   ----------   -----------   -----------   ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues.................. $   90,556   $   69,255   $   73,691   $   91,996   $   105,523   $    80,925   $   92,705
Expenses:
  Operating expenses......     66,042       53,678       53,132       69,046       136,326        83,243       71,006
  Selling, general and
    administrative
    expense...............     12,337       13,375        7,810        8,527        17,865         8,948        6,473
  Depreciation and
    amortization..........     14,617       13,078       12,079        9,424        11,500         8,237        8,432
  Asset impairment........     19,363        3,339        9,911           --         5,802            --           --
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
    Total expenses........    112,359       83,470       82,932       86,997       171,493       100,428       85,911
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
    Operating income
      (loss)..............    (21,803)     (14,215)      (9,241)       4,999       (65,970)      (19,503)       6,794
Other income (deductions):
  Interest expense, net...     (2,244)      (3,020)      (3,384)      (3,522)       (7,522)       (4,426)      (3,758)
  Reorganization costs....         --           --           --           --          (412)           --       (3,543)
  Other...................     (4,331)         425        1,380        2,076          (502)           26        2,266
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
    Total other income
      (deductions)........     (6,575)      (2,595)      (2,004)      (1,446)       (8,436)       (4,400)      (5,035)
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
    Income (loss) before
      income taxes........    (28,378)     (16,810)     (11,245)       3,553       (74,406)      (23,903)       1,759
Income tax expense........      1,508          143          193          391         1,621           945        2,184
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
Net income (loss) from
  continuing operations... $  (29,886)  $  (16,953)  $  (11,438)  $    3,162   $   (76,027)  $   (24,848)  $     (425)
                           ==========   ==========   ==========   ==========    ==========    ==========   ==========
Net loss applicable to
  common stock............ $  (44,581)  $  (29,669)  $  (16,696)  $   (2,096)  $   (82,390)  $   (30,185)  $     (425)
                           ==========   ==========   ==========   ==========    ==========    ==========   ==========
INCOME (LOSS) PER COMMON
  SHARE -- ASSUMING NO AND
  FULL DILUTION:
Net income (loss)......... $    (2.51)  $    (1.40)  $    (0.92)  $     0.25   $     (5.17)  $     (1.85)  $    (0.02)
Dividend requirement on
  $2.4375 preferred stock
  of GGI..................      (0.44)       (0.43)       (0.42)       (0.42)        (0.43)        (0.39)          --
                           ----------   ----------   ----------   ----------    ----------    ----------   ----------
Net loss per common
  share................... $    (2.95)  $    (1.83)  $    (1.34)  $    (0.17)  $     (5.60)  $     (2.24)  $    (0.02)
                           ==========   ==========   ==========   ==========    ==========    ==========   ==========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
  Primary................. 11,929,074   12,145,100   12,470,704   12,535,352    14,699,824    13,455,767   21,826,940
  Fully diluted........... 11,929,074   12,145,100   12,484,093   12,571,984    14,699,824    13,455,767   21,826,940

                                                                      GGI
                           ------------------------------------------------------------------------------------------
                                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                           ---------------------------------------------------------------   ------------------------
                              1992         1993         1994         1995         1996          1996          1997
                           ----------   ----------   ----------   ----------   ----------    ----------    ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
OTHER FINANCIAL DATA:
Capital expenditures...... $   24,315   $    5,781   $    8,463   $   14,921   $    25,799   $    25,061   $    4,154
Cash provided by operating
  activities..............     12,647        2,133        3,170        2,759        (9,346)      (15,029)       4,526
Cash provided by (used in)
  investing activities....    (13,923)      (1,128)      (9,698)      (9,272)      (10,181)       (9,873)      (6,731)
Cash provided by (used in)
  financing activities....        574       (3,486)       5,260        6,929        25,667        23,906        1,289
OPERATING DATA (AT PERIOD
  END):
Seismic crews in
  operation...............         14           15           15           14            14            14           13
Seismic recording channels
  owned...................     10,000       12,120       12,520       12,320        17,430(1)      17,430(1)     17,870(1)

                                                                    GGI                                  GRANT
                                       --------------------------------------------------------------   -------
                                                         AT DECEMBER 31,                      AT SEPTEMBER 30,
                                       ---------------------------------------------------   ------------------
                                         1992       1993       1994      1995       1996       1996      1997
                                       --------   --------   --------   -------   --------   --------   -------
BALANCE SHEET DATA:
Cash.................................. $  5,969   $  2,992   $  3,670   $ 1,147   $  6,772   $    437   $ 5,939
Working capital.......................     (243)     4,585      3,022     8,033     22,421    (32,452)  (24,039)
Total assets..........................  118,548     70,745     61,609    86,932     70,123    105,982    82,849
Long-term debt, including current
  portion.............................   33,320     15,859     19,412    27,219        589     56,199    10,149
Stockholders' equity (deficit)........   60,689     37,774     26,399    29,715    (34,213)    15,692    19,571

---------------

(1) In addition, Grant was leasing 1,600 seismic recording channels at December 31, 1996 and September 30, 1996 and was leasing 1,500 seismic recording channels at September 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Subscription Offering Prospectus.

GENERAL

     The Company's business activities involve land and transition zone seismic data acquisition in selected markets worldwide, including the United States, Canada, Latin America and the Far East. The Company generally acquires seismic data on an exclusive contract basis for oil and gas companies on (i) a turnkey basis, which provides a fixed fee for each project, (ii) a term basis, which provides for a periodic fee during the term of the project or (iii) a cost-plus basis, which provides that the costs of a project plus a percentage fee are borne by the customer. In addition, the Company acquires and owns certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies.

     Beginning in 1994, GGI concentrated on expanding its contract land and transition zone seismic data acquisition services internationally. This expansion coincided with an increase in demand for seismic data acquisition services, particularly within the United States and Latin America. During the two years ending December 31, 1996, GGI's revenues from United States operations increased 51% from $27.8 million in 1994 to $42.1 million in 1996. Over this same period, GGI expanded its international operations, particularly in Latin America, realizing an increase in Latin American revenues from $15.6 million in 1994 to $57.1 million in 1996. This rapid expansion and the resulting need for working capital put a tremendous strain on GGI's capital resources. In addition, GGI began development of a proprietary data recording system in 1994 intended to replace an older recording system used in transition zone areas. GGI's management believed that the system would have relatively low development and manufacturing costs when compared to third party systems. Problems with software design and hardware availability, however, resulted in numerous delays and substantial cost overruns. Moreover, the completed system did not meet performance expectations. Consequently, the Company's projects were delayed due to the development problems associated with the proprietary data recording system and had to be conducted utilizing less appropriate equipment, resulting in significant losses. GGI also incurred significant losses in Peru during 1996 as a result of its inability to accurately estimate production capabilities and operating costs. During 1996, Peruvian operations had revenues of approximately $27.5 million and operating losses of approximately $19.8 million, including losses related to the shutdown of its operations in and withdrawal of equipment and personnel from the country. During late 1995 and all of 1996, GGI experienced liquidity problems, which became severe by the second half of 1996.

     In December 1996, GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The filing was precipitated by the factors described above, including a rapid and under-financed expansion in the United States and Latin American markets, which contributed to poor operational results in these markets. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations, operated as debtor in possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and consummated on the Effective Date with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI.

     In December 1997, Grant, through SSGI, a wholly owned Canadian subsidiary, acquired all of the outstanding shares of Solid State Stock. In connection with the Acquisition, the Selling Stockholders exchanged their shares of Solid State Stock for shares of Common Stock. On December 23, 1997, Solid State became a wholly owned subsidiary of the Company.

     The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company was operating 20 seismic data acquisition crews, consisting of 17 land and three transition zone crews and comprising approximately 27,370 recording channels. According to industry sources, on a pro forma basis after giving effect to the Acquisition, as of November 30, 1997, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation.

RESULTS OF OPERATIONS OF GGI

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Revenues. GGI's consolidated revenues increased $11.8 million, or 15%, from $80.9 million in the nine months ended September 30, 1996 to $92.7 million in the comparable period for 1997. This increase was the result of increased seismic data acquisition crew activity in the United States and the Far East. During the nine months ended September 30, 1997, GGI's seismic data acquisition capacity, measured by seismic recording channels, increased by approximately 3%, from 17,430 to 17,870 seismic recording channels.

     Revenues from United States seismic data acquisition operations increased $6.4 million, or 18%, from $34.9 million in the nine months ended September 30, 1996, to $41.3 million in the comparable period for 1997. This increase was primarily attributable to two transition zone crews operating along the Gulf Coast. From time to time during each period, GGI operated as many as seven seismic crews in the United States.

     GGI's crew activity in Latin America declined from 1996 to 1997, although revenues increased $658,000, or 2%, to $42.5 million in the nine months ended September 30, 1997 compared with the same period in 1996. From time to time during 1996, GGI operated as many as nine seismic crews in the region, including four in Peru, two in Colombia and one in each of Bolivia, Brazil and Ecuador. In late 1996 and the first quarter of 1997, GGI completed operations in both Bolivia and Peru. Equipment and personnel from these locations were redeployed in Colombia, Ecuador, Guatemala and the United States. During the first nine months of 1997, GGI's Latin American operations consisted of as many as five land seismic data acquisition crews operating in Colombia, Ecuador, Brazil and Guatemala.

     Revenues from the Far East increased $5.6 million, or 174%, from $3.2 million in the nine months ended September 30, 1996, to $8.9 million in the comparable period in 1997. GGI mobilized and operated one land seismic data acquisition crew in Bangladesh during the nine months ended September 30, 1996. In the nine months ended September 30, 1997, GGI operated this land crew and also mobilized a transition zone crew during the first and second quarters, which began operations in Bangladesh in July 1997.

     Expenses. GGI's consolidated operating expenses decreased $12.2 million, or 15%, from $83.2 million for the nine months ended September 30, 1996 to $71.0 million for the same period in 1997. Operating expenses as a percentage of revenues decreased from 103% in the nine months ended September 30, 1996 to 77% in the comparable period for 1997. During the nine months ended September 30, 1996, GGI experienced significant cost overruns, which increased operating expenses on several crews operating in the United States. Most notable were higher than anticipated costs incurred by a transition zone crew as a result of adverse weather conditions and costs associated with the unsuccessful deployment of a proprietary recording system. The proprietary recording system was abandoned in November 1996. Also during the nine months ended September 30, 1996, GGI's Peruvian operations experienced significantly higher than originally projected crew costs primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a lack of effective crew oversight.

     Selling, general and administrative expenses decreased $2.4 million, or 28%, from $8.9 million for the nine months ended September 30, 1996 to $6.5 million for the same period in 1997. Selling, general and administrative expenses decreased as a percentage of revenue from 11% in 1996 to 7% in 1997. This decrease was the result of an increase in consolidated revenue, a cost reduction at the corporate offices beginning in the fourth quarter of 1996 and a reduction in foreign overhead due to the sale of the GGI's operations in Nigeria.

     Depreciation and amortization increased $195,000, or 2%, from $8.2 million for the nine months ended September 30, 1996 to $8.4 million for the same period in 1997. This slight increase was the result of depreciation on equipment that was converted from leased to owned equipment during the nine months ended September 30, 1997.

     Other Income (Deductions). Interest expense, net, decreased $668,000, or 15%, from $4.4 million for the nine months ended September 30, 1996 to $3.8 million for the same period in 1997. This was the result of a decrease in the use of foreign credit facilities in Latin America, which was partially offset by increased interest expense in the United States.

     Reorganization costs of $3.5 million related to charges incurred in connection with GGI's reorganization, which was completed in September 1997. There were no comparable charges for the nine months ended September 30, 1996.

     Other income of $2.3 million was the result of the settlement of a longstanding dispute between one of GGI's Brazilian subsidiaries and a former customer relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2.4 million in July 1997.

     Tax Provision. The income tax provision in both periods consisted of income taxes in foreign countries. The increase from the nine months ended September 30, 1996 compared with the same period in 1997 is a result of higher taxable income in Colombia and Ecuador. No provision for United States federal income tax was made in either period as GGI had net losses available for carryforward.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. GGI's consolidated revenues increased $13.5 million, or 15%, from $92.0 million in 1995 to $105.5 million in 1996. This increase resulted from significant growth in GGI's international operations in Latin America and Bangladesh, which growth was offset partially by a reduction in revenues from the United States and Nigeria. During 1996, GGI's seismic data acquisition capacity, measured by seismic recording channels, increased by approximately 41%, from 12,320 to 17,430 seismic recording channels.

     Revenues from United States data acquisition operations decreased $5.8 million, or 12%, to $42.1 million in 1996 when compared with 1995. This reduction was principally the result of several factors experienced during the fourth quarter of 1996, including a severe shortage of operating funds, which caused major disruptions on many domestic crews and resulted in lower revenues. Additionally, GGI's proprietary data recording system, which operated for four months in 1996, experienced lower than anticipated production performance, which led to crew disruptions and delays causing further loss of revenues. GGI's inability to adequately fund the crew operating the proprietary recording system resulted in the suspension of the system's use in November 1996. Furthermore, a transition zone crew, operating along the coast of Louisiana, was hampered by severe weather and the frequent failure of leased equipment, which, combined with the Company's liquidity problems, resulted in the postponement of the survey.

     Revenues from international operations increased $19.3 million, or 44%, from $44.1 million in 1995, to $63.4 million in 1996. This increase was primarily the result of significant increases in seismic operations in Latin America and, to a lesser extent, in the Far East, which increases were partially offset by a reduction in revenues from Nigeria.

     Latin American revenue during 1996 increased $31.6 million, or 124%, from $25.5 million in 1995, to $57.1 million in 1996. During 1996, GGI operated one crew in each of Bolivia, Brazil and Ecuador, two crews in Colombia and four crews in Peru. In 1995, crew activity consisted of one crew during the fourth quarter in Bolivia, one crew in Brazil, one to two crews in Colombia and three crews in Peru. The most significant revenue increases in 1996 occurred in Colombia and Peru, where revenues increased $8.2 million, or 181%, to $12.7 million, and $13.8 million, or 100%, to $27.5 million, respectively. Due to significant operating losses incurred in Peru during 1996, GGI discontinued operations in Peru and moved the seismic equipment from its Peruvian crews to other GGI crews.

     Revenues from the Far East increased 49%, or $1.8 million, from $3.6 million in 1995, to $5.4 million in 1996. In 1996, crew activity consisted primarily of one transition zone crew in operation for the entire year in

Bangladesh, as compared to 1995, when GGI operated one crew in Indonesia and mobilized the Bangladesh crew in the fourth quarter.

     Revenues from Nigeria decreased 94%, or $13.3 million, from $14.2 million in 1995, to $904,000 in 1996. GGI operated three crews during most of 1995 in Nigeria, but completed two of these three contracts in the fourth quarter of 1995 and the remaining contract in the first quarter of 1996. Although GGI participated in bidding for new contracts, all three crews remained idle during 1996. Due to the risks involved in operating in Nigeria, the anticipated high cost of mobilizing a new crew and the limited resources available to GGI at the time, GGI sold its Nigerian operation as of December 1996. GGI had no revenues from the Middle East during 1996. Middle East revenue in 1995, totaling $786,000, was the result of various rental contracts for equipment and personnel that expired in July 1995.

     Expenses. GGI's consolidated operating expenses increased $67.3 million, or 97%, from $69.0 million in 1995 to $136.3 million in 1996. Operating expenses as a percentage of revenues increased to 129% in 1996 from 75% in 1995. This increase was due to higher than anticipated operating costs principally in the United States, Peru and Nigeria, accelerated amortization of prepaid and deferred costs associated with certain ongoing operations, and the write-down of certain other GGI assets as a result of a comprehensive review of GGI's operations.

     In the United States, adverse weather conditions and the repeated breakdown of a leased recording system combined to increase operating expenses by approximately $7.7 million on one transition zone crew. The slow development and late deployment of GGI's proprietary recording system also affected operations in the United States in 1996. The proprietary recording system was originally planned to be completed and operational by early 1996, but completion was delayed until the summer of 1996. As a result, several contracts that were priced and bid with the expectation that the proprietary recording system would be employed were performed with other, less appropriate equipment. This resulted in operating losses on such contracts of approximately $3.0 million. When the proprietary recording system was finally deployed in July 1996, the system's production performance was well below anticipated levels, causing additional operating expenses of approximately $1.4 million. The late deployment and poor performance of the proprietary recording system caused a general equipment shortage during most of 1996, resulting in a shuffling of equipment between GGI's crews, which caused inefficiencies and higher than anticipated operating expenses.

     In Peru, actual operating expenses exceeded planned costs by approximately $23.0 million, primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a general lack of effective crew oversight. In Nigeria, GGI continued to incur certain operating expenses despite a lack of crew activity during most of the year. These operating expenses exceeded expectations by $2.7 million and were primarily related to standby costs incurred while pursuing new contracts.

     Selling, general and administrative expenses increased $9.3 million, or 110%, from $8.5 million in 1995 to $17.9 million in 1996. Selling, general and administrative expenses increased as a percentage of revenue to 17% in 1996 from 9% in 1995. This increase was primarily attributable to allowances and charges incurred at the corporate headquarters that resulted in an increase in corporate overhead of approximately $6.8 million, including an increase in the reserve for doubtful trade accounts of approximately $5.5 million for 1996 compared to no increase in the reserve for 1995. Other significant one time or unusual items incurred in 1996 included severance costs of $423,000, a write-off of the proprietary data recording system startup costs of $824,000, and legal fees and settlements of $367,000.

     Depreciation and amortization expenses increased $2.1 million, or 22%, from $9.4 million in 1995, to $11.5 million in 1996. This increase was principally due to the increased level of depreciable assets. Additions to fixed assets during 1995 and 1996 were approximately $14.9 million and $26.0 million, respectively.

     At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. Management considered this special charge to be necessary following an assessment of events and changes in circumstances that clearly indicated that the carrying value of certain assets was not recoverable. This charge related solely to the write-down of the carrying value of the proprietary recording system discussed previously.

     Other Income (Deductions). Interest expense, net, increased $4.0 million, or 114%, from $3.5 million in 1995, to $7.5 million in 1996. The increase in interest expense, net, was the result of $1.1 million of interest paid on financing of additional equipment purchases, $921,000 related to increased domestic working capital borrowings, $589,000 attributable to new financing evidenced by subordinated convertible debentures and $950,000 of interest attributable to an increased usage of foreign lines of credit.

     Other income (deductions) for 1996 consisted primarily of foreign exchange losses of $251,000 and a $198,000 loss on the sale of the Venezuelan and Nigerian subsidiaries. Other income (deductions) for 1995 included a $1.2 million gain on an insurance settlement and a $212,000 gain on the sale of miscellaneous fixed assets.

     Tax Provision. The income tax provisions in both periods consisted of income taxes in foreign countries. No provision for United States federal income taxes was made in either period as GGI had net operating losses available to offset domestic taxable income.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. GGI's consolidated revenues increased $18.3 million, or 25%, from $73.7 million in 1994, to $92.0 million in 1995. The revenue growth during 1995 was primarily due to an increase in GGI's seismic services in the United States, which was offset slightly by a decrease in revenues from GGI's international operations. During 1995, GGI's seismic data acquisition capacity, measured by seismic recording channels, decreased by approximately 2%, from 12,520 to 12,320 seismic recording channels.

     Revenues from United States data acquisition operations increased $20.1 million, or 72%, from $27.8 million in 1994, to $47.8 million in 1995. Revenues from international operations decreased $1.8 million, or 4%, from $45.9 million in 1994, to $44.1 million in 1995, primarily due to the completion of Middle East operations in August 1994 and reduced activity in the Far East and Nigeria during 1995. These decreases were partially offset by a significant increase in Latin American operations during 1995.

     Revenues from Latin America increased $9.9 million, or 63%, from $15.6 million in 1994, to $25.5 million in 1995. This increase was primarily the result of mobilizing three seismic crews into Peru during March, April and May of 1995 to accommodate market demand. These crews had operated in Bolivia and Colombia during 1994.

     Revenues from the Far East declined by $2.4 million, or 40%, from $6.0 million in 1994, to $3.6 million in 1995, due primarily to lower crew utilization in the region. GGI operated two crews in the region throughout the majority of 1994, with one crew operating under a sizable contract. During 1995, GGI again operated two crews; however, the contracted jobs were of a shorter duration and lower value. In addition, operations in Bangladesh were temporarily suspended due to political unrest, but were resumed shortly thereafter.

     Revenues from Nigerian operations decreased $1.3 million, or 8%, from $15.5 million in 1994, to $14.2 million in 1995. By October 31, 1995, two of GGI's crews had completed all of their contractual backlog and were demobilized. GGI continued to operate a third crew in Nigeria for all of 1995. Middle East operations in 1994 consisted of one transition zone crew in Abu Dhabi that was demobilized in August 1994. No revenue from seismic services was generated in the Middle East during 1995, although revenue was received from ongoing equipment rental contracts with local seismic contractors. The Abu Dhabi office was closed in August 1995.

     Expenses. GGI's consolidated operating expenses increased $15.9 million, or 30%, from $53.1 million in 1994, to $69.0 million in 1995. Operating expenses as a percentage of revenue increased to 75% in 1995 from 72% in 1994. The increase in operating expenses resulted primarily from increased seismic data acquisition activity in the United States and Latin America. The increase in expenses as a percentage of revenues was primarily a result of higher direct operating expenses in Nigeria during 1995. Operating efficiencies achieved during 1994 were not repeated during 1995 due to a lack of available funding and equipment shortages and difficult terrain encountered on certain surveys.

     Selling, general and administrative expenses increased $717,000, or 9%, from $7.8 million in 1994, to $8.5 million in 1995, but decreased as a percentage of revenue to 9% in 1995, from 11% in 1994, principally due to a significant increase in revenue without a comparable increase in overhead. One-time charges relating to the termination of a proposal to reclassify GGI's preferred stock and increased overhead costs in Peru and the United States contributed to the increase in these expenses during 1995.

     Depreciation and amortization expenses decreased $2.7 million, or 22%, from $12.1 million in 1994, to $9.4 million in 1995. This decrease was principally attributable to a reduced level of depreciable assets resulting from a special charge for asset impairment recorded in December 1994.

     Other Income (Deductions). Interest expense, net, increased by $138,000, or 4%, from $3.4 million in 1994, to $3.5 million in 1995. Demobilization costs for two crews in Nigeria, coupled with a lack of working capital, contributed to the increased usage of foreign lines of credit in Nigeria during the third and fourth quarter of 1995, which contributed to the increase in interest expense in 1995.

     Other income (deductions) for 1995 consisted primarily of a $1.2 million gain on an insurance recovery and a $212,000 gain on the sale of miscellaneous fixed assets. Other income (deductions) for 1994 resulted from the recovery of approximately $664,000 in bad debt and a non-recurring royalty income item of $500,000.

     Tax Provision. The income tax provision in both periods consisted of income taxes in foreign countries. No provision for United States federal income taxes was made in either period as GGI had net operating losses available to offset domestic taxable income.

SEASONALITY

     GGI's land and transition zone seismic data acquisition activities were traditionally seasonal in nature, with decreased revenues experienced during the first quarter of each year due to the effects of weather conditions in the United States and delays by customers in committing their annual geophysical expenditure budgets to specific projects. The Company believes that the Acquisition will help mitigate this traditional seasonality due to Solid State's Canadian operations, which generally experience a peak during the first quarter of the year, primarily due to favorable ground conditions in Canada.

IMPACT OF SOLID STATE ACQUISITION

     The Company believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. Solid State, however, has incurred operating losses in two of its most recent three fiscal years and has experienced significant net losses in each of its most recent three fiscal years after accounting for costs and charges for interest, income taxes and asset writedowns. Aggregate net losses during this three-year period totaled Cdn $21.6 million on aggregate contract revenues of Cdn $171.6 million. See the consolidated financial statements of Solid State and notes thereto, included elsewhere in this Subscription Offering Prospectus.

     The losses experienced by Solid State were primarily the result of specific, identifiable events. The most significant loss incurred by Solid State during this three-year period related to a 1996 multi-client data project in southern Louisiana. On this project, Solid State incurred a loss of approximately Cdn $10.0 million. This loss primarily resulted from materially underestimating costs associated with working in swamp, marsh and river environments where Solid State had very limited operating experience. The collection of such multi-client data was completed in 1997; however, such data was written down to an estimated net realizable value in fiscal 1996. In fiscal 1997, Solid State incurred losses of approximately Cdn $5.5 million primarily related to a turnkey project for an oil company in Venezuela. A combination of limited operating experience in the jungle environment, combined with a lack of sufficient organizational infrastructure, resulted in poor productivity and substantially increased costs. This project was completed in November 1997 and the equipment and permanent personnel relocated to Solid State's core Canadian operations. The losses associated with the Venezuelan project were recognized in Solid State's fiscal 1997 results.

     In 1996 and 1997, Solid State failed to comply with certain financial covenants under certain agreements relating to its outstanding indebtedness. In addition, certain other debt agreements of the Company contain cross-default provisions under which a failure to comply with any covenant in one agreement could become a default under such other debt agreements. Solid State has obtained waivers of certain covenants and events of default under certain of its outstanding debt instruments. Solid State has not, however, obtained waivers under all such debt instruments under which it may be in default. The Company believes that it will be able to obtain such waivers and to comply with such covenants in 1998 and the foreseeable future. There can be no assurance, however, that these debt holders will not accelerate such indebtedness and demand immediate payment of the outstanding amount of such indebtedness. Such acceleration and demand by debt holders would have a significant adverse effect upon the Company's financial condition.

     Management of the Company believes that the operating difficulties outside of Canada that have impacted Solid State's financial results in the past three years have been satisfactorily addressed and are less likely to reoccur in future periods. However, because of conditions that may impair Solid State's ability to continue as a going concern, Price Waterhouse, chartered accountants for Solid State, has supplemented its opinion on Solid State's fiscal 1997 financial statements. There can be no assurance that the operations of Solid State that are being purchased in the Acquisition will not incur significant operating losses in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's internal sources of liquidity are its cash balances ($5.7 million at September 30, 1997, on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition) and cash flow from operations ($19.7 million of operating income plus depreciation for the nine months ended September 30, 1997, on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition). External sources include the unutilized portion of the Credit Facility ($4.2 million at December 17, 1997), equipment financing and trade credit. The Credit Facility provides for a $5 million revolving credit facility, which currently provides for borrowings at an interest rate per annum of the prime rate plus 2%, secured by substantially all of the Company's worldwide assets. The Credit Facility limits the Company from taking, without the consent of the lender, certain actions, including creating indebtedness in excess of specified amounts and declaring and paying dividends. The Credit Facility matures on March 31, 1999. In addition to its borrowing under the Credit Facility, the Company periodically enters into equipment financing agreements with sellers of seismic data acquisition equipment to pay all or a portion of the purchase price of such equipment and regularly utilizes normal trade credit in connection with certain of its purchases of goods and services to support its ongoing field crew activities.

     The Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, make principal and interest payments required by the terms of its indebtedness and fund expenses associated with the implementation of its business strategy. Because of the traditionally longer period required to collect receivables and the high costs associated with equipping and operating crews outside of the United States and Canada, the Company requires significant levels of working capital to fund its international operations. These operations accounted for 53% of total revenues for the nine months ended September 30, 1997, on a pro forma basis after giving effect to the Acquisition.

     The Company's capital expenditures, on a pro forma basis after giving effect to the Acquisition, for the year ended December 31, 1996 were $32.6 million and for the nine months ended September 30, 1997 were $14.8 million. Capital expenditures are used primarily by the Company to purchase seismic data acquisition equipment. In the period from October 1, 1997 to December 31, 1997, Grant committed approximately $11 million to capital expenditures, and the Company intends to commit approximately $20 million to capital expenditures in 1998. For 1998, the Company has also budgeted approximately $16 million, before customer commitments, for multi-client data acquisition activities. The 1997 capital spending commitments made to date by Grant have been financed primarily through the issuance of short-term promissory notes to the sellers of equipment. The Company intends to finance its fiscal 1998 capital spending program from a combination of its operating cash flow, seller-provided financing and other external sources. There can be no assurance that financing will be available or will be available on terms acceptable to the Company.

     At September 30, 1997, on a pro forma basis after giving effect to the consummation of the Plan, the issuance of the Subordinated Note and the Acquisition, the Company had total indebtedness (exclusive of trade credit and accrued liabilities) of approximately $67.3 million, which has increased to approximately $72.8 million as of December 1997. In aggregate, the Selling Stockholders are the holders of approximately $42.9 million of such indebtedness. As of December 15, 1997, the accrued interest on such indebtedness was approximately $1.1 million. The Company's pro forma total indebtedness is comprised of $16.6 million of advances under the Credit Facility (including $800,000 of revolving advances and $15.8 million under a term loan used to complete the Acquisition), $16.7 million of loans, primarily for working capital, advanced to Solid State by Elliott prior to the date of the Acquisition including working capital loans of $4.5 million made to Solid State by the Selling Stockholders, the $9.6 million Subordinated Note issued to Elliott, $3.8 million of advances under a bank revolving credit facility advanced to Solid State prior to the completion of the Acquisition (the "Solid State Revolver"), $7.2 million of remaining balances under term loans made by a bank to Solid State prior to the completion of the Acquisition (the "Solid State Term Loans") and $18.9 million of combined loans and capitalized leases incurred for the purpose of financing capital expenditures (the "Equipment Loans").

     In 1996 and 1997, Solid State failed to comply with certain financial covenants under certain agreements relating to its outstanding indebtedness. In addition, certain other debt agreements of the Company contain cross-default provisions under which a failure to comply with any covenant in one agreement could become a default under such other debt agreements. Solid State has obtained waivers of certain covenants and events of default under certain of its outstanding debt instruments. Solid State has not, however, obtained waivers under all such debt instruments under which it may be in default. The Company believes that it will be able to obtain such waivers and to comply with such covenants in 1998 and the foreseeable future. There can be no assurance, however, that these debt holders will not accelerate such indebtedness and demand immediate payment of the outstanding amount of such indebtedness. Such acceleration and demand by debt holders would have a significant adverse effect upon the Company's financial condition.

     A significant amount of the Company's outstanding indebtedness presently matures on March 31, 1999. The Company is currently exploring various alternatives to refinance all or a significant portion of its indebtedness, including the amounts due on March 31, 1999. However, there can be no assurance that such indebtedness can be refinanced or can be refinanced on terms acceptable to the Company. Absent new financing or a renewal and extension of a significant portion of the maturing indebtedness, it is highly unlikely that the Company's sources of liquidity would be sufficient to pay all maturing indebtedness and continue adequately to fund the Company's working capital and capital expenditure requirements and expenses associated with the implementation of its business strategy. In such event, the Company's business would be adversely affected.

FOREIGN EXCHANGE GAINS AND LOSSES

     The Company conducts a substantial portion of its business in currencies other than the U.S. dollar or Canadian dollar, particularly various Latin American currencies, and its operations are subject to fluctuations in foreign currency exchange rates. Accordingly, certain of the Company's international contracts could be significantly affected by fluctuations in exchange rates, particularly in Brazil and Columbia. The Company's international contracts require payment in U.S. dollars, Canadian dollars, various local currencies or a combination thereof. Payments in local currencies typically are indexed to inflationary tables and generally are used for local expenses. The Company attempts to structure the majority of its international contracts to be billed and paid at a certain U.S. dollar conversion rate. Additionally, the Company's foreign subsidiaries periodically enter into local currency debt to pay expenses incurred locally. The Company presently does not use any derivatives or forward foreign currency exchange rate hedging arrangements, but may elect to do so in the future.

     GGI's operating results were negatively impacted by foreign exchange losses of approximately $98,000 during the nine months ended September 30, 1997, and $251,000 during 1996. Foreign exchange gains positively impacted operating results in 1995 and 1994 by approximately $102,000 and $121,000, respectively.

EFFECT OF INFLATION

     Current economic conditions indicate that the costs of exploration and production for oil and gas are increasing. The oil and gas industry historically has experienced periods of rapid cost increases within short periods of time as demand for drilling rigs, drilling pipe and other materials and supplies increases. The oil and gas industry is currently experiencing such increases in demand, which have historically lead to rapid increases in costs. Increases in exploration and production costs could lead to a decrease in such activities by oil and gas companies, which would have an adverse effect on the demand for the Company's services.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 specifies the compilation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Grant will adopt SFAS 128 in the quarter ended December 31, 1997. Management does not believe that the implementation of SFAS 128 will have a material effect on its financial statements.

     In December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires that all entities disclose in summary form within the financial statements the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statements the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company will adopt SFAS 129 in the quarter ended December 31, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. In September 1997, Grant purchased substantially all of the assets and certain of the liabilities of GGI, and in December 1997, completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, on a pro forma basis after giving effect to the Acquisition, as of November 30, 1997, the Company is the third largest land seismic data acquisition company in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition the Company was operating 20 seismic data acquisition crews, consisting of 17 land and three transition zone crews, comprising approximately 27,370 recording channels, which use sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of the Company's seismic data acquisition crews are capable of performing surveys in land environments, and four are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of the date of the Acquisition, Solid State was operating a total of nine land crews consisting of six crews in Canada, two crews in the United States and one in Bolivia.

     As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company was operating a total of seven crews in the United States, consisting of five land and two transition zone crews, five land crews in Latin America, six land crews in Canada and two crews in the Far East, consisting of one land and one transition zone crew. An additional transition zone crew is scheduled to begin operations in the Far East during February 1998. For the nine months ended September 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company's total revenues were $135.9 million, with approximately 39.6% from Latin America, 36.2% from the United States, 11.1% from Canada, 6.6% from Africa and 6.5% from the Far East. As of November 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Company estimates that its total backlog was approximately $138 million, with approximately 77.5% of such amount expected to be completed in 1998.

BUSINESS STRATEGY

     The Company's objectives are to strengthen its position as an established provider of land and transition zone seismic data acquisition and related services, increase revenue and revenue predictability, and improve cash flow and profitability. To achieve these objectives, the Company is pursuing the following business strategies:

     Upgrade and Expand Seismic Services in Selected Growth Markets. The Company plans to upgrade and expand its seismic data acquisition services in growing markets where it has significant operating experience, including the United States, particularly in the Gulf Coast, Mid-Continent and West Texas regions, Canada, Latin America and the Far East. The Company believes that its experience in these markets provides it with certain advantages over its competitors, including lower mobilization costs, well established customer relationships and familiarity with country specific socio-political dynamics. In 1998, the Company's primary expansion focus will be on the Far East, where the Company perceives sustainable long-term growth opportunities due to the exploration potential and growing demand for oil and gas in the region.

     Improve Operating Efficiency and Reduce Operating Risk. The Company continually refines its operating procedures and acquires seismic data acquisition equipment aimed at increasing the overall efficiency of its seismic data acquisition crews. The Company also intends to increase overall efficiency by expanding crew level accountability, implementing additional procedures designed to control costs, improving revenue predictability, increasing contractual weather downtime protection and improving bidding practices. Management believes that the Acquisition is consistent with this strategy in that it will mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. In addition, the Company has adopted policies to focus its operations primarily in regions where it has significant operating experience and will undertake certain higher-risk contracts only on a term or cost-plus basis. These policies are intended to reduce the financial risks associated with operations in certain geographic areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     Acquire Complementary Seismic Data Acquisition and Processing
Businesses. The Company regularly evaluates potential acquisitions of seismic data acquisition and seismic data processing businesses to expand and strengthen its activities in its selected markets. The United States and Canadian markets are served by a large number of seismic data acquisition companies, and the Company believes that it can improve its competitive position by acquiring complementary competitors. The Company believes that its utilization of the crews and equipment of such acquired competitors would increase the Company's capacity and further enable the Company to deploy crews and equipment to international locations, which have historically yielded higher profit margins. In addition, the Company believes that the acquisition of a seismic data processing business would complement its existing services and thereby improve its competitive position with existing and potential customers. Management believes that entry into the seismic data processing business would be accomplished best through the acquisition of an established seismic data processing company.

     Expand Selected Multi-Client Data Acquisition Activities. The Company plans to increase its investment in non-exclusive multi-client data for licensing to multiple oil and gas companies. Increased demand by oil and gas companies for larger and higher cost 3D surveys has resulted in significant growth in the use of multi-client data in active oil and gas producing regions. This increased demand has expanded the market for such data and lowered the overall risk to seismic data acquisition companies that acquire, process and own such data. Recently, the Company entered into an agreement with a third party that specializes in creating and marketing multi-client surveys. The Company anticipates expenditures of approximately $16 million, before customer commitments, for multi-client data acquisition projects in 1998. The Company intends to conduct thorough marketing and cost analyses to determine the market demand and funding requirements for such projects and obtain significant customer commitments before initiating such products thereby reducing the overall investment risk associated with such projects. See "Risk
Factors -- Investment in Multi-Client Data Library."

     Invest in Leading Technology. The Company believes that growth in demand for geophysical services will continue to be associated with new technologies. The Company intends to periodically upgrade its seismic data acquisition equipment to maintain technological capabilities comparable or superior to those of its competitors. In addition, the Company intends to expand its use of innovative seismic data acquisition techniques, including three-component 3D and time-lapse 3D, or 4D, seismic data acquisition services, which are experiencing growing market demand.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structure. The computer processed seismic data is used by geoscientists to identify geological characteristics favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs. During the last fifty years, seismology has become the leading method used by oil and gas companies to identify and image underground geological structures favorable for hydrocarbon accumulation. Recent advances in seismic data acquisition techniques, coupled with improvements in computer technology, have resulted in an increased demand for seismic data acquisition services in both the exploration for and development of new reservoirs and the further development of existing reservoirs.

     Land seismic data acquisition services companies acquire seismic data in land and transition zone environments by deploying thousands of seismic sensors, called geophones, over a portion of the area to be covered by the survey. An energy source, such as a small explosive charge or mechanical vibrating unit, is used to generate seismic energy that moves through the earth's subsurface and is reflected by various underlying rock layers to the surface, where it is detected by the geophones. For 2D seismic data acquisition, the typical configuration of geophones and energy sources is a single line with an energy source and small groups or strings of geophones placed at even intervals every few hundred feet along the line. A geophone string typically consists of six to twelve geophones connected by a cable. For 3D seismic data acquisition the typical configuration is generally a grid of perpendicular lines spaced a few hundred to a few thousand feet apart, with geophone strings spaced at intervals every few hundred feet along one set of parallel lines and energy sources spaced at intervals every few hundred feet along the perpendicular lines. Recording configurations must be carefully designed to provide optimal imaging of the targeted subsurface structures, while taking into account surface obstructions such as oil and gas wells and pipelines, or restricted areas where permits to enter cannot be obtained.

     As many as six geophone strings are connected to a field recording box, which collects the seismic data from those geophones. The electrical output of each geophone string becomes the electrical input for one recording channel, or "trace," of seismic data. Once the geophones and field recording boxes are deployed over a portion of the survey area, an energy source is activated, the reflected seismic energy is detected by the geophones, and the signals from the geophones are collected and digitized by the field recording boxes. These boxes in turn transmit the seismic data by cable, radio telemetry or through hand-held data collection units to a central recording system. The geophones and field recording boxes from one end of the single recording line in the case of 2D seismic data, or an area of multiple recording lines in the case of 3D seismic data, are then removed and relocated elsewhere in the survey area. The seismic energy source is again activated and the entire process is repeated, moving a few hundred feet at a time, until the entire survey area is covered.

     Historically, the acquisition of 2D seismic data was the principal seismic data acquisition technique. However, with the advancement and miniaturization of seismic data recording equipment and the improvement of computer technology in the past ten years, high-density surveys, or 3D seismic data, which provide a much more comprehensive subsurface image has become the industry standard. Recent technical advances in seismic data acquisition and computer processing have also resulted in the acquisition of higher-resolution surveys using three-component geophones, known as 3C-3D, which permit the recording of shear wave information, in addition to conventional vertical profile seismic data. In addition, the industry is increasingly utilizing time-lapse 3D, or 4D, seismic data acquisition techniques, where surveys are periodically reacquired to monitor and optimize production of existing reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged each customer.

LAND AND TRANSITION ZONE SEISMIC DATA ACQUISITION

     A seismic data acquisition crew typically consists of a surveying crew that lays out the lines to be recorded and marks the sites for energy source or geophone placement and equipment location, an explosives or mechanical vibrating or compressed air unit crew, and a recording crew that lays out the geophones and field recording boxes, directs shooting operations and records the seismic energy reflected from subsurface structures. A land seismic data acquisition crew utilizing an explosives unit is supported by several drill crews, generally furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic data acquisition crew and bore shallow holes for small explosive charges that, when detonated, produce the necessary seismic impulse. In locations where conditions dictate or where the use of explosives is precluded due to regulatory, topographical or ecological factors, a mechanical vibrating unit or compressed air unit is substituted for explosives as the seismic energy source. The Company also employs specialized crew mobilization equipment to improve productivity in certain applications, including helicopters for rugged terrain or in agricultural areas, small water craft for transition zone applications, and man-portable equipment in jungle and other environments where vehicular access is limited. Depending on the size of the seismic survey, the location and other logistical factors, a typical land seismic data acquisition crew operated by the Company may involve from as few as 30 to as many as 1,500 employees.

     One of the challenges inherent in land seismic data acquisition is operating in challenging logistical environments without disrupting the sensitive ecosystems in which surveys are frequently located. The Company currently operates three seismic crews that employ remote digital seismic equipment, which can be deployed without the use of conventional seismic cables, thereby allowing access to such environments. Remote digital seismic equipment, which uses radio signals to transmit data, is typically used in transition zone and other logistically challenging environments such as highly populated regions with numerous topographic obstructions and areas where conventional cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments in the Gulf Coast region of the United States, the Far East and Africa.

     Once recorded by the seismic data acquisition crew, seismic data is computer processed to enhance the recorded signal by reducing noise and distortion and improving resolution to produce a representation of the survey site's subsurface structures. The Company presently does not perform seismic data processing services, although it plans to initiate such services in the future. See " -- Business Strategy -- Acquire Complementary Seismic Data Acquisition and Processing Businesses."

     The Company markets its seismic data acquisition services from its Houston and Calgary corporate offices and its regional and international administrative centers by personnel whose duties include technical, supervisory or executive responsibilities. The Company works closely with its clients to plan seismic data acquisition projects in accordance with their specifications. Contracts are executed with oil and gas companies on either a turnkey, term or cost-plus basis. Turnkey contracts provide for payments from customers based upon the amount of data collected. Term contracts provide that the customer is responsible for a periodic fee during the term of the project. Cost-plus basis contracts provide that the costs of a project plus a percentage fee are borne by the customer, which significantly reduces the Company's risk of a cost overrun. In addition, the Company's contracts typically specify the amount of weather and other downtime risk that will be borne by the Company.

     Contracts are usually awarded on a competitive bid basis. Contracts for seismic data acquisition services outside the United States are typically denominated in U.S. dollars, Canadian dollars or other currencies that the Company believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in the local currency or partially in U.S. dollars and partially in the currency of the country of operation. In such contracts, the local currency is usually used to pay local crew-related expenses. See "Risk Factors -- Risks Inherent in International Operations" and "Manage-ment's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange Gains and Losses."

MARKETS

     The Company is presently active in the United States, Canada, Latin America and the Far East and has conducted activities in the Middle East and West Africa within the last three years. The following table sets forth the Company's revenues by geographic area, on a pro forma basis after giving effect to the Acquisition, for the periods shown:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                              YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                         ----------------------------------     -------------
                                           1994         1995         1996           1997
                                         --------     --------     --------     -------------
        United States..................  $ 27,791     $ 51,079     $ 53,406       $  49,172
        Canada.........................    21,790       16,796       15,824          15,123
        Latin America..................    25,544       32,623       60,688          53,894
        Far East.......................     6,032        3,621        5,412           8,871
        Africa and Middle East.........    25,509       19,346        2,746           8,937
                                         --------     --------     --------       ---------
                                         $106,666     $123,465     $138,076       $ 135,997
                                         ========     ========     ========       =========

---------------

See Note 5 of notes to the consolidated financial statements of Grant and GGI and Note 11 of notes to the consolidated financial statements of Solid State for additional geographic information.

BACKLOG

     The Company's backlog for seismic data acquisition services represents the revenues anticipated to be received by the Company in connection with commitments for contracted services received from its customers. As of November 30, 1997, the Company estimates that its total backlog was approximately $138 million, with approximately 77.5% of such amount expected to be completed in 1998, as compared to a total backlog of approximately $100 million as of December 31, 1996. Most of the Company's contracts are terminable by the customer upon relatively short notice and, in some cases, without penalty. The Company's backlog as of any particular date is not indicative of the likely operating results for any succeeding period, and there can be no assurance that the amount of backlog will ultimately be realized as revenue.

CAPITAL EXPENDITURES AND TECHNOLOGY

     The Company's ability to compete and maintain a significant market position in the land seismic data acquisition business is partially driven by its ability to provide technology comparable to that of its primary competitors. Accordingly, the Company continually maintains and periodically upgrades its seismic data acquisition equipment to maintain its competitive position. The Company's capital expenditure commitments for this purpose in the fourth quarter of 1997 were approximately $11 million and are anticipated to be approximately $20 million in 1998. Capital expenditures in 1998 will be used principally to upgrade and expand its seismic data acquisition equipment. In addition, the Company anticipates expenditures of approximately $16 million, before customer commitments, for multi-client data acquisition projects in 1998.

     In connection with its capital expenditure program, the Company focuses its efforts on developing operating procedures and acquiring equipment that will enhance the efficiency of its seismic data acquisition crews and reduce the time required to complete projects. The Company's strategic plan does not contemplate the development of proprietary seismic data acquisition equipment, but instead relies on the use of third-party equipment suppliers to provide such equipment, although certain equipment will be customized to the Company's specifications to enhance operating efficiency. Certain of the equipment, processes and techniques used by the Company are subject to the patent rights of others, and the Company holds non-exclusive licenses with respect to a number of such patents. While the Company regards as beneficial its access to third-party technology through licensing, the Company believes that substantially all presently licensed technology could be replaced without significant disruption to the business.

LICENSING OF MULTI-CLIENT DATA

     The Company presently owns a small library of multi-client seismic data that is licensed to oil and gas companies on a non-exclusive basis and has an interest in certain multi-client data that is owned by third-parties. At September 30, 1997, on a pro forma basis after giving effect to the Acquisition, such data had a book value of approximately $11.3 million. This data was previously acquired by GGI and Solid State in three principal areas: southern Louisiana, New Mexico and western Canada. The Company plans to expand its acquisition of multi-client seismic data by conducting additional surveys that are partially or wholly funded by multiple customers. For 1998, the Company has budgeted approximately $16 million, before customer commitments, for multi-client data acquisition projects.

     In October 1997, Grant entered into an agreement with Millennium Seismic, Inc. ("Millennium") to develop, market and regularly conduct non-exclusive seismic surveys. Millennium has significant experience in the planning, development and sale of multi-client surveys in the United States. Under the agreement with Millennium, all surveys developed and acquired will be owned by the Company, and Millennium will receive payments based on the revenues obtained through licensing the acquired data.

     Factors considered when determining whether to undertake a multi-client survey include the availability of customer commitments to offset a percentage of the survey cost, the number of potential customers for the completed data, the location to be surveyed, the probability and timing of future lease, concession, exploration and development activity in the area, and the availability, quality and price of competing data. Although the Company anticipates obtaining commitments for a substantial majority of the cost of any future multi-client data survey and conducts thorough market and cost analyses to determine the market demand and necessary funding prior to undertaking a project, the Company still may not be able to fully recoup its costs if it substantially underestimates the cost or market demand for such multi-client project.

CUSTOMERS AND PROJECTS

     The Company's customers consist of domestic and international oil and gas companies and seismic data marketing companies. As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996 and the first nine months of 1997, GGI's five largest customers accounted for approximately 42.3% and 53.0%, respectively, of GGI's net sales. In the first nine months of 1997, on a pro forma basis after giving effect to the Acquisition, the five largest customers of the Company accounted for approximately 55.3% of the Company's net sales. Although GGI and Solid State have had long-term relationships with numerous customers, the continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. See "Risk Factors -- Reliance on Significant Customers and Projects."

COMPETITION

     The acquisition of seismic data for the oil and gas industry is highly competitive worldwide. However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s, thereby reducing the number of competitors. The Company's principal competitors in North America are Western Atlas, Inc. ("Western Atlas"), Veritas DGC, Inc. ("Veritas"), Geco-Prakla, a subsidiary of Schlumberger Limited, and several regional competitors. In Latin America and the Far East, the Company competes with Western Atlas, Compagnie General de Geophysique, Inc. ("CGG"), Geco-Prakla, and several other local competitors. Competition is based primarily on price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted.

EMPLOYEES

     As of November 30, 1997 the Company employed approximately 475 full-time personnel worldwide and approximately 1,400 auxiliary field personnel on temporary contracts. None of the Company's employees is subject to collective bargaining agreements. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company owns a 30,000 square foot building and storage yard in Houston, Texas which serves as its corporate headquarters, warehouse and staging facility. The Company also owns its office, staging and repair facility located on a two acre tract in New Iberia, Louisiana. In Calgary, Alberta, Canada, the Company owns an 18,000 square foot building and storage yard that serves as the Company's Canadian headquarters. In addition, the Company leases office, warehouse and storage space in areas throughout the world as may be required from time to time to support the Company's operations.

ENVIRONMENTAL MATTERS/GOVERNMENTAL REGULATION

     The Company's domestic operations are subject to a variety of federal, state and local laws and regulations relating to the protection of human health and the environment, the violation of which may result in civil or criminal penalties. The Company invests financial and managerial resources to comply with such laws and regulations and management believes that it is in compliance in all material respects with applicable environmental laws and regulations. Although such environmental expenditures by the Company historically have not been significant, there can be no assurance that these laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The Company is not involved in any legal proceedings concerning environmental matters and is not aware of any claims or potential liability concerning environmental matters that could have a material adverse impact on the Company's business or consolidated financial condition.

     The Company's operations outside of the United States are subject to similar environmental regulation in a number of foreign locations, including Canada, Latin America, and the Far East. Management believes that the Company is in material compliance with the existing environmental requirements of these foreign governmental bodies. The Company has not incurred any significant environmental cost in connection with the performance of its foreign operations; however, any regulatory changes that impose additional environmental restrictions or requirements on the Company or its customers could adversely affect the Company through increased operating costs and decreased demand for the Company's services.

LEGAL PROCEEDINGS

     On December 11, 1997, certain Eligible Subscribers, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and SSGI. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the Acquisition prior to commencing the Subscription Offering, (ii) the Acquisition and the certain related transactions are unfair to Eligible Subscribers because they dilute the value of the Common Stock to be issued under the Subscription Offering and impair the Company's equity value and (iii) the Acquisition and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs have requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the Acquisition and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. Currently, a pre-trial conference on the lawsuit is scheduled for January 21, 1998; however, no trial date has been set. The Company believes that all claims by the Plaintiffs are without merit and plans to vigorously defend the lawsuit. If not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have a material adverse effect on the Company's business, reputation, operating results and financial condition.

     The Company is also involved in or threatened with other various legal proceedings from time to time arising in the ordinary course of business. Management of the Company does not believe that any liabilities resulting from any such current proceedings will have a material adverse effect on its consolidated operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and current principal position of each director and executive officer of the Company are as follows:

          NAME                AGE                      POSITION
-------------------------    -----    ------------------------------------------
Jonathan D. Pollock           34      Chairman of the Board and Director
Larry E. Lenig, Jr.           49      President, Chief Executive Officer and
                                      Director
Mitchell L. Peters            42      Senior Vice President
Michael P. Keirnan            46      Chief Financial Officer, Treasurer and
                                      Secretary
Barry K. Burt                 48      Vice President -- International Operations
D. Hugh Fraser                50      Vice President -- United States Operations
J. Kelly Elliott              67      Director
Donald G. Russell             66      Director

     Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly elected and qualified. There are no family relationships between or among any directors or executive officers of the Company.

     JONATHAN D. POLLOCK has served as Chairman of the Board and a Director of Grant since September 30, 1997. Mr. Pollock has served as Portfolio Manager with Stonington Management Corporation, the management company of Elliott and Westgate since 1989. Mr. Pollock is also a director of Tatham Offshore, Inc., a director and Chairman of Horizon Offshore, Inc. and a director and Chairman of Horizon Barge and Towing, Inc.

     LARRY E. LENIG, JR. has served as President, Chief Executive Officer and a director of Grant since September 30, 1997, and President and Chief Operating Officer of GGI from January 1997 until September 30, 1997. From 1993 through 1996, Mr. Lenig was engaged in private consulting to a variety of energy and energy services companies and financial institutions. Mr. Lenig served as President and Chief Operating Officer and a director of Digicon Inc., a seismic services company, from 1989 until 1993.

     MITCHELL L. PETERS has served as Senior Vice President of Grant since December 1997 and has served as President and Chief Executive Officer of Solid State since 1985. Mr. Peters is also a director of Nortech Geomatics Inc.

     MICHAEL P. KEIRNAN has served as Vice President and Chief Financial Officer of Grant since September 30, 1997, and was Vice President and Chief Financial Officer of GGI from February 1997 until September 30, 1997. From March 1996 until February 1997, Mr. Keirnan served as Manager of Treasury Operations of Gundle/SLT Environmental, Inc. Mr. Keirnan also served as Controller and Treasurer of GGI from 1993 through March 1996 and held other senior financial management positions with GGI since 1988.

     BARRY K. BURT has served as Vice President -- International Operations of Grant since September 30, 1997, and was Vice President -- International Operations of GGI from December 1996 until September 30, 1997. From 1986 through December 1996, Mr. Burt held a variety of management positions with GGI in international operations.

     D. HUGH FRASER has served as Vice President -- United States Operations of Grant since September 30, 1997, and was Vice President -- United States Operations of GGI from January 1992 until September 30, 1997. From 1986 through January 1992, Mr. Fraser was an area manager of United States operations with GGI.

     J. KELLY ELLIOTT has served as director of Grant since September 30, 1997. Until that time, Mr. Elliott was Chairman of the Board of GGI beginning on November 20, 1996. He previously served as Chairman of the Board of GGI from June 1993 through November 1995. Mr. Elliott has served as Chairman, President, and Chief Executive Officer of Sigma Electronics, Inc., an electronics and manufacturing company since 1991. Mr. Elliott is also a director of Tescorp, Inc., a cable-manufacturing company. Mr. Elliott has no affiliation with Elliott or Westgate.

     DONALD G. RUSSELL has served as a director of Grant since September 30, 1997 and a director of GGI from February 1997 until September 30, 1997 and from July 1993 through November 1995. Mr. Russell has served as Chairman of the Board and Chief Executive Officer of Sonat Exploration Company, an oil and gas exploration company, since 1988, and a director of Sonat, Inc. since 1994.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company will be paid a monthly retainer of $1,000 and $500 for each board or committee meeting attended by such director. Under the Incentive Plan (as defined below), each nonemployee director of the Company will receive 3,000 restricted shares of Common Stock on the date that such director is first elected (after the adoption of the Incentive Plan) and again upon the date of each subsequent reelection to the board of directors. Nonemployee directors are also eligible to receive other Awards under the Incentive Plan. See "-- 1997 Equity and Performance Incentive Plan."

COMPENSATION OF EXECUTIVE OFFICERS

     The Company was organized in September 1997 and did not conduct any operations or have any employees before the Effective Date. As a result, the Company does not have any executive officers with respect to whom disclosure of executive compensation is required under the Securities Act or the rules and regulations promulgated thereunder.

EMPLOYMENT AGREEMENTS

     Grant and Solid State have entered into employment agreements (the "Employment Agreements") with Larry E. Lenig, Jr. and Mitchell L. Peters (the "Executive Officers"), respectively. The Employment Agreements have an initial term through December 31, 2000 and provide for annual base salaries of $180,000 for Mr. Lenig and Cdn $230,000 for Mr. Peters. Mr. Lenig's Employment Agreement also provides for an annual bonus based on the Company's performance. The Employment Agreements provide generally that, if the Executive Officer is terminated for any reason other than for "cause" (as defined in the Employment Agreements), the Company must: (i) in Mr. Lenig's case, make base salary payments for the remainder of his Employment Agreement's term, and (ii) in Mr. Peters' case, make a payment equal to two-times his base salary in effect as of the date of termination. Each of Mr. Lenig and Mr. Peters has agreed pursuant to the Employment Agreements not to compete with the Company by engaging in any "competing business" (as defined in the Employment Agreements) for a period of 24 months following termination of employment or, in Mr. Lenig's case, 24 months following the term of his agreement.

1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan) was adopted by the Board of Directors and approved by Grant's stockholders in December 1997. A total of one million shares of Common Stock has been reserved for issuance under the Incentive Plan. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of the Company and its subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and nonemployee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. As of the date of the Subscription Offering Prospectus, no Awards have been granted under the Plan.

401(k) PLAN

     The Company has assumed GGI's defined contribution retirement plan, which complies with Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan was adopted by GGI in January of 1989 and assigned to the Company as of the Effective Date. Substantially all U.S. based employees of the Company and its subsidiaries with at least six months of continuous service are eligible to participate and may contribute from 1% to 15% of their annual compensation. Under the 401(k) Plan, the Company may provide matching contributions of a discretionary percentage, as determined by the Board of Directors, of an employee's contributions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SELLING STOCKHOLDERS

     In connection with the consummation of the Plan, the Selling Stockholders satisfied certain claims of Foothill Capital Corporation against GGI (the "Foothill Claim") in the amount of approximately $12.7 million. In addition, Westgate purchased certain claims of Oyo Geospace Corporation against GGI (the "Oyo Claim") that were assumed by Grant, in the principal amount of approximately $6.9 million, and the Selling Stockholders purchased certain claims of Madeleine L.L.C. against GGI (the "Madeleine Claim"), in the amount of approximately $5.6 million. The Selling Stockholders' satisfaction of the Foothill Claim was credited against the cash obligation under the Cash Purchase Price. In exchange for the satisfaction of the Foothill Claim and the cancellation of the Oyo Claim, Grant issued 19,571.162 shares of Preferred Stock, to the Selling Stockholders. The Preferred Stock provides for dividends payable in additional shares of Preferred Stock at a rate of 10.5% per annum, the right to designate two members of the board of directors of Grant and the right to vote on certain extraordinary matters presented for a stockholder vote. On December 19, 1997, Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott for the Subordinated Note. Elliott loaned $10.2 million to the Company on November 26, 1997, under a demand promissory note (the "Promissory Note"), with interest at a rate per annum equal to the prime rate plus 2%. On
December   , 1997, the Selling Stockholders and Grant paid the remainder of the
Cash Purchase Price, approximately $34.8 million, which included the satisfaction of the Madeleine Claim and the cancellation of the Promissory Note. In addition, upon consummation of the Subscription Offering, Elliott is entitled to receive 237,500 shares of Common Stock pursuant to the Plan.

     Elliott is a Delaware limited partnership and Westgate is a Cayman Islands limited partnership, each of which invests and trades in a wide range of United States and non-United States equity and debt securities and other financial and investment interests, instruments and property. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P., which was formed by Mr. Singer in 1975. Elliott commenced operations in 1977, and its limited partners include pension plans, corporations, family groups, individuals and a substantial investment by Mr. Singer and his family. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. Jonathan D. Pollock, Chairman of the Board and a director of the Company, is also a Portfolio Manager with Stonington Management Corporation.

LOAN AND SECURITY AGREEMENT

     On October 1, 1997, Grant and Elliott entered into the Credit Facility under which the Company may borrow up to an aggregate principal amount of $5 million in revolving loans. The Company is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. The term of the Credit Facility runs through March 31, 1999 at which time all obligations of the Company under the Credit Facility are due and payable. Elliott has also advanced the Acquisition Financing under a $15.8 million term note pursuant to the Credit Facility. The revolving loans and any term notes under the Credit Facility are secured by all of the Company's assets and a pledge by the Company of certain notes and all the outstanding shares of capital stock of its subsidiaries. Each subsidiary of the Company has executed a guaranty in favor of Elliott, each of which guarantees payment of all the Company's obligations owed to Elliott under the Credit Facility. Each subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty.

REGISTRATION RIGHTS AGREEMENT

     On September 19, 1997, the Selling Stockholders and the Company entered into a Registration Rights Agreement, as amended (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, stockholders holding at least 25% of the Registrable Securities (as defined below) have the right to require, or "demand," to register such Registrable Securities. Such demand rights are subject to the condition that the Company would not be required to effect more than five demand registrations and no more than three demands within any twelve-month period. Such holders also have the right to participate, or "piggyback," in equity offerings, if the Company proposes to register any of its equity securities under the Securities Act for its own account or for the account of other stockholders, subject to reduction of the size of such offering on the advice of the underwriters. "Registrable Securities" is defined in the Registration Rights Agreement as all shares of Common Stock issued to the Selling Stockholders in connection with the Plan or the Acquisition and any equity securities of the Company issued or distributed in respect thereof by way of any rights offering, stock dividend, stock split or other distribution, recapitalization or reclassification and any equity securities acquired upon exercise or conversion of any such securities. The Company is required to pay all expenses in connection with such demand and piggyback registrations and is required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The rights provided in the Registration Rights Agreement are transferable to transferees of Registrable Securities. The Company is registering the Common Stock offered by the Selling Stockholders in connection with the Subscription Offering pursuant to the Registration Rights Agreement.

SOLID STATE AND THE ACQUISITION

     Prior to the Tender Offer, the Selling Stockholders held an aggregate of 9,305,109 shares (representing approximately 63.8% of the fully diluted shares) of Solid State Stock. In connection with the Acquisition, the Principal Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. Grant subsequently contributed the shares of Solid State Stock to SSGI prior to the completion of the Tender Offer. In connection with the Tender Offer, the Selling Stockholders advanced the Acquisition Financing to enable SSGI to consummate the Tender Offer (the "Acquisition Financing"). As a result of the Acquisition, Grant, through SSGI, assumed $36.4 million of debt of Solid State (the "Solid State Debt") of which $16.7 million is held by Elliott, which includes approximately $4.5 million working capital loan made to Solid State by the Selling Stockholders and approximately $12.2 million loaned to Solid State by Elliott under various promissory notes.

     In April 1996, the Selling Stockholders acquired 266,100 shares of Solid State Stock at an approximate price of $1.80 per share. On April 23, 1996, Solid State Geophysical Corp., a U.S. subsidiary of Solid State (the "U.S. Subsidiary") issued to the Selling Stockholders a $2 million 8% Convertible Debenture due April 30, 2001, convertible into 1,141,667 shares of Solid State Stock. In addition, the Selling Stockholders loaned the U.S. Subsidiary $3 million due December 31, 1996 pursuant to a secured loan agreement, with interest at 18% per annum. Such loans, and all other loans (described below) by the Selling Stockholders to the U.S. Subsidiary, were guaranteed by Solid State. As part of these transactions, the Selling Stockholders received warrants to acquire 110,000 shares of Solid State Stock at an exercise price of Cdn $2.76 per share.

     On October 16, 1996, the Selling Stockholders subscribed for 3,044,444 shares of Solid State Stock at a price of Cdn $1.35 per share for aggregate proceeds of $3 million. In addition, pursuant to a secured loan agreement, the Selling Stockholders advanced $9 million to the U.S. Subsidiary. The loan was due October 31, 1999, and required Solid State to use its best efforts to complete a rights offering to raise at least $4 million to pay down the loan by January 31, 1997. Upon such repayment, the interest rate was to be reduced from 18% to 15%. The proceeds were used for working capital and to retire the April 23, 1996 loans. As part of the transaction, the Selling Stockholders received 125,000 warrants to acquire shares of Solid State Stock at an exercise price of Cdn $1.65 per share and the warrants issued as part of the April 23, 1996 transaction were canceled.

     On December 12, 1996, each of Richard Anderson, a nominee of Elliott serving on the board of Solid State, and Michael Latina, an officer of Elliott and a director of Solid State, were awarded options to acquire 20,000 shares of Solid State Stock at an exercise price of Cdn $1.00 per share. In January 1997, Elliott granted to Mitchell Peters, as an incentive, an option to acquire 546,285 shares of Solid State Stock owned by Elliott at an exercise price of Cdn $0.92 per share after payment to Elliott of Cdn $50,000 for the option, such option to be exercisable commencing February 1998. In addition, in connection with the Tender Offer, Elliott has agreed to repurchase such option from Mr. Peters upon taking up any shares under the Tender Offer for an aggregate consideration of Cdn $1,359,415.30, representing the difference in the Tender Offer price and exercise price multiplied by 546,285, less Cdn $50,000. In connection with the Acquisition, Grant assumed Elliott's obligation to repurchase such option.

     In January 1997, Elliott and Westgate subscribed for 4,459,565 and 1,410,000 shares, respectively, at Cdn $0.92 per share. Aggregate proceeds of $4 million were used to retire indebtedness to Westgate and to reimburse expenses of the Selling Stockholders.

     On October 31, 1997, the Selling Stockholders exercised their warrants to acquire 125,000 shares of Solid State Stock. The proceeds from the issuance of the warrants were applied by Solid State to reduce the consolidated indebtedness owed by Solid State to Elliott.

     As of November 30, 1997, the U.S. Subsidiary has outstanding to Elliott approximately $4.5 million under a loan agreement, which matures on March 31, 1999 and approximately $12.2 million under various promissory notes, all of which bear interest at 15% per annum. The maturities of such promissory notes have been extended to March 31, 1999.

OTHER

     The Company engages, in the ordinary course of business, in various transactions with its subsidiaries on a regular basis. These transactions include the transfer of personnel and equipment, advances, repayments, guarantees, and other similar transactions.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     As of the date of this Subscription Offering Prospectus, Elliott owned 7,076,278 shares of Common Stock, representing 50% of the outstanding shares of Common Stock. Westgate owned 10,000 shares of Preferred Stock and 7,076,277 shares of Common Stock, representing 100% of the outstanding shares of Preferred Stock and 50% of the outstanding shares of Common Stock, respectively, and no director, officer, or other person known to the Company owned any shares of the Company's capital stock. Each of Elliott and Westgate has sole voting and dispositive power with respect to their shares.

                            SUBSCRIPTION PROCEDURES

     The following discussion of the Subscription Offering does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Plan and the accompanying Subscription Exercise Notice, which are incorporated herein by reference and is filed as an exhibit to the Registration Statement of which this Subscription Offering Prospectus is a part. See "Additional Information."

SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS

     This Subscription Offering Prospectus and a Subscription Exercise Notice, which contain information concerning the Subscription Offering, is being mailed to each Eligible Subscriber.

     The Plan provides that (i) Eligible Class 5 Claim Holders; (ii) Eligible Class 7 Interest Holders; and (iii) Eligible Class 8 Interest Holders, each as defined in the Plan (collectively, the "Eligible Subscribers") have the right to participate in the Subscription Offering. Each Eligible Subscriber's right to purchase Common Stock is nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. The Plan provides that subscription rights shall represent the right to purchase, in the aggregate 4,750,000 shares of Common Stock, for an aggregate purchase price of $23,750,000. The Eligible Subscribers are divided into the following three groups: (i) Eligible Class 5 Interest Holders that have the right to purchase, in the aggregate, 475,000 shares of Common Stock, for an aggregate purchase price of $2,375,000, (ii) Eligible Class 7 Claim Holders that have the right to purchase, in the aggregate, 4,255,000 shares of Common Stock, for an aggregate purchase price of $21,275,000 and (iii) Eligible Class 8 Interest Holders that have the right to purchase, in the aggregate, 20,000 shares of Common Stock, for an aggregate purchase price of $100,000. NO PERSON IS REQUIRED TO PURCHASE ANY SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

     Pursuant to the Plan, the Company is required to conduct a subscription offering of 4,750,000 shares of Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan also authorized the offering of shares of common stock of a successor company on economically equivalent terms. The Plan provides, however, that Elliott or its affiliates may pay the entire purchase price to GGI, representing the total anticipated proceeds of such offering, and then conduct a subscription offering and retain the proceeds therefrom, which Elliott has elected to do. Because Elliott and certain of its affiliates, as interest holders under the Plan, were entitled to purchase 1,290,586 shares of Common Stock in an offering by the Company, the Selling Stockholders are offering the balance of such shares of Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company is registering such shares of Common Stock pursuant to the Registration Rights Agreement.

EXERCISE OF RIGHTS TO PURCHASE COMMON STOCK

     Each Eligible Subscriber who wishes to exercise rights to purchase shares of Common Stock must properly complete, duly execute and deliver the accompanying Subscription Exercise Notice indicating the number of shares of Common Stock subscribed for, together with a certified check or bank draft upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price and the number of shares sought to be subscribed. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. The Subscription Exercise Notice, together with full payment for shares subscribed for, may be delivered to the Subscription Agent or be mailed in the enclosed return envelope. Subscription Exercise Notices, once delivered, may not be amended, modified or rescinded, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities.

     WHETHER HAND DELIVERED OR MAILED, SUBSCRIPTION EXERCISE NOTICES AND PAYMENT
MUST BE RECEIVED BY 5:00 P.M. EASTERN STANDARD TIME ON                , 1998.
Failure of such receipt by the expiration time for any reason, will be deemed a waiver and release by the Eligible Subscriber of any rights the Eligible Subscriber may have to purchase shares in the Subscription Offering. An executed Subscription Exercise Notice, once delivered cannot be amended, modified or rescinded by an Eligible Subscriber. All determinations as to proper completion, due execution timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of subscription rights shall be made by the Selling Stockholders, whose determination shall be final and binding. The Selling Stockholders in their sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as they may determine or reject the purported exercise of any rights to purchase shares of Common Stock subject to any such defect or irregularity. Deliveries required to be received by the Subscription Agent in connection with a purported exercise of rights to purchase shares of Common Stock will not be deemed to have been so received or accepted until actual receipt thereof by the Subscription Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Selling Stockholders may determine in their sole discretion. Neither the Selling Stockholders nor the Subscription Agent will have any obligation to give notice to any Eligible Subscriber of any defect or irregularity in connection with any purported exercise thereof or incur any liability as a result of any failure to give such notice.

     Questions or requests regarding subscription procedures or related matters
may be directed to the Subscription Agent, (   )   -     .

                    has been appointed as Subscription Agent for the Subscription Offering. Delivery of Subscription Exercise Notices and any other required documents, questions or requests, whether hand delivered or mailed, should be directed to the Subscription Agent as follows:

Telephone:

     Delivery to other than the above address will not constitute a valid delivery.

PURCHASE PRICE

     The Subscription Purchase Price will be $5.00 per share.

     THE SUBSCRIPTION PURCHASE PRICE IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS AN APPRAISAL OR RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK. THE SUBSCRIPTION PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE CURRENT LIQUIDATION VALUE OF THE COMPANY OR THE PRICE AT WHICH THE COMMON STOCK WILL TRADE AFTER COMPLETION OF THE SUBSCRIPTION OFFERING, AND THE SUBSCRIPTION PURCHASE PRICE IS NOT INTENDED, AND MUST NOT BE CONSTRUED, TO EXPRESS AN OPINION AS TO THE VALUE OF COMMON STOCK OFFERED HEREBY.

SETTLEMENT FOR SHARES; DELIVERY OF CERTIFICATES

     As promptly as practicable following the Expiration Date, the Subscription Agent will mail, or cause to be mailed, to each Eligible Subscriber that has sought to exercise rights to purchase shares of Common Stock, a written statement specifying the number of shares of Common Stock validly and effectively subscribed for, together with a stock certificate representing the shares of Common Stock so purchased.

     Although it is anticipated that the Closing Date and delivery of the stock certificates will occur as soon as practicable after the expiration of the Subscription Offering, there can be no assurance that delays will not occur. Subscribers may not be able to sell the shares purchased until certificates are delivered.

                              SELLING STOCKHOLDERS

     All of the 3,459,414 shares of Common Stock being offered hereby are being offered by the Selling Stockholders. Prior to the Subscription Offering, all of the shares of Common Stock of the Company have been owned by the Selling Stockholders, with Elliott and Westgate holding 7,076,278 and 7,076,277 shares, respectively. See "Certain Relationships and Related Transactions -- Selling Stockholders." Assuming all Eligible Subscribers exercise their subscription rights in full, following the Subscription Offering, Elliott and Westgate, respectively, will hold 5,465,321 and 5,465,320 shares of Common Stock (including 237,500 shares of Common Stock that the Selling Stockholders are entitled to receive upon consummation of the Subscription Offering pursuant to the Plan), which will constitute approximately 76% in aggregate of the outstanding shares of Common Stock. Pursuant to the Registration Rights Agreement, the Company is responsible for the expenses of the Subscription Offering.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has and will have upon completion of the Subscription Offering authorized capital stock consisting of 25 million shares of Common Stock, par value $0.001 per share, and 20,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

     All outstanding shares of Common Stock are fully paid and nonassessable. All holders of Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes may not be cumulated in the election of directors. Stockholders have no preemptive or subscription rights other than the subscription rights offered to Eligible Subscribers pursuant to the Plan and this Subscription Offering. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities. See "Dividend Policy." The rights of holders of Common Stock will be subject to any preferential rights of any Preferred Stock that is issued and outstanding or that may be issued in the future.

PREFERRED STOCK

     Holders of Preferred Stock have dividend and liquidation preferences to holders of Common Stock and all other outstanding capital stock of the Company and have the right to approve the issuance of any parity or senior securities. Dividends on Preferred Stock accrue at an annual rate of 10.5% and are cumulative and payable annually in additional shares of Preferred Stock. The Preferred Stock is redeemable by the Company at the Company's option at any time at a price per share equal to 100% of the liquidation value of $1,000 per share, plus accrued and unpaid dividends. The Company must also redeem the Preferred Stock upon a Change in Control (as defined in the Certificate of Incorporation) of the Company, in whole or in part, at the option of the holders of Preferred Stock, at a redemption price per share equal to 105% of the liquidation value plus accrued and unpaid dividends to the date of redemption. The Preferred Stock, voting separately as a class, is entitled to elect two directors to the Board of Directors of the Company. In addition, upon default by the Company in its obligations under the terms of the Preferred Stock, the Board of Directors of the Company shall be increased by two and the holders of the Preferred Stock shall have the right to elect directors to fill such new directorships. Holders of Preferred Stock are also entitled to vote as a class on certain extraordinary matters, such as amendments to the Certificate of Incorporation or the issuance of parity or senior securities, reclassification of junior securities to parity or senior securities, the authorization of consolidations, mergers or the sale or disposition of substantially all of the Company's assets or the authorization of the sale or other disposition of properties or assets exceeding 25% of the economic value of the Company. The holders of Preferred Stock do not have any other voting rights, except as otherwise required by law.

LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation limits the liability of directors to the extent allowed by the Delaware General Corporation Law. Specifically, directors will not be held liable to the Company or its stockholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the duty of loyalty to the Company or its stockholders, (ii) actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or (iv) actions or omissions pursuant to which the director will receive an improper personal benefit.

     The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws.

     The Certificate of Incorporation does not eliminate the directors' duty of care. The inclusion of this provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. The affirmative vote of the holders of two-thirds or more of the outstanding voting stock of the Company will be required to amend this provision.

     The Certificate of Incorporation and By-laws provide that the Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director serves at the Company's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner and in the Company's best interest. The affirmative vote of the holders of two-thirds or more of the outstanding voting stock of the Company will be required to amend this provision.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Subscription Offering, the Selling Stockholders will own approximately 76% of the outstanding Common Stock, assuming all Eligible Subscribers exercise their subscription rights in full.

     Upon completion of the Subscription Offering, the Company will have 14,390,055 shares of Common Stock outstanding. Of these shares, the 3,459,414 shares of Common Stock sold in the Subscription Offering will be freely tradeable in the public market without restriction by persons other than affiliates of the Company. The remaining 10,930,641 shares of Common Stock outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Consequently, such shares may not be resold unless they are registered under the Securities Act or resold pursuant to an applicable exemption from registration under the Securities Act, such as Rule 144.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is, entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Prior to the Subscription Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the open market could adversely affect prevailing market prices. The Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the National Association of Securities Dealers Automated Quotation System.

                                    EXPERTS

     The consolidated financial statements of GGI as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the nine month period ended September 1997 and the consolidated balance sheet of Grant at September 30, 1997 have been included in this Subscription Offering Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of GGI contains an explanatory paragraph that states that GGI's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of Solid State for each of the three years ended August 31, 1997 and for each of the years in the period ended August 31, 1997 included in this Subscription Offering Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Subscription Offering Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from the Subscription Offering Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information with respect to the Company and the Common Stock offered in the Subscription Offering, reference is hereby made to the Registration Statement and the exhibits thereto. Statements made in this Subscription Offering Prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the

Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of its fiscal year.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                               GRANT GEOPHYSICAL, INC.                                  PAGE
                                                                                        ----
Independent Auditors Report:
  GGI Liquidating Corporation.........................................................   F-2
  Grant Geophysical, Inc..............................................................   F-3
Consolidated Balance Sheets:
  GGI Liquidating Corporation as of December 31, 1995 and 1996........................   F-4
  Grant Geophysical, Inc. as of September 30, 1997....................................   F-4
Consolidated Statement of Operations:
  GGI Liquidating Corporation for the years ended December 31, 1994, 1995 and 1996 and
     for the nine month period ended September 30, 1996 (unaudited) and 1997..........   F-5
Consolidated Statement of Stockholders' Equity:
  GGI Liquidating Corporation for the years ended December 31, 1993, 1994, 1995 and
     1996.............................................................................   F-6
  Grant Geophysical, Inc. as of September 30, 1997....................................   F-6
Consolidated Statement of Cash Flows:
  GGI Liquidating Corporation for the years ended December 31, 1994, 1995 and 1996 and
     for the nine month period ended September 30, 1996 (unaudited) and 1997..........   F-7
Notes to Consolidated Financial Statements............................................   F-9

                             SOLID STATE GEOPHYSICAL INC.                               PAGE
                                                                                        ----
Auditors' Report -- Chartered Accountants.............................................  F-34
Comments by Auditors for U.S. Readers on Canada -- U.S. Reporting
  Difference -- Chartered Accountants.................................................  F-34
Consolidated Balance Sheet............................................................  F-35
Consolidated Statement of Operations and (Deficit) Retained Earnings..................  F-36
Consolidated Statement of Changes in Financial Position...............................  F-37
Notes to Consolidated Financial Statements............................................  F-38

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GGI Liquidating Corporation

     We have audited the accompanying consolidated balance sheets of GGI Liquidating Corporation (a debtor-in-possession as of December 31, 1996) (formerly Grant Geophysical, Inc.) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996 and the nine month period ended September 30, 1997. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of GGI Liquidating Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of GGI Liquidating Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, and the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that GGI Liquidating Corporation will continue as a going concern which contemplates among other things, the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the consolidated financial statements, GGI Liquidating Corporation (the Petitioning Company) filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code on December 6, 1996. The chapter 11 case of the Petitioning Company is administered by the United States Bankruptcy Court for the District of Delaware (the "Court"). The Petitioning Company is operating the business as debtor-in-possession which requires certain of its actions to be approved by the Court. In September 1997 the Court approved the "Second Amended Plan of Reorganization" (the "Plan") filed by GGI Liquidating Corporation. The Plan was consummated on September 30, 1997, with the purchase by Grant Geophysical, Inc. of substantially all of the assets and the assumption of certain liabilities of GGI Liquidating Corporation. GGI Liquidating Corporation is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI Liquidating Corporation will dissolve and cease to exist. The consolidated financial statements and financial statement schedule do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the Plan and the distribution of assets pursuant thereto.

/s/ KPMG Peat Marwick LLP
Houston, Texas
December 22, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Grant Geophysical, Inc.

     We have audited the accompanying consolidated balance sheet of Grant Geophysical, Inc. and subsidiaries as of September 30, 1997. This consolidated financial statement is the responsibility of Grant Geophysical, Inc.'s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Grant Geophysical, Inc. and subsidiaries as of September 30, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Houston, Texas
December 22, 1997

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                  GGI
                                                                                          --------------------
                                                                                              DECEMBER 31,              GRANT
                                                                                         ----------------------     SEPTEMBER 30,
                                                                                           1995         1996            1997
                                                                                         --------     ---------     -------------
                                                             ASSETS
Current assets:
  Cash and cash equivalents............................................................  $  1,047     $   6,772        $ 5,618
  Restricted cash......................................................................       100            --            321
  Accounts receivable:
    Trade (net of allowance for doubtful accounts of $2,344, and $5,711 at December 31,
     1995 and 1996, respectively, and $0 at September 30, 1997)........................    37,069        19,471         15,017
    Other..............................................................................     1,826           996          1,754
  Inventories..........................................................................     1,417           503            530
  Prepaids.............................................................................     3,347         1,411          1,924
  Work in process......................................................................     6,772         1,071          1,339
                                                                                          -------       -------        -------
        Total current assets...........................................................    51,578        30,224         26,503
Property, plant and equipment:
  Land.................................................................................       231           231            231
  Buildings and improvements...........................................................     1,692         1,397          1,116
  Plant facilities and store fixtures..................................................     2,723         1,703            259
  Machinery and equipment..............................................................    88,573        90,892         30,922
                                                                                          -------       -------        -------
        Total property, plant and equipment............................................    93,219        94,223         32,528
  Less accumulated depreciation........................................................    61,565        56,555             --
                                                                                          -------       -------        -------
        Net property, plant and equipment..............................................    31,654        37,668         32,528
Deferred costs.........................................................................       334            --             --
Restricted cash........................................................................       315           321             --
Goodwill...............................................................................        --            --         21,012
Other assets...........................................................................     3,051         1,910          2,806
                                                                                          -------       -------        -------
        Total assets...................................................................  $ 86,932     $  70,123        $82,849
                                                                                          =======       =======        =======
                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable, current portion of long-term debt and capital lease obligations.......  $ 18,430     $     589        $ 3,940
  Accounts payable.....................................................................    19,241         3,975          5,820
  Accrued expenses.....................................................................     5,643         3,051          4,131
  Due to GGI...........................................................................                                 34,783
  Foreign income taxes payable.........................................................       231           188          1,868
                                                                                          -------       -------        -------
        Total current liabilities......................................................    43,545         7,803         50,542
Pre-petition liabilities subject to chapter 11 case....................................        --        90,244             --
Long-term debt and capital lease obligations, excluding current portion................     8,789            --          6,209
Unearned revenue.......................................................................     4,074         6,031          3,191
Other liabilities and deferred credits.................................................       809           258          3,336
Commitments and contingencies..........................................................        --            --             --
Stockholders' equity (deficit):
  $2.4375 Convertible exchangeable preferred stock, $.01 par value. Authorized
    2,300,000 shares; issued and outstanding 2,157,000 and 2,300,000 shares at December
    31, 1995 and 1996, respectively, none issued and outstanding at September 30, 1997.
    (liquidating preference $25 per share, aggregating $57,500,000)....................        22            23             --
  Series A Convertible preferred stock, $.01 par value. Authorized 75,000 shares; none
    issued and outstanding.............................................................        --            --             --
  Junior preferred stock, $100 par value. Authorized 15,000 shares; issued and outstanding 14,904 shares at December 31, 1995 and 1996, none at September 30,
    1997...............................................................................     1,490         1,490             --
  Serial preferred stock, $100 par value. Authorized 250,000 shares; none issued and
    outstanding........................................................................        --            --             --
  Common stock, $.001 par value. Authorized 100 shares; issued and outstanding 1 share at September 30, 1997 none authorized, issued and outstanding at December 31, 1995
    and 1996...........................................................................        --            --             --
  Common stock, $.002 par value. Authorized 40,000,000 shares; issued and outstanding
    12,234,151 and 20,641,765 shares at December 31, 1995 and 1996, respectively, none
    issued and outstanding at September 30, 1997.......................................        24            41             --
  Cumulative pay-in-kind preferred stock, $.001 par value. Authorized 20,000 shares;
    issued and outstanding 19,571 shares at September 30, 1997 none authorized, issued and outstanding at December 31, 1995 and 1996; liquidating preference of $1,000 per
    share..............................................................................        --            --         19,571
  Additional paid-in capital...........................................................   112,122       124,203             --
  Accumulated deficit..................................................................   (83,943)     (159,970)            --
                                                                                          -------       -------        -------
        Total stockholders' equity (deficit)...........................................    29,715       (34,213)        19,571
                                                                                          -------       -------        -------
        Total liabilities and stockholders' equity.....................................  $ 86,932     $  70,123        $82,849
                                                                                          =======       =======        =======

          See accompanying notes to consolidated financial statements.

                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  GGI
                                  -------------------------------------------------------------------
                                                                                   NINE MONTHS
                                                                                      ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Revenues........................  $    73,691   $    91,996   $   105,523   $    80,925   $    92,705
Expenses:
  Direct operating expenses.....       53,132        69,046       136,326        83,243        71,006
  Other operating expenses......        7,810         8,527        17,865         8,948         6,473
  Depreciation and
     amortization...............       12,079         9,424        11,500         8,237         8,432
  Special charge for asset
     impairment.................        9,911            --         5,802            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Total costs and
            expenses............       82,932        86,997       171,493       100,428        85,911
                                  -----------   -----------   -----------   -----------   -----------
          Operating
            income/(loss).......       (9,241)        4,999       (65,970)      (19,503)        6,794
Other income (deductions):
  Interest expense..............       (3,561)       (3,635)       (7,558)       (4,460)       (4,037)
  Reorganization costs..........           --            --          (412)           --        (3,543)
  Interest income...............          177           113            36            34           279
  Other.........................        1,380         2,076          (502)           26         2,266
                                  -----------   -----------   -----------   -----------   -----------
          Total other
            deductions..........       (2,004)       (1,446)       (8,436)       (4,400)       (5,035)
                                  -----------   -----------   -----------   -----------   -----------
          Income (loss) before
            income taxes........      (11,245)        3,553       (74,406)      (23,903)        1,759
Income tax expense..............          193           391         1,621           945         2,184
                                  -----------   -----------   -----------   -----------   -----------
          Net income (loss).....  $   (11,438)  $     3,162   $   (76,027)  $   (24,848)  $      (425)
                                   ==========    ==========    ==========    ==========    ==========
          Net loss applicable to
            common stock........  $   (16,696)  $    (2,096)  $   (82,390)  $   (30,185)  $      (425)
                                   ==========    ==========    ==========    ==========    ==========
INCOME (LOSS) PER COMMON
  SHARE -- ASSUMING NO AND FULL
  DILUTION:
Net income (loss)...............  $     (0.92)  $      0.25   $     (5.17)  $     (1.85)  $     (0.02)
Dividend requirement on $2.4375
  preferred stock...............        (0.42)        (0.42)        (0.43)        (0.39)           --
                                  -----------   -----------   -----------   -----------   -----------
Net loss per common share.......  $     (1.34)  $     (0.17)  $     (5.60)  $     (2.24)  $     (0.02)
                                   ==========    ==========    ==========    ==========    ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
  Primary.......................   12,470,704    12,535,352    14,699,824    13,455,767    21,826,940
  Fully diluted.................   12,484,093    12,571,984    14,699,824    13,455,767    21,826,940

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                 GGI
                     --------------------------------------------------------------------------------------------
                       $2.4375
                     CONVERTIBLE     SERIES A
                     EXCHANGEABLE   CONVERTIBLE    JUNIOR       CUMULATIVE               ADDITIONAL
                      PREFERRED      PREFERRED    PREFERRED     PAY-IN-KIND     COMMON    PAID-IN     ACCUMULATED
                        STOCK          STOCK        STOCK     PREFERRED STOCK   STOCK     CAPITAL       DEFICIT
                     ------------   -----------   ---------   ---------------   ------   ----------   -----------
Balances at December
 31, 1993...........     $ 22          $  --       $ 1,490        $    --        $ 24     $111,905     $ (75,667)
 Net loss...........       --             --            --                         --           --       (11,438)
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......       --             --            --             --          --           62            --
 Proceeds from sale
   of 11,500 shares
   under the
   Incentive Stock
   Option Plan......       --             --            --             --          --            1            --
                          ---           ----        ------         ------         ---     --------      --------
Balances at December
 31, 1994...........       22             --         1,490             --          24      111,968       (87,105)
 Net income.........       --             --            --             --          --           --         3,162
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......       --             --            --             --          --           86            --
 Proceeds from sale
   of 15,000 shares
   under the
   Incentive Stock
   Option Plan......       --             --            --             --          --           11            --
 Restricted common
   stock issued
   under the
   Employee
   Retirement
   Savings Plan.....       --             --            --             --          --           57            --
                          ---           ----        ------         ------         ---     --------      --------
Balances at December
 31, 1995...........       22             --         1,490             --          24      112,122       (83,943)
 Net loss...........       --             --            --             --          --           --       (76,027)
 Common stock issued
   in connection
   with obtaining
   equipment and
   short- and
   long-term
   financing........       --             --            --             --          --          389            --
 Issuance of 143,000
   shares of $2.4375
   Convertible
   exchangeable
   preferred stock,
   net of non-cash
   issuance costs of
   $171,000.........        1             --            --             --          --        1,372            --
 Issuance of 70,000
   shares of Series
   A convertible
   preferred
   stock............       --              1            --             --          --        6,999            --
 Conversion of
   convertible
   debentures.......       --             --            --             --           7        2,767            --
 Conversion of
   Series A
   convertible
   preferred
   stock............       --             (1)           --             --           9           (8)           --
 Proceeds from the
   exercise of
   200,000
   warrants.........       --             --            --             --           1          150            --
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......       --             --            --             --          --          129            --
Proceeds from sale
 of 125,000 shares
 under the Incentive
 Stock Option
 Plan...............       --             --            --             --          --          145            --
 Restricted common
   stock issued
   under the
   Employee
   Retirement
   Savings Plan.....       --             --            --             --          --          138            --
                          ---           ----        ------         ------         ---     --------      --------
Balances at December
 31, 1996...........     $ 23          $  --       $ 1,490        $    --        $ 41     $124,203     $(159,970)


                            TOTAL
                        STOCKHOLDERS'
                      EQUITY (DEFICIT)
                      -----------------
                     <
Balances at December
 31, 1993...........      $  37,774
 Net loss...........        (11,438)
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......             62
 Proceeds from sale
   of 11,500 shares
   under the
   Incentive Stock
   Option Plan......              1
                           --------
Balances at December
 31, 1994...........         26,399
 Net income.........          3,162
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......             86
 Proceeds from sale
   of 15,000 shares
   under the
   Incentive Stock
   Option Plan......             11
 Restricted common
   stock issued
   under the
   Employee
   Retirement
   Savings Plan.....             57
                           --------
Balances at December
 31, 1995...........         29,715
 Net loss...........        (76,027)
 Common stock issued
   in connection
   with obtaining
   equipment and
   short- and
   long-term
   financing........            389
 Issuance of 143,000
   shares of $2.4375
   Convertible
   exchangeable
   preferred stock,
   net of non-cash
   issuance costs of
   $171,000.........          1,373
 Issuance of 70,000
   shares of Series
   A convertible
   preferred
   stock............          7,000
 Conversion of
   convertible
   debentures.......          2,774
 Conversion of
   Series A
   convertible
   preferred
   stock............             --
 Proceeds from the
   exercise of
   200,000
   warrants.........            151
 Restricted common
   stock issued
   under the
   Incentive Stock
   Option Plan......            129
Proceeds from sale
 of 125,000 shares
 under the Incentive
 Stock Option
 Plan...............            145
 Restricted common
   stock issued
   under the
   Employee
   Retirement
   Savings Plan.....            138
                           --------
Balances at December
 31, 1996...........      $ (34,213)

                                                                          GRANT
                     ---------------------------------------------------------------------------------------------------------------
Beginning
 balances...........     $ --          $  --       $    --        $    --        $ --     $     --    $      --        $      --
Common stock, one
 share issued.......       --             --            --             --          --           --           --               --
Cumulative preferred
 stock Issued.......     $ --          $  --       $    --        $19,571        $ --     $     --    $      --        $  19,571
                          ---           ----        ------         ------         ---     --------     --------         --------
Balances at
 September 30, 1997      $ --          $  --       $    --        $19,571        $ --     $     --    $      --        $  19,571
                          ===           ====        ======         ======         ===     ========     ========         ========

          See accompanying notes to consolidated financial statements.

                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                         GGI
                                               -------------------------------------------------------
                                                                                     NINE MONTHS
                                                                                        ENDED
                                                  YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               ------------------------------   ----------------------
                                                 1994       1995       1996        1996         1997
                                               --------   --------   --------   -----------   --------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income -- (loss).......................  $(11,438)  $  3,162   $(76,027)   $ (24,848)   $   (425)
  Adjustments to reconcile net income/(loss)
     to net cash provided by (used in)
     operating activities:
     Special charge for asset impairment.....     9,911         --      5,802           --          --
     Provision for doubtful accounts.........        14         --      5,511           --          --
     Depreciation and amortization expense...    12,079      9,424     11,500        8,237       8,432
     Deferred costs amortization.............     5,824     12,550     29,528       18,595          --
     Loss on sale of subsidiaries............        --         --        198           --          --
     (Gain) -- loss on the sale of fixed
       assets................................       (10)      (212)       (25)         (13)         39
     Gain on insurance claim.................        --     (1,247)        --           --          --
     Exchange loss (gain)....................      (121)      (102)       251           (4)         98
     Other non-cash items....................        61        191        328          330         225
Changes in assets and liabilities, excluding
  effects of divestitures:
(Increase) decrease in:
  Accounts receivable........................    (4,046)   (14,828)    13,346        4,320       2,375
  Inventories................................        --         27        914          179         (27)
  Prepaids...................................    (1,747)    (1,701)     1,228         (732)       (538)
  Work-in-process............................    (5,242)   (18,439)   (24,969)     (24,969)       (268)
  Other assets...............................      (589)      (521)     1,846         (192)     (1,031)
Increase (decrease) in:
  Accounts payable...........................     1,659     10,637      9,328        1,024       3,143
  Accrued expenses...........................      (619)     1,046      5,059        1,398         830
  Foreign income taxes payable...............        (2)       122        390          135       1,767
  Other liabilities and deferred credits.....    (2,564)     2,650      7,973        1,511      (2,320)
Change in pre-petition liabilities subject to
  Chapter 11 case:
     Accounts payable........................        --         --         --           --      (2,226)
     Accrued expenses........................        --         --       (125)          --      (1,732)
     Foreign income tax payable..............        --         --         --           --        (194)
     Other liabilities and deferred
       credits...............................        --         --     (1,402)          --      (3,622)
                                               --------   --------   --------     --------    --------
          Total cash provided by (used in)
            operating activities.............     3,170      2,759     (9,346)     (15,029)      4,526
                                               --------   --------   --------     --------    --------
Cash flows from (used in) investing
  activities:
  Capital expenditures, net..................    (9,697)   (13,757)   (10,339)      (9,546)     (6,751)
  Proceeds from the sale of assets...........        13        255         25           13          20
  Proceeds from the sale of
     subsidiaries/businesses.................       880         --         39           --          --
  Insurance proceeds from arson damage, net
     of losses incurred......................        --      1,351         --           --          --

                                                        (Continued on next page)

                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                         GGI
                                               -------------------------------------------------------
                                                                                     NINE MONTHS
                                                                                        ENDED
                                                  YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               ------------------------------   ----------------------
                                                 1994       1995       1996        1996         1997
                                               --------   --------   --------    --------     --------
                                                                                (UNAUDITED)
  Restricted cash............................      (894)     2,879         94         (340)         --
                                               --------   --------   --------     --------    --------
     Net cash used in investing activities...    (9,698)    (9,272)   (10,181)      (9,873)     (6,731)
                                               --------   --------   --------     --------    --------
Cash flows from (used in) financing
  activities:
  Proceeds from the exercise of stock options
     and warrants............................         2         11        296          295          --
  Proceeds from issuance of $2.4375 preferred
     stock, net of issuance costs............        --         --      1,544        1,573          --
  Proceeds from issuance of Series A
     preferred stock.........................        --         --      7,000        7,000          --
  Borrowings made during the period..........    77,754     89,950    122,354       95,439       4,207
  Repayment on borrowings during the
     period..................................   (72,496)   (83,032)  (105,757)     (80,401)     (1,838)
  Pre-petition liabilities subject to Chapter
     11 case:
     Borrowings under credit facility........        --         --      3,612           --      49,385
     Repayment on borrowings.................        --         --     (3,382)          --     (50,465)
                                               --------   --------   --------     --------    --------
     Net cash provided by financing
       activities............................     5,260      6,929     25,667       23,906       1,289
Effect of exchange rate changes on cash......      (720)      (173)      (415)         (51)       (238)
                                               --------   --------   --------     --------    --------
  Net increase (decrease) in cash and cash
     equivalents.............................    (1,988)       243      5,725       (1,047)     (1,153)
Cash and cash equivalents at beginning of
  period.....................................     2,792        804      1,047        1,047       6,772
                                               --------   --------   --------     --------    --------
Cash and cash equivalents at end of period...  $    804   $  1,047   $  6,772   $       --    $  5,618
                                               ========   ========   ========     ========    ========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES. SEE NOTE
                                      17.

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               DECEMBER 31, 1994, 1995, 1996, SEPTEMBER 30, 1997

(1) BASIS OF PRESENTATION

     Effective September 30, 1997, Grant Geophysical, Inc. ("Grant"), which was formerly known as Grant Acquisition Corporation, acquired substantially all of the assets and assumed certain liabilities of GGI Liquidating Corporation ("GGI"), which was formerly known as Grant Geophysical, Inc. As of September 30, 1997, Elliott Associates L.P. ("Elliott") and Westgate International, L.P. ("Westgate") own all of the issued and outstanding common and preferred stock of Grant. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. For financial statement purposes, the purchase of GGI's assets by Grant was accounted for as a purchase acquisition. The effects of the acquisition have been reflected in Grant's assets and liabilities at that date. As a result, Grant's consolidated balance sheet as of September 30, 1997 is presented on Grant's new basis of accounting, while the consolidated balance sheets as of December 31, 1995 and 1996 and the consolidated statements of operations and cash flows for the three-years ended December 31, 1996 and the nine-months ended September 30, 1996 (unaudited) and 1997 are presented on GGI's historical cost basis of accounting. Because of the recent acquisition and related adjustment of assets and liabilities to fair value as of September 30, 1997, the carrying value of Grant's financial assets and liabilities approximates fair value.

     On December 6, 1996, (the "Petition Date") GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The reorganization was precipitated by several factors, including overly rapid and underfinanced expansion in the United States and Latin American markets, costs related to the development of a proprietary data recording system and poor operational results in the United States and certain international markets. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with the reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed a plan of Reorganization (the "Plan"), which was consummated on September 30, 1997 (the "Effective Date") with the purchase by Grant of substantially all of the assets and the assumption certain liabilities of GGI. GGI is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI will dissolve and cease to exist.

     Grant was incorporated in Delaware in September 1997. Grant has several wholly owned subsidiaries incorporated in the United States and certain foreign jurisdictions and has established branch operations in various foreign jurisdictions. Grant provides the petroleum industry with land and transition zone seismic data acquisition services. Grant operates seismic crews in areas of oil and gas exploration in the United States, Latin America and the Far East.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Going Concern Considerations -- GGI

     The accompanying financial statements of GGI have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As described earlier, GGI is in the process of distributing its assets pursuant to the Plan and will be dissolved. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that may result from the Plan and the distribution of assets pursuant thereto.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Principles of Consolidation

     Each of the consolidated financial statements include the accounts of GGI or Grant and all of their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Revenues

     Revenues from data acquisition are recognized based on contractual rates set forth in the related contract. If the contract only provides a rate for the completed service, revenue and any unearned revenue recorded is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

  Cash and Cash Equivalents

     For purposes of the consolidated statement of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. Investments in Federal agency securities were $701,000, at December 31, 1995. There were no such investments at December 31, 1996 or September 30, 1997.

  Restricted Cash

     At December 31, 1995 and 1996, and September 30, 1997, restricted cash included three certificates of deposit totaling $415,000, $321,000 and $321,000, respectively, which are pledged as collateral for letters of credit.

  Inventories

     Inventories, which consist primarily of miscellaneous supplies, are stated at lower of cost or market. Cost is determined using the specific identification method.

  Work in Process

     Expenses related to the work in progress of seismic crews are deferred and recognized over the performance of the contract.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

     Depreciation is provided principally by the straight-line method over the estimated useful lives of the various classes of assets as follows:

                                                                                YEARS
                                                                                -----
        Buildings and improvements............................................  5-10
        Data processing equipment.............................................   3-5
        Office equipment......................................................  5-10
        Seismic exploration and transportation equipment......................  3-10

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Plant and equipment held under capital leases are amortized by the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations. Betterments and major renewals are capitalized.

  Capitalized Software Costs

     Capitalized software costs consist of certain expenses incurred to internally develop software. Capitalization of cost begins upon the establishment of the software's technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

     At December 31, 1995, GGI had capitalized approximately $717,000 of software development costs which were included in property, plant and equipment. At December 31, 1996, in conjunction with GGI's evaluation of the recoverability of its asset carrying values, $760,000 carrying value of capitalized software was written off. See Note 4.

  Multi-Client Data Library

     The costs incurred in acquiring and processing multi-client seismic data owned by Grant are capitalized. During the twelve month period beginning with the initiation of acquisition of each multi-client survey, costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. Thereafter, amortization of remaining capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or straight line over four years.

     On a quarterly basis, management estimates the residual value of each survey, and additional amortization is provided if the remaining revenues reasonably expected to be obtained from any survey are less than the carrying value of such survey.

     At September 30, 1997 Grant did not have any unamortized costs related to multi-client seismic data.

  Asset Impairment

     In the fourth quarter of 1995, GGI adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the fourth quarter of 1994, GGI reviewed the quantity and age of its data acquisition equipment to ensure the carrying amount of these assets were recoverable. While still usable, rapid technological changes which had occurred during the preceding three years and a resultant demand for new advanced technology equipment by GGI's customers made it unlikely that the carrying value of certain equipment prior to the write down was recoverable from expected future cash flows. Accordingly, GGI recorded a $9,911,000 special charge for asset impairment during 1994. Adoption of SFAS No. 121 did not materially affect GGI's consolidated results of operations or financial position at December 31, 1995. At December 31, 1996, as a result of this review, a $5,802,000 charge for asset impairment was recorded during the fourth quarter of 1996. See Note 4.

     Long-lived assets and certain identifiable intangibles are written down to their current fair value whenever events or changes in circumstances indicate that the carrying amount of these assets are not recoverable. These events or changes in circumstances may include but are not limited to a significant change in the extent in which an assets is used, a significant decrease in the market value of the asset, or a projection or forecast that

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

demonstrates continuing losses associated with an asset. If an impairment is determined, the asset is written down to its current fair value and a loss is recognized.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. Goodwill will be amortized over thirty years. Grant assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Grant's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reorganization Costs

     Reorganization costs consist of professional fees and similar types of expenditures directly related to GGI's chapter 11 proceeding, and are expensed as incurred. During 1996 and the nine months ended September 30, 1997, GGI had incurred approximately $412,000 and $3,543,000 of reorganization costs.

  Foreign Exchange Gains and Losses

     In an effort to mitigate foreign exchange rate fluctuations, the majority of international contracts are billed and paid at a certain U.S. Dollar rate. Foreign currency transaction gains and losses are included in Other income/deductions. Grant does not presently use derivatives or forward foreign exchange hedging contracts.

  Income Taxes

     The Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Post Employment Benefits

     GGI adopted SFAS No. 112 effective January 1, 1994. SFAS No. 112 requires companies to account for benefits to former or inactive employees after employment but before retirement on the accrual basis of accounting. Post-employment benefits include every form of benefit provided to former or inactive employees, their beneficiaries and covered dependents. Benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of benefits such as health care benefits and life insurance

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

coverage. Adoption of SFAS No. 112 did not materially affect GGI's consolidated results of operations or financial position.

  Income (Loss) Per Common Share

     GGI's income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period. For purposes of this calculation, outstanding stock options and warrants are considered common stock equivalents. Fully diluted income (loss) per common share is determined based upon the weighted average number of common shares, calculated using the ending market price of common shares for the period if that market price is higher than the average market price used in computing primary earnings per share. The income (loss) is adjusted for undeclared, unpaid cumulative preferred stock dividends in calculating net income (loss) attributable to the common shareholder.

  Stock Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. Grant has elected to continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", where compensation costs are not recognized in Grant's stock option plans.

     However, had GGI adopted SFAS No. 123 for options granted after January 1, 1995, GGI's net loss and net loss per common share for the years ended December 31, 1995 and 1996 would have been increased as follows (in thousands, except per share amounts):

                                                                   GGI
                                            -------------------------------------------------
                                                     1995                       1996
                                            ----------------------     ----------------------
                                               AS                         AS
                                            REPORTED     PRO FORMA     REPORTED     PRO FORMA
                                            --------     ---------     --------     ---------
        Net loss..........................  $ (2,096)     $ (2,215)    $(82,390)    $ (82,612)
        Net loss per common share.........  $  (0.17)     $  (0.18)    $  (5.60)    $   (5.62)

     For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants were determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were: risk-free interest rate of 8.5%; dividend yield of zero; stock price volatility of 70%; expected option lives of four years.

     Pursuant to the Plan, GGI's capital stock was canceled on the Effective Date. As a result, GGI's Amended 1989 Long-Term Incentive Plan was also canceled. Therefore, the effect of SFAS No. 123 for the nine months ended September 30, 1997 has not been presented.

  Reclassifications

     Certain amounts previously reported have been reclassified in order to ensure comparability between the periods reported.

  Recent Accounting Pronoucements

     In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." SFAS No. 128 specifies the compilation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. Grant will adopt SFAS No. 128 for the

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

quarter ended December 31, 1997. Management does not believe that the implementation of SFAS No. 128 will have a material effect on its financial statements.

     In December 1997, Grant will be required to adopt Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. Grant will adopt SFAS 129 in the fourth quarter of 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, the FASB issued "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS No. 131 regarding disclosures about segments of an enterprise and related information. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997. The Grant will adopt SFAS No. 131 for the fiscal year ending December 31, 1998.

(3) PRE-PETITION LIABILITIES SUBJECT TO GGI'S CHAPTER 11 CASE

     As a result of GGI's chapter 11 reorganization proceedings, all pre-petition liabilities of GGI outstanding at December 31, 1996 were classified as pre-petition liabilities subject to chapter 11 case. The terms and amounts

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

due are subject to the conditions of the Plan confirmed on September 15, 1997. GGI's secured and unsecured debt at December 31, 1996 was as follows (dollars in thousands):

                                                                    DECEMBER 31, 1996
                                                           ------------------------------------
                                                                       PRE-PETITION
                                                                         ACCRUED
                                                           AMOUNT        INTEREST        TOTAL
                                                           -------     ------------     -------
    SECURED DEBT:
      Revolving line of credit, 12.7%-14.7%(A)...........  $11,774        $   --        $11,774
      Equipment notes payable, 7.3%-12.0%(A).............   16,594           557         17,151
      Other notes payable, 10.7%-15.0%(A)................    5,560           302          5,862
      Capital lease obligations, 9.0%-27.0%(A)...........    8,971           198          9,169
      Other Claims.......................................    1,662            --          1,662
                                                           -------        ------        -------
                                                           $44,561        $1,057        $45,618
                                                           =======        ======        =======
    UNSECURED DEBT:
      Convertible Debentures, 8%(A)......................  $   350        $   --        $   350
      Other notes payable, 6%-22%(A).....................   11,266           158         11,424
      Capital lease obligations, 12%-37%(A)..............      687            37            724
      Trade Accounts Payable.............................   23,718            --         23,718
      Accrued Expenses...................................    2,956            --          2,956
      Other liabilities and deferred credits.............    5,454            --          5,454
                                                           -------        ------        -------
                                                            44,431           195         44,626
                                                           -------        ------        -------
              Total......................................  $88,992        $1,252        $90,244
                                                           =======        ======        =======

---------------
(A) Represents contractual stated interest rates.

     On February 4, 1997, the Court approved a Financing Order that authorized GGI to enter into an agreement to obtain secured post-petition financing with its primary working capital lender (the "Lender") under which agreement the Lender continued to advance funds to GGI for its operations. The Financing Order was amended by order of the Court on April 9, 1997. Pursuant to the Amended Financing Order, the Lender agreed to make revolving advances not to exceed $12,500,000. The advances are not to exceed a borrowing base equal to a percentage of certain trade accounts receivable and an overadvance amount. The maximum permitted overadvance was $7,000,000 through September 30, 1997 when the Amended Financing Order expired. A $125,000 fee was paid to the Lender. Interest accrued at prime plus 3.75% on the advance funds and prime plus 7.25% on the overadvance funds. Pursuant to the Plan, all loans made under the Financing Order were paid in full on September 30,1997.

     On August 22, 1996, GGI amended a two-year term loan agreement with a secured lender to increase the principal amount to $5,000,000. Interest on such debt at the rate of 13.5% has been accruing since the petition date. Pursuant to the Plan, this loan is required to be paid on December 31, 1997.

     Agreements with certain lenders and lessors have been reached and pursuant to the Plan, GGI is making payments of adequate protection in varying amounts. Pursuant to the Plan, each of these loans and leases is included in the liabilities assumed by Grant (see Note 9) or are required to be paid in full on December 31, 1997.

     On March 27, 1996, GGI issued $3,000,000 of its 8% Convertible Debentures ("Debentures") due December 31, 1999. The Debentures were convertible, at the option of the purchaser, into shares of GGI's Common Stock at a conversion price of 80% of the five day average low trading price prior to the conversion

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

election of the Common Stock, provided that such 80% figure was increased to 100% if the Debentures were converted within 45 days of the Closing Date. As of December 31, 1996, approximately $2,650,000 of the Debentures had been converted into 3,400,261 shares of GGI's Common Stock. The remaining amount is an unsecured debt of GGI which will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. This amount remained outstanding at December 31, 1996. The remaining amount is an unsecured debt of GGI which will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     Prior to the Petition Date, interest was accrued on all debt instruments based on contractual rates. Interest has continued to accrue on all secured equipment notes payable and capital leases based on renegotiated rates of 7% to 11.09% since December 7, 1996. All unsecured and undersecured debt have not been entitled to accrue interest since the Petition Date. Interest expense, based on contractual rates of debt instruments, would have been approximately $7,667,000 for the year ended December 31, 1996. Interest expense for the nine months ended September 30, 1997, has been accrued at the negotiated contractual rates.

(4)  SPECIAL CHARGE FOR ASSET IMPAIRMENT

     In accordance with SFAS No. 121, GGI continually performed an evaluation of asset groups and their respective future cash flows. During the fourth quarter of 1994, GGI reviewed the quantity and age of its data acquisition equipment to ensure the carrying amount of these assets were recoverable. While still usable, rapid technological changes which had occurred during the preceding three years and a resultant demand for new advanced technology equipment by GGI's customers made it unlikely that the carrying value of certain equipment prior to the write down was recoverable from expected future cash flows. Accordingly, GGI recorded a $9,911,000 special charge for asset impairment during 1994. The majority of the 1994 impairment, approximately 75%, related to assets located in Nigeria. The remainder was associated with equipment in the Middle East, Far East and United States, which was deemed to be overvalued due to the decline in demand for that equipment's technology.

     As a result of this evaluation at December 31, 1996, GGI reduced the carrying value of a proprietary data recording system which was not expected to generate future cash flows adequate to support current carrying values. Accordingly, a $5,802,000 charge for asset impairment was recorded during the fourth quarter of 1996.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  SUMMARY OF OPERATIONS

     A summary of operations by geographical area follows (dollars in thousands):

                                                                    GGI
                                             --------------------------------------------------
                                                                                   NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,              ENDED
                                             --------------------------------     SEPTEMBER 30,
                                              1994        1995         1996           1997
                                             -------     -------     --------     -------------
    Total revenues:
      U.S..................................  $27,791     $47,849     $ 42,074        $41,267
      Middle East..........................    8,725         786           --             --
      Africa...............................   15,500      14,208          904             --
      Colombia.............................    5,557       4,535       12,722         19,797
      Peru.................................       --      13,719       27,490          2,696
      Other Latin America..................   10,086       7,278       16,921         20,074
      Far East.............................    6,032       3,621        5,412          8,871
                                             -------     -------     --------        -------
                                             $73,691     $91,996     $105,523        $92,705
                                             =======     =======     ========        =======
    Operating income/(loss):
      United States........................  $(1,112)    $ 4,575     $(35,920)       $(1,924)
      Middle East..........................   (1,182)        285         (144)            --
      Africa...............................   (6,164)      1,130       (4,281)            --
      Europe...............................     (617)       (821)        (922)            --
      Colombia.............................     (346)       (271)         (94)         4,750
      Peru.................................      106       1,205      (19,804)             4
      Other Latin America..................      439        (714)      (4,744)         1,619
      Far East.............................     (365)       (390)         (61)         2,345
                                             -------     -------     --------        -------
                                             $(9,241)    $ 4,999     $(65,970)       $ 6,794
                                             =======     =======     ========        =======
    Foreign currency exchange
      gains/(losses):
      Africa...............................  $   (80)    $   265     $     15        $    --
      Europe...............................      (26)         (8)         (16)            --
      Middle East..........................      (21)        (13)          --             --
      Colombia.............................      (63)         99          (26)          (182)
      Peru.................................       (6)          2           (2)            --
      Other Latin America..................      324        (184)        (197)            (6)
      Far East.............................       (7)        (59)         (25)            90
                                             -------     -------     --------        -------
                                             $   121     $   102     $   (251)       $   (98)
                                             =======     =======     ========        =======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                   GGI
                                                           -------------------
                                                              DECEMBER 31,           GRANT
                                                           -------------------   SEPTEMBER 30,
                                                            1995        1996         1997
                                                           -------     -------   -------------
    Identifiable assets:
      U.S................................................  $42,738     $36,956      $35,570
      Europe and the Middle East.........................      567          41           --
      Africa.............................................   15,536          --           --
      Peru...............................................   11,722      10,354           --
      Colombia...........................................    4,507       9,233        8,099
      Brazil.............................................    2,036       7,271        7,191
      Other Latin America................................    5,277       1,803        4,245
      Far East...........................................    2,107       2,701        5,154
      Other..............................................      136         136           --
                                                           -------     -------      -------
         Total identifiable assets.......................   84,626      68,495       60,259
      Corporate assets...................................    2,306       1,628        1,578
                                                           -------     -------      -------
                                                           $86,932     $70,123      $61,837
                                                           =======     =======      =======

     In fiscal 1994 and 1995, revenues from a nationalized oil company totaled approximately $8,902,000 (12%) and $10,048,000 (11%), respectively. Revenues from a U.S. based international oil company were approximately $12,683,000 (14%) and $20,233,000 (19%) for the years ended December 31, 1995 and 1996, respectively. For the nine months ended September 30, 1997, revenues from three oil companies, one domestic and two international, were approximately $14,008,000 (15%), $9,925,000 (11%), $8,896,000 (10%).

(6) DIVESTITURES

     During the fourth quarter of 1996, GGI sold the stock of its Venezuela subsidiary and also entered into an agreement to sell the stock of its Nigeria subsidiary. The sale of the Nigeria subsidiary was finalized in April 1997. Proceeds from these sales totaled approximately $380,000. Other than a $198,000 loss recognized on these sales in 1996, these transactions did not have a significant impact on GGI's operating results.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                            ACCUMULATED
        GGI                                                      COST       DEPRECIATION
        ------------------------------------------------------  -------     -----------
                                                                (DOLLARS IN THOUSANDS)
        December 31, 1995
          Land................................................  $   231       $    --
          Buildings and improvements..........................    1,692           345
          Plant facilities and store fixtures.................    2,723         1,766
          Machinery and equipment.............................   88,573        59,454
                                                                -------       -------
                                                                $93,219       $61,565
                                                                =======       =======
        December 31, 1996
          Land................................................  $   231       $    --
          Buildings and improvements..........................    1,397           202
          Plant facilities and store fixtures.................    1,703         1,041
          Machinery and equipment.............................   90,892        55,312
                                                                -------       -------
                                                                $94,223       $56,555
                                                                =======       =======

                                                                            ACCUMULATED
                                GRANT                              COST     DEPRECIATION
        ------------------------------------------------------    -------   -----------
                                                                       (DOLLARS IN
                                                                       THOUSANDS)
        September 30, 1997
          Land................................................    $   231       $--
          Buildings and improvements..........................      1,116        --
          Plant facilities and store fixtures.................        259        --
          Machinery and equipment.............................     30,922        --
                                                                  -------        --
                                                                  $32,528       $--
                                                                  =======        ==

(8) INCOME TAXES

     The composition of the income tax expense follows (dollars in thousands):

                                                                        GGI
                                                      ----------------------------------------
                                                                                  NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,        ENDED
                                                      ------------------------   SEPTEMBER 30,
                                                      1994     1995      1996        1997
                                                      ----     ----     ------   -------------
    Current:
      State.......................................    $ --     $ --     $   --      $    --
      Federal.....................................               --         --           --
      Foreign.....................................     193      391      1,621        2,184
    Deferred:
      State.......................................      --       --         --           --
      Federal.....................................               --         --           --
      Foreign.....................................      --       --         --           --
                                                      ----     ----     ------       ------
         Income tax expense.......................    $193     $391     $1,621      $ 2,184
                                                      ====     ====     ======       ======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996, GGI had net operating losses ("NOLs") of approximately $173,000,000 available for carryforward for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 1997 and 2011. Since GGI will in accordance with the Plan, be liquidated, approximately $151,000,000 of these NOLs will not be used and will expire at such time as GGI ceases to exist.

     The portion of GGI's NOLs, which existed prior to July 1991 and expire between 1997 and 2006 are subject to annual utilization limitations imposed by section 382 of the Internal Revenue Code. Based on the ownership changes to date, the NOLs would be limited by a minimum of $23,000,000.

     Grant acquired approximately $23,000,000 of GGI NOLs on the Effective Date. The NOLs, if unused, will expire between 1997 and 2011. Grant's NOLs will decrease the income tax expense of Grant only if Grant generates income which would be subject to U.S. Federal income tax.

     In addition, future utilization of Grant's U.S. NOLs acquired on the Effective Date will be restricted due to the change of ownership resulting from the Plan. Based on current valuations, Grant's U.S. NOLs acquired on the Effective Date would be limited to approximately $704,000 annually.

     The total income tax expense is different from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences were as follows (dollars in thousands):

                                                                       GGI
                                                 -----------------------------------------------
                                                                                    NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,           ENDED
                                                 -------------------------------   SEPTEMBER 30,
                                                  1994        1995        1996         1997
                                                 -------     ------     --------   -------------
    U.S. Federal income tax expense (benefit)
      at statutory rate........................  $(3,823)    $1,208     $(25,298)     $   616
    Increases (reductions) in taxes from:
    Foreign income tax rate more (less) than
      U.S. rate on foreign income..............    1,987        110        4,712          741
    Losses of the U.S. return group from which
      no benefit is expected...................    2,029         --       22,207          827
    Utilization of prior year losses for which
      no benefit was recognized................       --       (927)          --           --
                                                 -------     ------     --------       ------
    Income tax expense recorded................  $   193     $  391     $  1,621      $ 2,184
                                                 =======     ======     ========       ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (dollars in thousands):

                                                                GGI
                                                       ---------------------
                                                           DECEMBER 31,              GRANT
                                                       ---------------------     SEPTEMBER 30,
                                                         1995         1996           1997
                                                       --------     --------     -------------
    Deferred tax asset:
      Plant and equipment, principally due to
         differences in depreciation.................  $  1,890     $  3,841       $   5,042
      Allowance for doubtful accounts and other
         accruals....................................        --        3,042              --
      Net operating loss carryforwards...............    36,519       58,795           8,026
      Less valuation allowance.......................   (38,409)     (65,678)        (13,068)
                                                       --------     --------        --------
      Net deferred tax asset.........................  $     --     $     --       $      --
                                                       ========     ========        ========

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The valuation allowance for deferred tax assets as of January 1, 1995 was $39,039,000. The net change in the total valuation allowance for the years ended December 31, 1995, 1996 and the nine months ended September 30, 1997 was a decrease of $630,000, an increase of $27,269,000, and a decrease of $54,120,000, respectively.

(9) NOTES PAYABLE, LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     A summary of notes payable, long-term debt, and capital lease obligations was as follows (dollars in thousands):

                                                                    GGI
                                                              ---------------
                                                               DECEMBER 31,         GRANT
                                                              ---------------   SEPTEMBER 30,
                                                               1995      1996       1997
                                                              -------    ----   -------------
    Revolving lines of credit:
      15.0%, due February 20, 1996.........................   $ 1,750    $ --      $    --
      11.0%, due February 17, 1997.........................     8,045      --           --
    Equipment notes payable -- 6.93%-12%, due 1996-1999....     5,178      --        1,576
    Other notes payable -- 10.0% to 34.0%,
      due 1996-2005........................................     6,579     589        1,559
    Capital lease obligations -- 10.0% to 28.0%,
      due 1996-2000........................................     5,667      --        7,014
                                                              -------    ----      -------
    Total long term debt...................................    27,219     589       10,149
    Less current portion...................................    18,430     589        3,940
                                                              -------    ----      -------
         Notes payable, long-term debt and capital lease
         obligations, excluding current portion............   $ 8,789    $ --      $ 6,209
                                                              =======    ====      =======

     At the Petition Date all of GGI's notes payable, long-term debt and capital lease obligations were reclassified to Pre-Petition Liabilities Subject to Chapter 11 Case (see Note 3). At December 31, 1996, other notes payable consisted of a revolving line of credit maintained by a foreign subsidiary.

     At September 30, 1997 total long-term debt consisted of $7,745,620 of obligations assumed by Grant pursuant to the Plan that had previously been classified as Pre-Petition Liabilities subject to Chapter 11 Case and $2,403,094 of obligations incurred by GGI subsequent to the Petition Date and also assumed by Grant.

     On October 1, 1997, Grant and Elliott entered into a credit facility providing for a revolving loan facility under which Grant may borrow up to an aggregate principal amount of $5 million. Grant is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. On December 18, 1997, the credit facility was amended to provide for a term loan of $15.8 million in addition to the revolving loans. The proceeds of the term loan were used by Grant to purchase all of the stock of Solid State Geophysical, Inc. not already owned by Grant (see Note 18). The term of the credit facility runs through March 31, 1999 at which time all obligations of Grant under the credit facility are due and payable. The loans under the credit facility are secured by all of Grant's assets and a pledge by Grant of certain notes and all the outstanding shares of capital stock of its subsidiaries. Each subsidiary of Grant has executed a guaranty in favor of Elliott, each of which guarantees payment of all Grant's obligations owed to Elliott under the credit facility. Each subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty. The credit facility contains restrictions which, among other things, prohibit Grant's right to pay dividends and limits its right to borrow money, purchase fixed assets or engage in certain types of transactions without the consent of the lender.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On November 26, 1997 Grant borrowed $10,200,000 from Elliott pursuant to a demand loan. The loan bears interest at an annual interest rate equal to the prime rate plus 2% per annum payable on the date any principal amount is paid. The proceeds were used to reduce the remaining cash obligation under the purchase price. The note will be converted into Grant Common Stock on December 31, 1997.

     On December 19, 1997 Elliot and Westgate exchanged 9,571.162 shares of preferred stock with a liquidation value of $9,571,162 plus accrued dividends, for a subordinated note which bears interest at an annual rate of 10.5%.

(10) LEASES

     The future minimum rental payments for Grant's various noncancelable operating leases at September 30, 1997 were as follows (dollars in thousands):

                                                  MINIMUM RENTALS OF
                                                       GRANT'S              MINIMUM RENTALS
                                                     SUBSIDIARIES               OF GRANT
                                                  ------------------     ----------------------
                                                      OPERATING                OPERATING
                                                        LEASES                   LEASES
                                                  ------------------     ----------------------
                                                                         (DOLLARS IN THOUSANDS)
        1997....................................         $  3                    $  272
        1998....................................           --                       893
        1999....................................           --                       612
        2000....................................           --                       445
        2001....................................           --                       205
                                                         ----                    ------
                                                           --                     2,427
        Less amount representing interest.......           --                        --
                                                         ----                    ------
          Present value of future minimum lease
             payments...........................         $  3                    $2,427
                                                         ====                    ======

     The total rental expenses for each of the periods was as follows (dollars in thousands):

                     GGI
----------------------------------------------
                                  NINE MONTHS
  YEAR ENDED DECEMBER 31,            ENDED
----------------------------     SEPTEMBER 30,
 1994       1995       1996          1997
------     ------     ------     -------------
$2,758     $1,880     $2,089        $   830

(11) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

  Cash and short-term financial instruments

     The carrying amount approximates fair value due to the short maturity of these instruments.

  Long-term notes receivable

     The fair value has been estimated using the expected future cash flows discounted at market interest rates which approximate its carrying value.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Long-term debt

     The fair value of GGI's and Grant's long-term debt has been estimated based on quoted market prices for the same or similar issues, or on the current rates offered to GGI and Grant for debt of the same remaining maturities.

     As a result of the Plan of reorganization certain long-term debt claims against GGI at December 31, 1996 will be settled at less than 100 percent of their value. However, distributions under the Plan have not been completed, and until such time as such distributions are completed, the fair value of these claims will continue to be uncertain.

(12) EMPLOYEE BENEFIT PLANS

  Incentive Stock Option Plan

     On November 1, 1996, GGI's Amended 1989 Long-Term Incentive Plan was amended to increase the shares of common stock reserved to cover the granting of options to purchase shares of Common Stock ("Options"), issuing of shares of Common Stock which are subject to vesting requirements or other restrictions ("Restricted Stock") and issuing of Stock Appreciation Rights ("SAR") to employees to 2,803,930 shares.

     GGI options were awarded at an option price determined by the Board of Directors, which was not less than 100% of fair market value or 110% of fair market value for employees already owning more than 10% of the voting power of all classes of stock. The options were exercisable either by the purchase of shares at the option price or as stock appreciation rights by which the employee received cash or stock equivalent in value of the difference between the option price and the market value of the stock at the exercise date. These options were to expire ten years from the date of grant and were exercisable as defined by the stock option plan. No stock appreciation rights were granted. Transactions for Options under the plan are summarized as follows:

                                                              SHARES      OPTION PRICE
                                                             --------     ------------
        Outstanding, December 31, 1993:
                                                               14,500            $0.10
                                                              212,000      0.938-1.125
                                                              108,750             7.00
                                                              -------
                                                              335,250
          Granted..........................................    70,000      1.313-2.500
          Exercised........................................   (11,500)            0.10
                                                              -------       ----------
        Outstanding, December 31, 1994:
                                                                3,000            $0.10
                                                              262,000      0.938-1.313
                                                               20,000             2.50
                                                              108,750             7.00
                                                              -------
                                                              393,750
          Granted..........................................   150,000             2.31
          Exercised........................................   (15,000)      0.10-0.938
                                                              -------       ----------

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              SHARES      OPTION PRICE
                                                             -------       ----------
        Outstanding, December 31, 1995:
                                                              250,000       $0.938-131
                                                              170,000       2.310-2.50
                                                              108,750             7.00
                                                              -------
                                                              528,750
          Granted..........................................   784,000      2.219-2.688
          Exercised........................................  (125,000)     1.125-1.313
          Canceled.........................................  (125,000)     0.938-1.313
          Canceled.........................................  (700,000)     2.219-2.688
          Canceled.........................................   (45,000)            7.00
        Outstanding, December 31, 1996.....................   254,000     $2.219-2.688
        Outstanding, December 31, 1996.....................    63,750             7.00
                                                                            ==========
        Exercisable, December 31, 1996.....................    56,000           $2.310
        Exercisable, December 31, 1996.....................    63,750            $7.00
                                                                            ==========

     Additionally, a plan amendment was approved, effective January 1, 1996, by the stockholders which permitted current and former non-employee directors of GGI to participate in the plan solely for the purpose of receiving Restricted Stock of GGI in lieu of part or all of the directors' fees. The shares of Restricted Stock were automatically issued on the first day of each calendar quarter following a calendar quarter of service. The fair market value of the Restricted Stock was deemed to be the closing price of the common stock on the last trading day of the preceding calendar quarter. In 1996, 1995 and 1994, 40,055, 41,711, and 28,108 shares, respectively, of Restricted Stock were issued. The charges to income totaled $127,000, $103,000, and $62,000 in 1996, 1995 and 1994, respectively.

     At December 31, 1996, 1,974,306 shares were available for future grants.

     All options to acquire GGI's common stock and all stock appreciation rights were canceled in connection with the Plan.

  1997 Equity and Performance Incentive Plan

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by Grant's stockholders in December 1997. A total of one million shares of Grant Common Stock has been reserved for issuance under the Incentive Plan. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of Grant and its subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Grant Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and nonemployee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

account the employee's present and potential contributions to the success of Grant and other relevant factors. As of the date of the Subscription Offering Prospectus, no Awards have been granted under the Plan.

  Employee Retirement Savings Plan

     GGI established a defined contribution plan covering substantially all U.S. employees whereby participants may elect to contribute between 1% and 15% of their annual salary. Participants may not make contributions in excess of $9,500 per year (as adjusted annually by the cost of living adjustment factor). On the Effective Date, GGI assumed and assigned the plan to Grant. Under the plan, the employer may contribute, on a discretionary basis, one-half of the participant's contribution percentage up to 6% (limited to 3% of any employee's annual salary). Beginning in August 1995, a portion of GGI's employer contribution was made in the form of GGI common stock. The plan was amended in June of 1997 to eliminate the employer's option to contribute common stock so that discretionary contributions may be made only in the form of cash. Contributions made by GGI for the years ended December 31, 1994, 1995, and 1996 totaled $93,000, $154,000, which included 24,466 shares of GGI Common Stock with a market value of $56,838, and 58,395 shares of GGI Common Stock with a market value of $138,000, respectively. For the nine months ended September 30, 1997, no discretionary contributions were made by GGI to the plan. At December 31, 1995 and 1996, the plan held 24,466 and 82,861 shares, respectively, of GGI Common Stock. Due to the cancellation of GGI's Common Stock on the Effective Date, the plan administrator reduced the carrying value of the shares held by the plan to zero and the trustee returned the certificates to GGI.

  Other Postretirement Benefits

     GGI sponsored a defined contribution postretirement plan which, pursuant to the Plan, was assumed by GGI and assigned to Grant on the Effective Date. The Plan provides medical coverage for eligible retirees and their dependents (as defined in the plan). GGI and Grant adopted SFAS No. 106 -- "Employers' Accounting for Postretirement Benefits Other Than Pensions" requiring companies to account for these. The following sets forth the plan's funded status reconciled with the amount shown in the consolidated statement of operations on an accrual basis rather than a pay-as-you-go (cash) basis as follows:

                                                               GGI
                                                    -------------------------
                                                          DECEMBER 31,                GRANT
                                                    -------------------------     SEPTEMBER 30,
                                                    1994      1995      1996          1997
                                                    -----     -----     -----     -------------
    Accumulated postretirement benefit obligation:
      Retirees and dependents.....................  $ (18)    $ (16)    $ (17)        $ (17)
      Fully eligible active plan participants.....    (11)      (27)      (42)          (48)
      Other active plan participants..............   (138)     (211)     (308)         (366)
                                                    -----     -----     -----         -----
                                                     (167)     (254)     (367)         (431)
      Unrecognized net loss (gain)................    (65)      (19)       17            17
      Unrecognized transition obligation..........    133       126       118           113
                                                    -----     -----     -----         -----
         Accrued postretirement benefit cost......  $ (99)    $(147)    $(232)        $(301)
                                                    =====     =====     =====         =====

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net periodic postretirement benefit cost included the following components:

                                                                        GGI
                                                    -------------------------------------------
                                                                                   NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,          ENDED
                                                    -------------------------     SEPTEMBER 30,
                                                    1994      1995      1996          1997
                                                    -----     -----     -----     -------------
                                                              (DOLLARS IN THOUSANDS)
    Service cost -- benefits attributed to service
      during the period...........................  $  32     $  41        66         $  52
    Interest cost on accumulated postretirement
      benefit obligation..........................     12        13        21            20
    Amortization of transition obligation over 20
      years.......................................      7         7         7             5
    Amortization of gain..........................     (1)       (2)       --            --
    Other amortizations...........................     11        --        --            --
                                                    -----     -----     -----         -----
      Net periodic postretirement benefit cost....  $  61     $  59     $  94         $  77
                                                    =====     =====     =====         =====

     For measurement purposes, a 12% annual rate of increase in the per capita cost of medical benefits was assumed for the years ended 1994 and 1995, with a 7.25% and 7.25% assumed annual rate for the year ended 1996 and the nine months ended September 30, 1997, respectively; the rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1% point in each year would increase the accumulated postretirement benefit obligations as of December 31, 1994, 1995, 1996 and September 30, 1997 by approximately $22,000, $43,000, $56,000 and $60,600, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997 by $7,000, $10,000, $15,000, and $12,900 respectively.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for December 31, 1995, 1996 and September 30, 1997. A rate of 8.5% was used for 1994.

(13) STOCKHOLDERS' EQUITY (DEFICIT)

GGI

  General

     On the Effective Date, the capital stock of GGI was deemed to be cancelled, extinguished and retired. Except for the holders of GGI's $2.4375 Convertible Exchangeable Preferred Stock (the "2.4375 Preferred") and the Junior Preferred Stock, no holders of any GGI equity security will receive any cash or other distribution under the plan, and the holders of such securities have no further claims against GGI or rights relating to such securities other than the rights, if any, provided by the Plan.

  $2.4375 Convertible Exchangeable Preferred Stock

     GGI had authorized 2,300,000 shares of $2.4375 Preferred ($0.01 par value, $25.00 liquidation preference, of which 2,157,000 was outstanding through March 20, 1996. The remaining 143,000 shares were issued on March 20, 1996. The purchaser of the remaining shares was entitled to all unpaid, undeclared dividends in arrears through March 31, 1996, totaling $1,220,000. The $2.4375 Preferred bore annual cumulative dividends of $2.4375 per share accruing from July 26, 1991, payable quarterly on each March 31, June 30, September 30 and December 31, commencing September 30, 1991. It was convertible at any time at the option of the holder, unless previously redeemed, into Common Stock ($.002 par value) of GGI at the initial conversion rate of 2.739726

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shares of Common Stock for each share of $2.4375 Preferred. It was exchangeable, at the option of GGI, in whole but not in part, on any dividend payment date commencing September 30, 1993, for GGI's 9 3/4% Convertible Subordinated Debentures (the "Subordinated Debentures") due 2016, at the rate of $25.00 principal amount of subordinated debentures for each share of $2.4375 preferred stocks provided that all accumulated and unpaid dividends through the date of exchange have been paid. Pursuant to the Plan, the $2.4375 Preferred was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock as described above.

  Series A Convertible Preferred Stock

     GGI had authorized 75,000 shares of Series A Convertible Preferred Stock, $0.01 par value. A total of 70,000 shares were issued in May 1996, all of which have been converted into 4,428,404 shares of GGI Common Stock by December 31, 1996. Pursuant to the Plan all Series A Convertible Preferred Stock was cancelled.

  Junior Preferred Stock

     GGI had authorized 15,000 shares and had issued and outstanding 14,904 shares of nonvoting, redeemable Junior Preferred Stock with a $100 par value. The shares were redeemable at any time by GGI upon 30-day written notice to holders of such shares. No dividends were declared or paid on the Junior Preferred Stock. Pursuant to the Plan, the Junior Preferred Stock was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock as described above.

  Serial Preferred Stock

     GGI had authorized 250,000 shares of Serial Preferred Stock, $100 par value, none of which were issued and outstanding. Pursuant to the Plan, all Serial Preferred Stock was canceled.

  Dividends in Arrears

     The quarterly dividend payments for the periods of 1993 through December 6, 1996 and one quarterly dividend payment for 1992 on the $2.4375 preferred stock were deferred by GGI's Board of Directors.

     As of December 31, 1995 and 1996, preferred dividends in arrears on the $2.4375 Preferred amounted to approximately $17,088,000 and $23,451,000, respectively.

     Pursuant to the Plan all unpaid dividends were canceled.

  Common Stock (dollars in thousands)

                                                                         COMMON STOCK
                                                                     ---------------------
                                                                       SHARES       AMOUNT
                                                                     ----------     ------
    Balance, December 31, 1993.....................................  12,113,366      $ 24
      Restricted common stock issued (Note 12).....................      28,108        --
      Stock options exercised......................................      11,500        --
                                                                     ----------       ---
    Balance, December 31, 1994.....................................  12,152,974        24
      Restricted common stock issued (Note 12).....................      41,711        --
      Restricted common stock issued under the Employee Retirement
         Savings Plan (Note 12)....................................      24,466        --
      Stock options exercised......................................      15,000        --
                                                                     ----------       ---

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                          COMMON STOCK
                                                                      ---------------------
                                                                        SHARES       AMOUNT
                                                                      -----------    ------
    Balance, December 31, 1995.....................................    12,234,151       24
      Warrants exercised...........................................       200,000        1
      Conversion of debentures.....................................     3,400,261        7
      Conversion of Series A Preferred Stock.......................     4,428,404        9
      Payment in connection with equipment and short- and long-term       155,499       --
         financing (Note 15).......................................
      Restricted common stock issued (Note 12).....................        40,055       --
      Restricted common stock issued under the Employee Retirement         58,395       --
         Savings Plan (Note 12)....................................
      Stock options exercised......................................       125,000       --
                                                                       ----------      ---
    Balance, December 31, 1996.....................................    20,641,765     $ 41
                                                                       ==========      ===

Pursuant to the Plan, all GGI common stock was canceled.

GRANT

  Cumulative Preferred Stock

     Grant has authorized 20,000 shares of cumulative pay-in-kind preferred stock (the "Grant Preferred Stock"), par value $0.001 per share, with a liquidation preference of $1,000 per share of which 10,000 are outstanding. Dividends shall accrue and be cumulative from September 30, 1997, the date on which such shares were issued. Dividends shall accrue at an annual rate of 10.5% of the liquidation value and be payable annually on September 30 of each year. Dividend interest shall accrue on dividends not paid on the dividend payment date at a rate of 12.5% annually. Dividend payments or dividend interest shall be paid by issuing shares of cumulative preferred stock with an aggregate liquidation preference equal to the amount of such dividends or dividend interest. Upon the occurrence of a change in control the Grant Preferred Stock is redeemable at the option of the holder at a redemption price equal to 105% of the liquidation value plus accrued and unpaid dividends and interest. Grant may redeem at any time for cash the Grant Preferred Stock for 100% of the liquidation value plus accrued and unpaid dividends and interest.

  Common Stock

     At September 30, 1997, Grant has authorized 100 shares of common stock, par value $.001 per share, of which one share is issued and outstanding. The changes in common stock are as follows (dollars in thousands).

                                                                        COMMON STOCK
                                                                      -----------------
                                  GRANT                               SHARES     AMOUNT
        ----------------------------------------------------------    ------     ------
        Balance September 30, 1997................................        1       $ --

(14) CONTINGENCIES

     GGI and Grant are involved in various claims and legal actions arising in the ordinary course of business. Other than the Plan and actions commenced pursuant thereto or in connection therewith, management of GGI and management of Grant are of the opinion that none of the claims and actions are likely to have a material impact on GGI's or Grant's financial condition.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Although GGI's bankruptcy proceedings resulted in the consummation of the Plan on September 30, 1997, the Bankruptcy Court has retained jurisdiction over disputes arising under the Plan. On December 11, 1997, certain Eligible Subscribers commenced a lawsuit in the Bankruptcy Court against GGI, Grant, Elliott, Westgate and SSGI (as defined herein) alleging various claims related to the Plan and the Acquisition. If not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have a material and adverse effect on the Company's business, reputation, operating results and financial condition. See "Business -- Legal Proceedings."

     The Court generally has jurisdiction over all of GGI's property, as defined in section 541 of the Bankruptcy Code, held on the Petition Date or acquired thereafter. GGI may not engage in transactions except pursuant to the Plan without prior approval of the Court.

     GGI and Grant are subject to review by various taxing authorities for the purpose of verifying compliance with numerous local tax laws and regulations. As a result of one of these reviews, GGI was notified that, during 1995, it had neglected to collect a certain tax from several clients and remit those collections to the local government. The total amount of the potential assessment, including penalties and interest, is approximately $6,000,000. GGI believes the tax authority's claim is without merit. Moreover, such assessment was not filed as a claim in GGI's chapter 11 case. As a result, GGI has made no provision for payment on the assessment. GGI intends to vigorously protest any attempted enforcement of the assessment; however, there can be no assurances regarding the outcome of any such protest.

(15) RELATED PARTY TRANSACTIONS

     During 1996, GGI entered into an exclusive agreement with Macdonald & King, Incorporated, a financial services firm, for the purpose of assisting GGI in securing additional sources of financing including equipment financing and short and long-term financing. Mr. William C. Macdonald, a former director of GGI, is the Chairman of the Board and sole shareholder of Macdonald & King, Incorporated. Pursuant to the terms of the agreement, GGI issued 155,499 shares of GGI Common Stock with a market value of approximately $388,748 to Macdonald & King, Incorporated in connection with financing obtained by GGI prior to Mr. Macdonald's resignation from GGI's Board of Directors effective August 8, 1996.

     On March 20, 1996, GGI issued 143,000 shares of GGI's $2.4375 Preferred to Westgate, an affiliate of Elliott, a holder of more than 5% of the $2.4375 Preferred, for an aggregate purchase price of $1,573,000. Westgate subsequently sold its shares of $2.4375 Preferred to Liverpool Limited Partners, who also is an affiliate of Elliott.

     In November 1996, GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. The borrowings are in the form of unsecured promissory notes and remain outstanding at December 31, 1996, and are classified in pre-petition liabilities subject to the chapter 11 case.

     See the discussion of debt financing with Elliott in Notes 3 and 9.

     See discussion of the Subscription Offering, the acquisition of Solid State and the Tender Offer for the Minority Interest in Solid State in Note 19.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(16) OTHER INCOME (DEDUCTIONS)

     Other Income (Deductions) consisted of the following (amounts in thousands):

                                                                        GGI
                                               ------------------------------------------------------
                                                                                    NINE MONTHS
                                                                                       ENDED
                                                 YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               ---------------------------     ----------------------
                                                1994       1995      1996         1996          1997
                                               ------     ------     -----     -----------     ------
                                                                               (UNAUDITED)
Gain (loss) on the sale of fixed assets......  $   10     $  212     $  25         $--         $  (67)
Net gain (loss) on foreign exchange..........     121        102      (251)         26            (98)
Loss on sale of subsidiaries.................                         (198)         --             --
Foreign credit insurance.....................    (137)       (73)       (8)         --             --
Recovery of bad debts........................     664         --        --          --             --
Gain on insurance settlement.................      --      1,247        --          --             11
Nonrecurring royalty income..................     500         --        --          --             --
Legal settlements............................      --         --        --          --          2,359(a)
Miscellaneous................................     222        588       (70)         --             61
                                               ------     ------     -----         ---         ------
     Total...................................  $1,380     $2,076     $(502)        $26         $2,266
                                               ======     ======     =====         ===         ======

---------------
(a) On July 15, 1997, GGI's Brazilian subsidiary finalized an agreement with a former customer that resolved a long standing dispute relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2,359,000.

(17) SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Non Cash investing and financing activities consisted of the following (amounts in thousands):

                                                                        GGI
                                             ---------------------------------------------------------
                                                                                     NINE MONTHS
                                                                                        ENDED
                                                YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                             -----------------------------     -----------------------
                                              1994       1995       1996          1996          1997
                                             ------     ------     -------     -----------     -------
                                                                               (UNAUDITED)
CASH PAID FOR INTEREST AND TAXES WAS AS
  FOLLOWS:
  Taxes, net of refunds....................  $1,044     $  968     $ 3,496       $ 2,717         2,037
  Interest, net of amounts capitalized.....   3,704      3,524       6,106         4,849         3,742
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Property, plant and equipment debt
     additions.............................   5,899      8,106      19,718        18,901         1,483
  Property, plant and equipment debt
     payments..............................   7,133      6,942       4,258         3,386         3,102
  Debenture conversion.....................      --         --       2,774            --            --
  Fair value of divestitures, net of cash
     held..................................      --         --         493            --            --
  Receivables acquired in connection with
     divestitures..........................      --         --         255            --            --

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(18) THE PLAN

     On September 30, 1997, in connection with the Plan, Grant agreed to purchase substantially all of the assets of GGI for $47.5 million in cash, assume certain debts and long-term lease commitments of GGI and assume certain other liabilities of GGI.

     Concurrent with the consummation of the Plan on September 30, 1997, Elliott satisfied certain claims against GGI in the amount of approximately $12.7 million which was credited against the cash obligation under the purchase price with GGI. In addition Westgate purchased certain debts assumed by Grant in the purchase, in the principal amount of approximately $6.8 million. In exchange for the funding of this repayment, Grant issued to Elliott and Westgate 19,571 shares of Grant Preferred Stock, liquidation amount $1,000 per share. The remainder of the cash obligation under the purchase price at September 30, 1997, is recorded as a non-interest bearing payable to GGI in the amount of $34,783,000, which, pursuant to the Plan, is required to be paid by December 31, 1997. The funding for the settlement of the payable to GGI will be provided by Elliott and Westgate for which Grant will issue 9,499,998 common shares.

     The acquisition has been accounted for as a purchase effective as of September 30, 1997. The effect of which is reflected in the financial statement balances of Grant at that date.

(19) SUBSEQUENT EVENTS (UNAUDITED)

     In November 1997, Grant, through SSGI Acquisition Corp., a wholly owned Canadian subsidiary ("SSGI"), initiated a tender offer for all of the outstanding common shares, not held by SSGI or its affiliates, of Solid State Geophysical, Inc. ("Solid State"), a Canadian-based land seismic data acquisition company. Solid State operates a total of nine land crews, consisting of two crews in the United States, six in Canada and one in Bolivia. On November 20, 1997, Elliott held 5,963,565 shares, or 40.9%, and Westgate held 3,341,544 shares, or 22.9%, of the outstanding common shares of Solid State ("Solid State Stock"). In connection with SSGI's tender offer for Solid State, Elliott and Westgate transferred their shares of Solid State Stock to SSGI in exchange for 4,652,554 shares of Grant Common Stock and agreed to loan Grant $15.8 million to enable SSGI to pay for shares tendered in the tender offer and costs incurred in connection with such tender offer. Upon the expiration of the Tender Offer on December 19, 1997, SSGI held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because SSGI acquired over 90% of the outstanding shares of Solid State Stock not already held by SSGI or its affiliates pursuant to the Tender Offer, SSGI qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997 after exercising these statutory rights, Solid State became an indirect wholly owned subsidiary of the Company.

     The transfer of the shares of Solid State Stock to SSGI by Elliott and Westgate will be accounted for as an exchange of ownership interests between entities under common control and as such the assets and liabilities transferred will be accounted for at historical cost in a manner similar to a pooling-of-interests. The acquisition of the unaffiliated minority interest under the tender offer will be accounted for under the purchase method of accounting at the date of acceptance. The general partners of Elliott are Paul
E. Singer and Braxton Associates, L.P. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer.

     The Plan provides that (i) Eligible Class 5 Claim Holders; (ii) Eligible Class 7 Interest Holders; and (iii) Eligible Class 8 Interest Holders, each as defined in the Plan (collectively, the "Eligible Subscribers") have the right to participate in the Subscription Offering. Each Eligible Subscriber's right to purchase Grant Common Stock is nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. The Plan provides that subscription rights shall represent the right to purchase, in the aggregate 4,750,000 shares of Grant

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Common Stock, for an aggregate purchase price of $23,750,000. The Eligible Subscribers are divided into the following three groups: (i) Eligible Class 5 Interest Holders that have the right to purchase, in the aggregate, 475,000 shares of Grant Common Stock, for an aggregate purchase price of $2,375,000,
(ii) Eligible Class 7 Claim Holders that have the right to purchase, in the aggregate, 4,255,000 shares of Grant Common Stock, for an aggregate purchase price of $21,275,000 and (iii) Eligible Class 8 Interest Holders that have the right to purchase, in the aggregate, 20,000 shares of Grant Common Stock, for an aggregate purchase price of $100,000.

     Pursuant to the Plan, the Company is required to conduct a subscription offering of 4,750,000 shares of Grant Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan also authorized the offering of shares of common stock of a successor company on economically equivalent terms. The Plan provides, however, that Elliott or its affiliates may pay the entire purchase price to GGI, representing the total anticipated proceeds of such offering, and then conduct a subscription offering and retain the proceeds therefrom, which Elliott has elected to do. Because Elliott and certain of its affiliates, as interest holders under the Plan, were entitled to purchase 1,290,586 shares of Grant Common Stock in an offering by the Company, the Selling Stockholders are offering the balance of such shares of Grant Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company is registering such shares of Grant Common Stock pursuant to the Registration Rights Agreement.

     On December 19, 1997, in connection with the Acquisition, the Selling Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock.

     On December 11, 1997, certain Eligible Subscribers, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant GGI, Elliott, Westgate and SSGI. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the Acquisition prior to commencing the Subscription Offering, (ii) the Acquisition and the certain related transactions are unfair to Eligible Subscribers because they dilute the value of the Common Stock to be issued under the Subscription Offering and impair the Company's equity value and (iii) the Acquisition and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs have requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the Acquisition and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. Currently, a pre-trial conference on the lawsuit is scheduled for January 21, 1998; however, no trial date has been set. The Company believes that all claims by the Plaintiffs are without merit and plans to vigorously defend the lawsuit. If not resolved in the Company's favor, this lawsuit, and the potential for other lawsuits related to the Plan, could have a material adverse effect on the Company's business, reputation, operating results and financial condition.

                          GGI LIQUIDATING CORPORATION
                      SUPPLEMENTARY FINANCIAL INFORMATION
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE MOUNTS)

     Quarterly financial information of GGI is summarized as follows:

                                                1ST         2ND        3RD          4TH
                                              QUARTER     QUARTER   QUARTER(2)   QUARTER(3)   YEAR ENDED
                                              -------     -------   ----------   ----------   ----------
1995
Revenues....................................  $18,406     $20,712    $ 24,763     $ 28,115     $ 91,996
Operating income............................      296       2,037       1,484        1,182        4,999
Net income..................................       40       1,083       1,713          326        3,162
Net income/(loss) applicable to common
  stock.....................................   (1,275)       (231)        398         (988)      (2,096)
INCOME/(LOSS) PER COMMON SHARE -- ASSUMING
  NO AND FULL DILUTION:
Net income/(loss) per common share..........  $ (0.10)    $ (0.01)   $   0.03     $  (0.08)    $  (0.17)
                                              =======     =======     =======     ========     ========
1996
Revenues....................................  $27,808     $26,951    $ 26,166     $ 24,598     $105,523
Operating income/(loss).....................    1,060         955     (21,518)     (46,467)     (65,970)
Net loss....................................     (572)       (621)    (23,655)     (51,179)     (76,027)
Net loss applicable to common stock.........   (3,106)(1)  (2,023)    (25,056)     (52,205)     (82,390)
LOSS PER COMMON SHARE -- ASSUMING NO AND
  FULL DILUTION:
Net loss per common share...................  $ (0.25)    $ (0.15)   $  (1.72)    $  (2.70)    $  (5.60)
                                              =======     =======     =======     ========     ========

---------------
(1) Includes $1,220 cumulative adjustment for the prior unpaid, undeclared dividends associated with the issuance of 143,000 shares of GGI's $2.4375 Preferred.

(2) Includes $8,374 recognition of anticipated contract losses in 1996.

(3) Includes $5,802 special charge for asset impairment (see Note 4 of Notes to the Consolidated Financial Statements), $5,511 reserve for accounts receivable determined to be uncollectible, $2,700 demobilization charge for closed operations, $1,206 related to future estimated contract losses and $412 of reorganization costs.

October 31, 1997, except for Note 17 which is as at November 27, 1997

                                AUDITORS' REPORT

To the Directors of

Solid State Geophysical Inc.

     We have audited the consolidated balance sheets of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the consolidated statements of operations and (deficit) retained earnings and changes in financial position for the years ended August 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Solid State Geophysical Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the results of its operations and the changes in its financial position for the years ended August 31, 1995, 1996 and 1997 in accordance with Canadian generally accepted accounting principles.

/s/ Price Waterhouse
Chartered Accountants
Calgary, Alberta

October 31, 1997, except for Note 17 which is as at November 27, 1997

                     COMMENTS BY AUDITORS FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on Solid State Geophysical Inc.'s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors dated October 31, 1997, except for note 17, which is as at November 17, 1997, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

/s/ Price Waterhouse
Chartered Accountants
Calgary, Alberta

                          SOLID STATE GEOPHYSICAL INC.

                           CONSOLIDATED BALANCE SHEET
                             (IN CANADIAN DOLLARS)

                                                                           AUGUST 31,
                                                                   ---------------------------
                                                                      1996            1997
                                                                   -----------     -----------
                                            ASSETS
Current assets
  Cash...........................................................  $   308,000     $   740,000
  Accounts receivable............................................    8,016,000      16,203,000
  Income taxes recoverable.......................................      463,000         428,000
  Work-in-progress...............................................      430,000         989,000
  Multi-client data, current portion (Notes 1 and 4).............    5,978,000       2,454,000
  Prepaid expenses, deposits and other...........................    1,169,000       1,200,000
  Discontinued operations (Note 3)...............................      133,000              --
                                                                   ------------    ------------
                                                                    16,497,000      22,014,000
Multi-client data, less current portion (Notes 1 and 4)..........    5,723,000      13,213,000
Other non-current assets (Note 3)................................    1,527,000       1,137,000
Property and equipment (Note 5)..................................   31,638,000      35,161,000
Deferred exchange loss...........................................       26,000         234,000
Goodwill (Note 3)................................................      189,000              --
                                                                   ------------    ------------
                                                                   $55,600,000     $71,759,000
                                                                   ============    ============

                                         LIABILITIES
Current liabilities
  Bank indebtedness (Note 6).....................................  $ 5,788,000     $ 5,235,000
  Accounts payable and accrued liabilities.......................   17,290,000      18,605,000
  Advances on contracts..........................................    2,101,000              --
  Promissory notes (Note 7)......................................    2,600,000      11,109,000
  Long-term debt -- current portion..............................    8,054,000       9,028,000
  Discontinued operations (Note 3)...............................      180,000              --
                                                                   ------------    ------------
                                                                    36,013,000      43,977,000
Long-term debt (Note 7)..........................................   14,526,000      18,693,000
Deferred income taxes............................................      988,000              --
                                                                   ------------    ------------
                                                                    51,527,000      62,670,000
                                                                   ------------    ------------

                                     SHAREHOLDERS' EQUITY
Capital stock (Note 8)...........................................   14,758,000      24,469,000
Deficit..........................................................  (10,685,000)    (15,380,000)
                                                                   ------------    ------------
                                                                     4,073,000       9,089,000
                                                                   ------------    ------------
                                                                   $55,600,000     $71,759,000
                                                                   ============    ============

Contingencies (Notes 1 and 16)

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        AND (DEFICIT) RETAINED EARNINGS
                             (IN CANADIAN DOLLARS)

                                                               YEARS ENDED AUGUST 31,
                                                    ---------------------------------------------
                                                       1995             1996             1997
                                                    -----------     ------------     ------------
CONTRACT REVENUE..................................  $48,357,000     $ 45,503,000     $ 77,999,000
Third party costs.................................   19,507,000       18,213,000       32,089,000
                                                    ------------    ------------      -----------
NET CONTRACT REVENUE..............................   28,850,000       27,290,000       45,910,000
Costs of sales....................................   20,384,000       21,250,000       33,262,000
                                                    ------------    ------------      -----------
GROSS PROFIT CONTRACT.............................    8,466,000        6,040,000       12,648,000
                                                    ------------    ------------      -----------
DATA LIBRARY REVENUE..............................      773,000       14,891,000        3,919,000
Amortization of data library......................      476,000       20,694,000        4,784,000
                                                    ------------    ------------      -----------
GROSS (LOSS) PROFIT DATA LIBRARY..................      297,000       (5,803,000)        (865,000)
                                                    ------------    ------------      -----------
COMBINED GROSS PROFIT.............................    8,763,000          237,000       11,783,000
                                                    ------------    ------------      -----------
General and administrative expenses...............    2,256,000        2,980,000        3,948,000
Restructuring costs and other.....................           --          873,000          231,000
                                                    ------------    ------------      -----------
                                                      2,256,000        3,853,000        4,179,000
                                                    ------------    ------------      -----------
EARNINGS (LOSS) BEFORE DEPRECIATION, INTEREST AND
  DISCONTINUED OPERATIONS.........................    6,507,000       (3,616,000)       7,604,000
Depreciation and amortization.....................    5,968,000        5,856,000        8,974,000
                                                    ------------    ------------      -----------
EARNINGS (LOSS) BEFORE INTEREST AND DISCONTINUED
  OPERATIONS, WRITE-DOWN AND TAXES................      539,000       (9,472,000)      (1,370,000)
  Interest
     Short-term obligations.......................      109,000          953,000        1,993,000
     Long-term debt...............................    1,066,000        1,714,000        2,057,000
                                                    ------------    ------------      -----------
                                                      1,175,000        2,667,000        4,050,000
                                                    ------------    ------------      -----------
                                                       (636,000)     (12,139,000)      (5,420,000)
INCOME TAX PROVISION (RECOVERY)
  Current.........................................     (250,000)        (414,000)          69,000
  Deferred........................................      250,000               --         (915,000)
                                                    ------------    ------------      -----------
                                                             --         (414,000)        (846,000)
                                                    ------------    ------------      -----------
LOSS BEFORE DISCONTINUED OPERATIONS AND WRITE-DOWN
  OF DISCONTINUED OPERATIONS ASSETS...............     (636,000)     (11,725,000)      (4,574,000)
Write-down of discontinued operations assets to
  recoverable amount (Note 3).....................    3,349,000               --               --
                                                    ------------    ------------      -----------
                                                     (3,985,000)     (11,725,000)      (4,574,000)
Discontinued operations (Note 3)..................     (938,000)        (242,000)        (121,000)
                                                    ------------    ------------      -----------
NET LOSS..........................................   (4,923,000)     (11,967,000)      (4,695,000)
Retained earnings (deficit) at beginning of
  year............................................    6,205,000        1,282,000      (10,685,000)
                                                    ------------    ------------      -----------
Retained earnings (deficit) at end of year........  $ 1,282,000     $(10,685,000)    $(15,380,000)
                                                    ============    ============      ===========
Loss per share before discontinued operations
  (Note 8)........................................  $     (0.80)    $      (2.34)    $      (0.42)
                                                    ============    ============      ===========
Loss per share after discontinued operations (Note
  8)..............................................  $     (0.98)    $      (2.39)    $      (0.44)
                                                    ============    ============      ===========

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF CHANGES IN
                               FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                                YEARS ENDED AUGUST 31,
                                                    ----------------------------------------------
                                                        1995             1996             1997
                                                    ------------     ------------     ------------
CASH PROVIDED BY (USED IN) CONTINUING OPERATING
  ACTIVITIES
     Loss before discontinued operations and
       write-down of assets.....................    $   (636,000)    $(11,725,000)    $ (4,574,000)
     Charges (credits) to income not affecting
       cash
       Amortization of data library.............         476,000       20,694,000        4,784,000
       Depreciation and amortization............       5,968,000        5,856,000        8,974,000
       Gain on disposal of fixed assets.........         (54,000)        (134,000)        (325,000)
       Deferred income taxes....................         250,000               --         (915,000)
                                                    ------------     ------------     ------------
                                                       6,004,000       14,691,000        7,944,000
     Changes in working capital balances related
       to operations............................      10,924,000        1,168,000       (9,528,000)
                                                    ------------     ------------     ------------
                                                      16,928,000       15,859,000       (1,584,000)
  FINANCING ACTIVITIES
     Promissory notes -- net....................              --        2,600,000        8,509,000
     Proceeds of long-term debt.................      12,839,000       11,007,000       19,777,000
     Repayment of long-term debt................      (7,940,000)      (5,193,000)     (14,636,000)
     Capital stock
       Issued for options.......................              --           20,000          311,000
       Issued for repayment of debt.............              --               --        3,989,000
       Issued for cash..........................              --               --        5,338,000
     Deferred exchange gain (loss)..............         121,000         (100,000)        (208,000)
                                                    ------------     ------------     ------------
                                                       5,020,000        8,334,000       23,080,000
                                                    ------------     ------------     ------------
  INVESTING ACTIVITIES
     Sale of operations of a subsidiary (Note
       3).......................................              --        2,275,000          177,000
     Preferred shares acquired on sale of
       operations of a subsidiary (Note 3)......              --       (1,441,000)              --
     Proceeds from disposal of fixed assets.....          91,000          698,000        3,476,000
     Acquisition of fixed assets................     (10,888,000)     (11,025,000)     (15,770,000)
     Data library...............................      (7,680,000)     (21,643,000)      (8,439,000)
     Other......................................        (200,000)           4,000          213,000
                                                    ------------     ------------     ------------
                                                     (18,677,000)     (31,132,000)     (20,343,000)
                                                    ------------     ------------     ------------
  DISCONTINUED OPERATIONS (NOTE 3)
     Operating activities.......................         126,000          (12,000)        (121,000)
     Financing activities.......................        (188,000)          19,000               --
     Investing activities.......................        (898,000)        (148,000)         (47,000)
                                                    ------------     ------------     ------------
                                                        (960,000)        (141,000)        (168,000)
                                                    ------------     ------------     ------------
Change in cash..................................       2,311,000       (7,080,000)         985,000
Cash (bank indebtedness less cash), beginning of
  year..........................................        (711,000)       1,600,000       (5,480,000)
                                                    ------------     ------------     ------------
Cash (bank indebtedness less cash), end of
  year..........................................    $  1,600,000     $ (5,480,000)    $ (4,495,000)
                                                    ============     ============     ============

                          SOLID STATE GEOPHYSICAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1997

(1) CORPORATE FINANCING, OPERATIONS AND BASIS OF FINANCIAL PRESENTATION

     These financial statements have been prepared on the basis that Solid State Geophysical Inc. ("Solid State") will be able to complete major projects in progress and generate sufficient timely cash flow to pay its liabilities in the normal course of business. At August 31, 1997, Solid State had negative working capital of $21,963,000 which amount includes $9,028,000, representing the current portion of long-term debt due over the next twelve month period.

     See Note 7 for details on debt covenant violations, postponement of certain principal payments and extension of promissory note repayment dates.

     Solid State's liquidity problems arose primarily from cost overruns relating to a multi-client library acquisition, losses relating to the Nortech operations which were sold and losses from performing certain large non-Canadian data acquisition contracts for clients. Continued purchase of property, plant and equipment was also a major factor in debt incurred.

     Solid State had a loss for the year before discontinued operations of $4,574,000; cash flow from continuing operations before changes in working capital of $7,944,000 (before expenditures on the data library of $8,439,000) and shareholders' equity, at year end, of $9,089,000.

     The recovery of the data library and certain other assets is dependent upon future occurrences. The amounts recorded for such assets are subject to significant management estimates (see Notes 3 and 4).

     Funding for Solid State's commitments must be provided by future data library sales, normal operations, additional financing or the issue of share capital. (See Note 17 for funds advanced after August 31, 1997.)

     On August 30, 1997, Solid State's wholly-owned subsidiary, Nortech Surveys (Canada) Inc. was wound up into Solid State.

(2) ACCOUNTING POLICIES

     The consolidated financial statements of Solid State have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies used in these consolidated financial statements are:

  Basis of consolidation

     The consolidated financial statements include the accounts of Solid State; Solid State Geophysical Corp. (a United States company); and Solid State International Ingenieria, C.A. (a Venezuelan company).

  Revenue recognition and work-in-progress

     Solid State recognizes revenue on fixed price contracts on the basis of percentage complete. Revenue on hourly rate contracts is recognized in the period earned. Start-up costs, inventory and other costs related to contracts not sufficiently underway to warrant revenue recognition are carried as work-in-progress and charged to expense as revenue is recognized. Work-in-progress is valued at the lower of cost and net realizable value. Anticipated losses on contracts are recorded when reasonably determinable.

  Multi-client data library

     Solid State collects certain seismic data for its own account which it resells to clients on a non-transferrable, non-exclusive basis. During the period beginning with the initiation of each multi-client survey to the completion of the survey, total estimated costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. After the survey is completed, amortization of remaining

                          SOLID STATE GEOPHYSICAL INC.

capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or over a period not to exceed four years. Solid State periodically reviews the carrying value of multi-client data to assess whether there has been a permanent impairment of value and records losses in periods when the total estimated costs exceed total estimated sales or in periods when it is determined that sales would not be sufficient to cover the carrying value of the asset.

  Depreciation

     Property and equipment are depreciated on the straight-line basis to reflect the estimated useful life of the related assets (Note 5).

  Income taxes

     Solid State prepares its financial statements on the deferred income tax allocation basis. A provision is made for all income taxes currently payable as well as for those deferred to future years as a result of timing differences between income for income tax purposes and for accounting purposes arising primarily from the difference between amounts claimed for fixed assets for income tax purposes and depreciation recorded for accounting purposes.

  Foreign currency translation

     Transaction amounts denominated in foreign currencies are translated to Canadian dollar equivalents at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Translation gains and losses, except those related to long-term debt, are included in earnings. Gains and losses related to long-term debt are deferred and amortized over the remaining term of the debt. The operations of foreign subsidiaries are considered to be integrated and accordingly, the monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Revenue and expenses of the foreign subsidiaries are translated at the exchange rate prevailing at the date of the transaction.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Solid State's policy is to amortize data library costs based upon the anticipated revenues Solid State expects to realize over a period not to exceed four years from the date of project completion or the end of any exclusive use period. It is reasonably possible that those estimates of anticipated revenues, the remaining estimated economic life of the data library, or both will be reduced significantly in the near term due to competitive pressures. As a result, the carrying amount of the data library costs may be reduced materially in the near term.

(3) OTHER NON-CURRENT ASSETS

     In July 1996, the operations of Nortech Surveys (Canada) Inc. were sold for $2,275,000 and the operations were presented as discontinued operations. There was no gain or loss recorded on the sale.

     Part of the proceeds on sale was $1,263,000 of preferred shares of Nortech Geomatics Inc. These shares have the right to receive quarterly cumulative dividends at a rate equal to 80% of the prime interest rate, are non-voting, have mandatory redemption of $200,000 per year and under certain conditions may be converted into a one year promissory note. Under certain conditions these shares may be converted into common shares after

                          SOLID STATE GEOPHYSICAL INC.

2003. $206,000 of preferred shares were redeemed in 1997. In fiscal 1997, $629,000 of the preferred shares were converted into Common shares, which Solid State intends to sell.

     The ability of Solid State to liquidate its investment in Common shares on a timely basis is dependent on the ability of Nortech Geomatics Inc. to become a public company.

     The following summarizes the results of Nortech's operations over the last three fiscal periods and are reflected in the Consolidated Statement of Operations and Deficit as a one line item -- Discontinued Operations:

                                                    1995           1996           1997
                                                 ----------     ----------     ----------
        Net revenues...........................  $5,674,000     $3,595,000     $       --
        Expenses
          Operating and interest costs.........   5,989,000      3,607,000        121,000
          Amortization.........................     623,000        230,000             --
                                                 ----------     ----------     ----------
                                                  6,612,000      3,837,000        121,000
                                                 ----------     ----------     ----------
        Net loss...............................  $ (938,000)    $ (242,000)    $ (121,000)
                                                 ==========     ==========     ==========

     In addition to the loss shown above, $3,349,000 of the proprietary engineering and system development costs and certain survey equipment included in property and equipment related to the Nortech operations were written down to their net recoverable amounts in 1995. In April 1994, Solid State acquired all the outstanding shares of Seismoven C.A., a Venezuelan company, for consideration of $270,000 (U.S. $200,000). The acquisition was accounted for using the purchase method with the majority of the purchase consideration being allocated to goodwill. Subsequent to acquisition, the Corporation's name was changed to Solid State Internacional Ingenieria, C.A. The goodwill related to this investment was expensed in 1997.

(4) MULTI-CLIENT DATA

  Atchafalaya Bay

     Work commenced on the Atchafalaya Bay project in late fiscal 1995 and the project was 77% complete at August 31, 1996. In 1996, as part of a series of transactions to enable completion of the project, Solid State sold its ownership in this data bank, and retained an interest in the future revenues from the project in return for completing the project.

     Prior to the sale of its ownership interest, Solid State had a revenue sharing agreement with another third party. Under this other revenue sharing basis the first U.S. $10,500,000 went to Solid State, between $10,500,000 and $13,000,000 revenue was split as follows: 73.7% to Solid State and 26.3% to the other party. Revenue above $13,000,000 was shared 50/50. The other party's share of this revenue sharing agreement was purchased by Solid State in conjunction with its sale of the data library and the negotiation of its retained interest in future revenues.

     As at August 31, 1996, all anticipated losses related to the Atchafalaya Bay project were recognized. The resultant net book value of $7,841,000 represented management's estimate of net future proceeds from data sales.

     During the year ended August 31, 1997, Solid State spent an additional $8,715,000 on this project achieving completion. Processing of the data is anticipated to be completed in November 1997. Amortization of $3,815,000 resulted in a net book value at August 31, 1997 of $12,741,000 which represents management's estimate of net future proceeds from data sales attributable to Solid State. This estimate is supported by a current market valuation of the project done by a data library valuer using the most likely undiscounted cash flow model.

     Solid State's share of revenues for the year ended August 31, 1997 was $3,728,000. Total costs for the project are estimated to be $32,836,000, including $3,188,000 of depreciation.

                          SOLID STATE GEOPHYSICAL INC.

     The net revenue sharing arrangement, which is in U.S. dollars which was converted to Canadian dollars at an average rate of $0.727 as at August 31, 1997 (closing rate $0.721), with the Atchafalaya Bay Data library owner is as follows:

                             CANADIAN                                        RECORDED IN REVENUE TO
                              DOLLAR                                               AUGUST 31,
                               SALES                                        -------------------------
  REVENUE SHARING BASIS       REVENUE          OWNER        SOLID STATE        1996           1997
--------------------------  -----------     -----------     -----------     ----------     ----------
  First...................  $11,414,000     $        --     $11,414,000     $8,882,000     $2,532,000
  Next....................    4,601,000       3,405,000       1,196,000             --      1,196,000
                            -----------     -----------     -----------     ----------     ----------
Sales to date.............   16,015,000       3,405,000      12,610,000      8,882,000      3,728,000
                            -----------     -----------     -----------     ----------     ----------
  Next....................    7,405,000       5,480,000       1,925,000             --             --
  Next....................    8,280,000              --       8,280,000             --             --
  Next....................   11,501,000       8,051,000       3,450,000             --             --
                            -----------     -----------     -----------     ----------     ----------
Future sales..............   27,186,000      13,531,000      13,655,000             --             --
                            -----------     -----------     -----------     ----------     ----------
                            $43,201,000     $16,936,000     $26,265,000     $8,882,000     $3,728,000
                            ===========     ===========     ===========     ==========     ==========

     The revenue sharing basis in U.S. dollars is $8,394,000, $3,334,000, $5,366,000, $6,000,000 and $8,334,000, respectfully, for the amounts shown in the Canadian dollar Sales Revenue column.

     Realization of these sales is dependent upon the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Canadian

     No significant additions were made to the Canadian data library in the year ended August 31, 1997. Amortization of $969,000 was recorded. As at August 31, 1997, the net book value was $2,926,000.

     Recovery of these costs is dependent upon future sales which are influenced by the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Other

     Certain financing agreements require all proceeds from the data library sales to be applied against the specified debt (see Note 7).

                          SOLID STATE GEOPHYSICAL INC.

                                                                        UNITED
                                                         CANADA         STATES           TOTAL
                                                       ----------     -----------     -----------
COST
  Balance as at September 1, 1995....................  $3,886,000     $ 4,874,000     $ 8,760,000
  Additions..........................................   5,214,000      19,246,000      24,460,000
                                                        ---------      ----------      ----------
  Balance as at September 1, 1996....................  $9,100,000     $24,120,000     $33,220,000
                                                        =========      ==========      ==========
  Balance, as at September 1, 1996...................  $9,100,000     $24,120,000     $33,220,000
  Additions..........................................      35,000       8,715,000       8,750,000
                                                        ---------      ----------      ----------
  Balance as at August 31, 1997......................  $9,135,000     $32,835,000     $41,970,000
                                                        =========      ==========      ==========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1995....................  $  964,000     $        --     $   964,000
  Amortization for the year..........................   4,276,000      16,279,000      20,555,000
                                                        ---------      ----------      ----------
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
                                                        =========      ==========      ==========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
  Amortization for the year..........................     969,000       3,815,000       4,784,000
                                                        ---------      ----------      ----------
  Balance as at August 31, 1997......................  $6,209,000     $20,094,000     $26,303,000
                                                        =========      ==========      ==========
NET BOOK VALUE AS AT AUGUST 31, 1996
  Current portion....................................  $1,454,000     $ 4,524,000     $ 5,978,000
  Non-current portion................................   2,406,000       3,317,000       5,723,000
                                                        ---------      ----------      ----------
                                                       $3,860,000     $ 7,841,000     $11,701,000
                                                        =========      ==========      ==========
NET BOOK VALUE AS AT AUGUST 31, 1997
  Current portion....................................  $  917,000     $ 1,537,000     $ 2,454,000
  Non-current portion................................   2,009,000      11,204,000      13,213,000
                                                        ---------      ----------      ----------
                                                       $2,926,000     $12,741,000     $15,667,000
                                                        =========      ==========      ==========

                          SOLID STATE GEOPHYSICAL INC.

                                                         CANADA       UNITED STATES        TOTAL
                                                       ----------     -------------     -----------
FOR THE YEAR ENDED AUGUST 31, 1995
  Revenues...........................................  $  773,000      $         --     $   773,000
  Amortization.......................................     476,000                --         476,000
                                                        ---------        ----------      ----------
  Gross profit.......................................  $  297,000      $         --     $   297,000
                                                        =========        ==========      ==========
FOR THE YEAR ENDED AUGUST 31, 1996
  Revenues...........................................  $6,009,000      $  8,882,000     $14,891,000
  Amortization.......................................   4,276,000        16,418,000      20,694,000
                                                        ---------        ----------      ----------
  Gross profit (loss)................................  $1,733,000      $ (7,536,000)    $(5,803,000)
                                                        =========        ==========      ==========
FOR THE YEAR ENDED AUGUST 31, 1997
  Revenues...........................................  $  191,000      $  3,728,000     $ 3,919,000
  Amortization.......................................     969,000         3,815,000       4,784,000
                                                        ---------        ----------      ----------
  Gross loss.........................................  $ (778,000)     $    (87,000)    $  (865,000)
                                                        =========        ==========      ==========

(5) PROPERTY AND EQUIPMENT

                                                                     AUGUST 31, 1996
                                                     -----------------------------------------------
                                                                       ACCUMULATED        NET BOOK
                                                        COST          DEPRECIATION          VALUE
                                                     -----------     ---------------     -----------
Land.............................................    $   275,000       $        --       $   275,000
Building.........................................        659,000            69,000           590,000
Recording equipment..............................     42,329,000        16,507,000        25,822,000
Survey equipment.................................      2,235,000         1,429,000           806,000
Drilling equipment...............................      2,783,000         1,206,000         1,577,000
Vehicles (including boats).......................      2,318,000         1,673,000           645,000
Office equipment.................................        653,000           408,000           245,000
Radio equipment..................................        434,000           301,000           133,000
                                                     -----------       -----------       -----------
                                                      51,686,000        21,593,000        30,093,000
Equipment under capital lease....................      2,339,000           794,000         1,545,000
                                                     -----------       -----------       -----------
                                                     $54,025,000       $22,387,000       $31,638,000
                                                     ===========       ===========       ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                               AUGUST 31, 1997
                                         ------------------------------------------------------------
                                         DEPRECIATION
                                           TERMS IN                       ACCUMULATED      NET BOOK
                                            YEARS            COST         DEPRECIATION       VALUE
                                         ------------     -----------     -----------     -----------
Land...................................     --            $   275,000     $        --     $   275,000
Building...............................     20                681,000         108,000         573,000
Recording equipment....................   2 - 7            51,809,000      22,430,000      29,379,000
Survey equipment.......................   3 - 5             2,251,000       1,737,000         514,000
Drilling equipment.....................   2 - 3             3,309,000       2,146,000       1,163,000
Vehicles (including boats).............   3 - 5             2,606,000       2,080,000         526,000
Office equipment.......................     5                 880,000         532,000         348,000
Radio equipment........................   2 - 4               593,000         387,000         206,000
                                          -----           -----------     -----------     -----------
                                                           62,404,000      29,420,000      32,984,000
Equipment under capital lease..........   3 - 5             3,239,000       1,062,000       2,177,000
                                          -----           -----------     -----------     -----------
                                                          $65,643,000     $30,482,000     $35,161,000
                                          =====           ===========     ===========     ===========

     Property and equipment are pledged as security pursuant to long-term debt (see Note 7).

(6) OPERATING LOANS

     Solid State and its subsidiaries have operating lines of credit of $5,100,000 which were fully utilized at August 31, 1997. The credit facilities are secured by assignments of receivables and bear interest at prime plus 0.75% (6.5% at August 31, 1996; 5.5% -- 1997). (See Note 7 regarding covenant violations).

(7) PROMISSORY NOTES AND LONG-TERM DEBT

                                                                            AUGUST 31,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
PROMISSORY NOTES
Promissory note bearing interest at 18% with interest due
  quarterly commencing July 1, 1996 and principal due and payable
  December 31, 1996. Secured by future Multi-client data sales
  ($1,900,000 U.S.). .............................................  $ 2,600,000     $        --
Promissory note bearing interest at 15% with interest commencing
  February 10, 1997 and $1,000,000 U.S. of $2,000,000 U.S.
  principal due May 10, 1997 and balance due August 10, 1997, all extended to November 30, 1997. Secured by future Multi-client
  data sales ($2,000,000 U.S.). ..................................           --       2,777,000
Promissory note bearing interest at 15% with interest commencing
  February 19, 1997 and $1,000,000 U.S. of $2,000,000 U.S.
  principal due May 19, 1997 and balance due August 19, 1997, all extended to November 30, 1997. Secured by future Multi-client
  data sales ($2,000,000 U.S.). ..................................           --       2,777,000
Promissory note bearing interest at 15% with interest commencing
  July 2, 1997 and balance due August 15, 1997, extended to
  November 30, 1997. Secured by future Multi-client data sales
  ($3,000,000 U.S.). .............................................           --       4,166,000
Promissory note bearing interest at 15% with interest commencing
  July 22, 1997 and balance due August 15, 1997, extended to
  November 30, 1997. Secured by future Multi-client data sales
  ($1,000,000 U.S.). .............................................           --       1,389,000
                                                                    -----------     -----------
                                                                    $ 2,600,000     $11,109,000
                                                                    ===========     ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                                            AUGUST 31,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
LONG-TERM DEBT
Demand non-revolving loan bearing interest at prime plus 1.75%
  (6.5%) repayable in consecutive monthly installments of $12,500
  until January 1, 2002.  ........................................  $   917,000     $   663,000
Demand non-revolving loan bearing interest at lender's U.S. dollar cost of funds plus 1.75% repayable in consecutive monthly
  installments of $13,750 U.S. until January 1, 2002
  (1996 -- $1,054,500 U.S.; $728,800 U.S.).  .....................    1,443,000       1,012,000
Demand non-revolving loan bearing interest at lender's U.S. dollar cost of funds plus 1.75% repayable in consecutive monthly
  installments of $13,125 U.S. until January 1, 2002
  (1996 -- $974,900 U.S.; $695,600 U.S.). ........................    1,334,000         966,000
Demand non-revolving loan bearing interest at prime plus 1.75%
  (6.5%) repayable in consecutive monthly installments of $63,333
  until January 1, 2002. .........................................    4,475,000       3,357,000
Demand non-revolving loan bearing interest at lender's U.S. dollar cost of funds plus 1.75% repayable in consecutive monthly
  installments of $53,083 U.S. until January 1, 2002
  (1996 -- $3,510,000 U.S.; $2,813,400 U.S.). ....................    4,803,000       3,906,000
Conditional sales agreement repayable in sixty equal monthly installments of $89,437 U.S., with interest commencing October
  16, 1996. Secured by related equipment. Effective interest rate of 10.471% ($3,703,000 U.S.) -- renegotiated 1996 CSA, adding additional equipment (including consolidation of the following
  CSA). ..........................................................    5,782,000       5,141,000
Obligations under capital lease, secured by related equipment, repayable in equal monthly installments of $19,012 U.S.,
  including interest (consolidated into CSA $5,141,000). .........      655,000              --
Convertible debenture bearing interest at 8% with interest due quarterly commencing July 1, 1996 and failing the exercise of conversion rights, principle due April 30, 2001. The debenture was convertible into 1,141,667 common shares of the Corporation
  (convertible at $2.40 per share, closing price at date of grant was $2.76). Repaid with proceeds of financing in October
  1996. ..........................................................    2,737,000              --
Obligations under capital lease, secured by related equipment, repayable in monthly installments of $52,000 (1996 -- $36,000),
  including interest at approximately 7.5%........................      414,000       1,061,000
Conditional sales agreement repayable in 12 monthly installments of $18,219 U.S. with interest commencing November 26, 1997.
  Secured by related equipment. Effective interest rate of 10.746%
  ($71,347 U.S.). ................................................           --          99,000
Conditional sales agreement repayable with a principle payment of
  $150,000 U.S. June 30, 1997; two monthly installments of
  $250,000, including interest commencing June 30, 1996;
  twenty-eight monthly installments of $127,050 U.S., including interest until December 31, 1999. Secured by related equipment.
  Effective interest rate of 10.746% ($3,592,566 U.S.). ..........           --       4,988,000
Conditional sales agreement repayable in twenty four equal monthly installments of $23,309 U.S., including interest, with interest commencing September 30, 1997. Secured by related equipment.
  Effective interest rate of 10.746% ($503,855 U.S.). ............           --         700,000

                          SOLID STATE GEOPHYSICAL INC.

                                                                            AUGUST 31,
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
Promissory note bearing interest at 18% commencing October 17,
  1996 (15% interest ($4,197,000 U.S.) effective February 24,
  1997). Interest due quarterly commencing January 1, 1997, due
  October 1999 with minimal annual payments of $1,380,000
  ($1,000,000 U.S.). Secured by future multi- client data sales.
  $4,000,000 U.S. ($5,400,000 Cdn.) converted to equity February
  24, 1997. ......................................................  $        --     $ 5,828,000
Other.............................................................       20,000              --
                                                                    -----------     -----------
                                                                     22,580,000      27,721,000
Less: Current portion.............................................    8,054,000       9,028,000
                                                                    -----------     -----------
                                                                    $14,526,000     $18,693,000
                                                                    ===========     ===========

     In 1997, Solid State postponed certain principal repayments.

     At August 31, 1997, the Company was in violation of certain debt covenants with its main banker. These violations were waived to October 31, 1997. The bank retains the right to demand all loans after this date if there are covenant violations. Certain promissory note and conditional sales agreement repayment dates were not adhered to.

     The demand non-revolving loans are secured by fixed and floating charge debentures over all of the assets of Solid State, subsidiaries and specific charges on property and equipment.

     In certain debt agreements, there are cross-default provisions under which a default in one agreement could become a default under such other agreements.

     Principal repayments are as follows:

            1998....................................................  $ 9,028,000
            1999....................................................    9,403,000
            2000....................................................    4,455,000
            2001....................................................    3,641,000
            2002....................................................    1,194,000
                                                                       ----------
                                                                      $27,721,000
                                                                       ==========

                          SOLID STATE GEOPHYSICAL INC.

(8) CAPITAL STOCK

     Authorized share capital is comprised of unlimited common shares and preferred shares.

                                                                       SHARES       BOOK VALUE
                                                                     ----------     -----------
Total common shares outstanding September 1, 1993..................   2,800,000     $   800,000
Common shares issued in accordance with initial public offering....   2,000,000      12,238,000
Common shares issued upon acquisition of Nortech Surveys (Canada)
  Inc. (Note 3)....................................................     200,000       1,700,000
                                                                     ----------      ----------
Total common shares outstanding August 31, 1994 and 1995...........   5,000,000      14,738,000
Common shares issued in accordance with a rights offering in March
  1996.............................................................       6,520          20,000
                                                                     ----------      ----------
Common shares outstanding August 31, 1996..........................   5,006,520      14,758,000
Common shares issued to specified shareholders for debt, net of
  issue costs less related deferred tax............................   3,044,444       4,044,000
Common shares issued to specified shareholders for cash, net of
  issue costs less related deferred tax............................   5,869,565       5,356,000
Common shares issued under options.................................     215,000         311,000
                                                                     ----------      ----------
Common shares outstanding August 31, 1997..........................  14,135,529     $24,469,000
                                                                     ==========      ==========

     Earnings per share for the year ended August 31, 1997 have been calculated using the weighted average shares outstanding of 10,787,000 (1995 -- 5,000,000; 1996 -- 5,003,000).

     Fully diluted earnings per share for 1997, 1996 and 1995 would have been anti-dilutive.

(9)  STOCK OPTIONS AND SHARES RESERVED

     At August 31, 1997, Solid State had options to purchase 952,000 Common shares outstanding, of which 325,000 expired subsequent to the year end. Prices ranged from $1.00 to $6.50. During 1996, 505,000 options were granted. In 1997, 670,000 options were granted to purchase Common shares at between $0.95 and $1.80. All options expire on or before December 31, 2000. Grant prices were equal to or greater than fair market value at the dates of grant and to date 215,000 stock options have been exercised. They were warrants outstanding to purchase 125,000 Common Shares at $1.65 per share.

(10) INCOME TAXES

     Reconciliation of expected income tax provision to recorded income tax provision:

                                                  1995            1996            1997
                                               -----------     -----------     -----------
        Expected income tax (recovery) at
          (1995 -- 44.34%; 1996 -- 44.53%;
          44.62%)............................  $(2,144,000)    $(3,357,000)    $(2,418,000)
        Future benefit of tax losses in
          subsidiaries not recognized........    1,219,000       2,943,000       1,572,000
        Assets written off with no tax
          basis..............................      925,000              --              --
                                                ----------      ----------      ----------
        Income taxes (recovery) per financial
          statements.........................  $        --     $  (414,000)    $  (846,000)
                                                ==========      ==========      ==========

     Solid State can defer future income taxes by claiming allowable income tax deductions in excess of those provided in the accounting records.

                          SOLID STATE GEOPHYSICAL INC.

     Solid State does not anticipate repatriating income from foreign operations and accordingly, has not provided for any possible future repatriation taxation. At August 31, 1997, there was not a material amount in income which could be repatriated.

     Solid State has unclaimed research and development expenditures and noncapital losses carried forward for income tax purposes of $1,489,000 and $3,900,000 respectively, which resulted from operations in a Canadian subsidiary. There are non-North American foreign subsidiaries with approximately $4,400,000 of non-capital tax losses for accounting carried forward. The U.S. subsidiary has non-capital accounting losses carried forward of approximately $8,600,000 as at August 31, 1997, which may be claimable in future years. The potential benefits of these items have not been reflected in the consolidated financial statements. Realization of these losses is dependent upon taxable income being earned in each jurisdiction that has the tax losses. Solid State has non-capital losses of $2,762,000 resulting from its Canadian operations of which $703,000 has a potential unrecorded benefit. The amount of tax losses available is subject to normal audit by the various tax authorities which may result in changes to the losses.

                          SOLID STATE GEOPHYSICAL INC.

(11) SEGMENTED INFORMATION

     Solid State operates in two business segments with both domestic and foreign contracts.

  Industry segments

                                                                 YEAR ENDED AUGUST 31
                                                     --------------------------------------------
                                                        1995             1996            1997
                                                     -----------     ------------     -----------
NET REVENUES FROM CUSTOMERS OUTSIDE THE ENTERPRISE
  Seismic acquisition..............................  $28,850,000     $ 27,290,000     $45,910,000
  Data library.....................................      773,000       14,891,000       3,919,000
                                                     -----------      -----------     -----------
TOTAL..............................................  $29,623,000     $ 42,181,000     $49,829,000
                                                     ===========      ===========     ===========
OPERATING LOSS BEFORE RESTRUCTURING AND OTHER
  COSTS, INTEREST AND WRITE-DOWN
  Seismic acquisition..............................  $   242,000     $ (2,796,000)    $  (274,000)
  Data library.....................................      297,000       (5,803,000)       (865,000)
                                                     -----------      -----------     -----------
TOTAL..............................................  $   539,000     $ (8,599,000)    $(1,139,000)
                                                     ===========      ===========     ===========
IDENTIFIABLE ASSETS
  Seismic acquisition..............................  $40,032,000     $ 42,325,000     $55,035,000
  Data library.....................................    7,797,000       11,701,000      15,667,000
  Corporate........................................           --        1,441,000       1,057,000
  Discontinued operations..........................    3,925,000          133,000              --
                                                     -----------      -----------     -----------
TOTAL..............................................  $51,754,000     $ 55,600,000     $71,759,000
                                                     ===========      ===========     ===========
CAPITAL EXPENDITURES
  Seismic acquisition..............................  $10,888,000     $ 11,025,000     $15,770,000
  Data library.....................................    7,680,000       21,643,000       8,439,000
  Discontinued operations..........................      898,000          148,000          47,000
                                                     -----------      -----------     -----------
TOTAL..............................................  $19,466,000     $ 32,816,000     $24,256,000
                                                     ===========      ===========     ===========
DEPRECIATION AND AMORTIZATION
  Seismic acquisition..............................  $ 5,968,000     $  5,856,000     $ 8,974,000
  Data library.....................................      476,000       20,694,000       4,784,000
                                                     -----------      -----------     -----------
TOTAL..............................................  $ 6,444,000     $ 26,550,000     $13,758,000
                                                     ===========      ===========     ===========
DISCONTINUED OPERATIONS
  Operating loss...................................  $  (938,000)    $   (242,000)    $  (121,000)
                                                     ===========      ===========     ===========
TOTAL INDUSTRY SEGMENTS
  Net revenue from customers outside the
     enterprise....................................  $29,623,000     $ 42,181,000     $49,829,000
                                                     ===========      ===========     ===========
SEGMENTED OPERATING INCOME (LOSS) BEFORE THE
  FOLLOWING........................................  $   539,000     $ (8,599,000)    $(1,139,000)
  Interest expense.................................   (1,175,000)      (2,667,000)     (4,050,000)
  Restructuring costs..............................           --         (873,000)       (231,000)
  Write-down of fixed assets.......................   (3,349,000)              --              --
  Income tax recovery..............................           --          414,000         846,000
  Discontinued operations loss.....................     (938,000)        (242,000)       (121,000)
                                                     -----------      -----------     -----------
Net loss...........................................  $(4,923,000)    $(11,967,000)    $(4,695,000)
                                                     ===========      ===========     ===========

                          SOLID STATE GEOPHYSICAL INC.

  Geographic segments

                                                            AUGUST 31, 1995
                                  -------------------------------------------------------------------
                                                                            MIDDLE EAST
                                                   SOUTH        UNITED          AND
                                    CANADA       AMERICAN       STATES         OTHER         TOTAL
                                  -----------   -----------   -----------   -----------   -----------
Net contract revenue*...........  $16,461,000   $    28,000   $ 9,016,000   $ 4,118,000   $29,623,000
Earnings (loss) before
  interest**....................    1,748,000      (154,000)   (1,867,000)      812,000       539,000
Identifiable assets.............   25,100,000    16,606,000     4,475,000     1,648,000    47,829,000

                                                            AUGUST 31, 1996
                                  -------------------------------------------------------------------
                                                                            MIDDLE EAST
                                                   SOUTH        UNITED          AND
                                    CANADA       AMERICAN       STATES         OTHER         TOTAL
                                  -----------   -----------   -----------   -----------   -----------
Net contract revenue*...........  $22,053,000   $ 5,687,000   $14,445,000   $    (4,000)  $42,181,000
Earnings (loss) before
  interest......................      283,000       587,000    (8,928,000)     (541,000)   (8,599,000)
Identifiable assets.............   25,521,000     1,490,000    27,951,000       505,000    55,467,000

                                                            AUGUST 31, 1997
                                  -------------------------------------------------------------------
                                                                            MIDDLE EAST
                                                   SOUTH        UNITED          AND
                                    CANADA       AMERICAN       STATES         OTHER         TOTAL
                                  -----------   -----------   -----------   -----------   -----------
Net contract revenue*...........  $20,046,000   $10,818,000   $12,312,000   $ 6,653,000   $49,829,000
Earnings (loss) before
  interest......................    2,260,000    (3,749,000)     (704,000)    1,054,000    (1,139,000)
Identifiable assets.............   27,016,000    13,238,000    25,434,000     6,071,000    71,759,000

---------------
 * Includes Data Library sales.

** Before write-down of fixed assets ($3,349,000 -- 1995, nil -- 1996 and 1997), financial restructuring costs and discontinued operations.

     As at August 31, (1995 -- 42%; 1996 -- 43%) 1997, approximately 59% of identifiable foreign assets are represented by accounts receivable, multi-client data and work-in-progress. The balance, represented by property and equipment, is readily transferrable from country to country as contracts are negotiated.

(12) ECONOMIC DEPENDENCE

     Solid State operates in several countries. These operations are dependent upon the level of oil and gas exploration and development. Solid State operates for several customers, the only customers that accounted for more than 10% of the net contract revenue during the year ended August 31, 1996 were two customers accounting for $4,204,000 of South American net contract revenues and $5,815,000 of Canadian net contract revenues and during the year ended August 31, 1997 one customer accounted for $6,218,000 of South American net contract revenues.

(13) FINANCIAL INSTRUMENTS

  a) Fair value of financial assets and liabilities

     Solid State's financial instruments are substantially all cash, accounts receivable, income taxes receivable, accounts payable, promissory notes and long-term debt. The book value for all financial instruments, including $16,937,000 of promissory notes and long-term debt, approximates their fair value. The $16,937,000 of long-term debt and promissory notes which are at 15% were negotiated during the year and there was additional borrowings secured by promissory notes subsequent to the year end with interest at 15%.

                          SOLID STATE GEOPHYSICAL INC.

  b) Interest rate risk

     At August 31, 1997, Solid State had $15,139,000 of debt with variable interest rates based upon bank prime rates. For each one percentage change in interest rates, interest expense would change by $151,000.

  c) Credit risk

     A substantial portion of Solid State's receivables are with customers in the oil and gas business and are subject to normal industry credit risks. Accounts receivable in Venezuela with a national oil company are factored, with Solid State paying an annual fee of 29% and having a contingent liability for any receivables not ultimately collected. The amount received on factoring has been recorded as a loan and included in current liabilities.

  d) Foreign currency risk

     $33,749,000 of Solid State's promissory notes and long-term debt is repayable in U.S. dollars. This amount is hedged only by operations conducted in U.S. dollars. For each $0.01 change in the Canadian dollar relative to the U.S. dollar, the debt will change by approximately $470,000.

(14) RELATED PARTY TRANSACTIONS

     During 1997, two creditors became the major shareholders ("investors") of Solid State. At August 31, 1996, these creditors were owed money under two lines of credit; one for $2,600,000 with interest at 18% and one for $2,737,000 with interest at 8% and convertible into 1,146,667 Common shares of Solid State. Subsequent to August 31, 1996, a further $2,877,000 ($2,100,000 U.S.) was advanced to Solid State with interest at 18% to bring the total of these loans to $5,480,000.

     On October 16, 1996, Solid State completed a $16,440,000 ($12,000,000 U.S.)
equity/debt financing. The financing was as follows:

    DESCRIPTION                                                    Cdn.            U.S.
    ----------------------------------------------------------  -----------     -----------
    3,044,444 Common shares (before net expenses of
      $66,000)................................................  $ 4,110,000     $ 3,000,000
    Secured loans with interest at 18% until a private
      placement was completed and 15% thereafter;
      Secured by data libraries; repayments from proceeds of
         the data libraries revenues..........................
      Minimum annual repayments of $1,370,000 ($1,000,000
         U.S.) for the first two years and any balance in
         October 1999.........................................    6,850,000       5,000,000
      Proceeds from a private placement were to be used to
         retire this loan.....................................    5,480,000       4,000,000
                                                                -----------     -----------
                                                                $16,440,000     $12,000,000
                                                                ===========     ===========

                          SOLID STATE GEOPHYSICAL INC.

     The proceeds of the October 16, 1996, financing were used as follows:

    DESCRIPTION                                                    CDN.            U.S.
    ----------------------------------------------------------  -----------     -----------
    To repay convertible debt owing to the specified
      investors...............................................  $ 2,740,000     $ 2,000,000
    To repay term debt owing to the specified investors.......    5,480,000       4,000,000
    To repay related interest and legal costs to the specified
      investors...............................................      330,000         240,000
    To pay trade debt and interest in arrears on two
      conditional sales agreements with a major equipment
      supplier................................................    1,645,000       1,200,000
    To retire a conditional sales agreement with a major
      supplier................................................      655,000         479,000
    To repay trade debt with Canadian and U.S. suppliers......    4,385,000       3,200,000
    For general working capital requirements..................    1,205,000         881,000
                                                                -----------     -----------
                                                                $16,440,000     $12,000,000
                                                                ===========     ===========

     In February 1997, the investors purchased an additional 5,869,565 shares for $5,356,000 net of expenses at which time they became the majority shareholders of the Corporation.

     In July 1997, an investor lent $5,600,000 ($4,000,000 U.S.) to Solid State with interest at 15%.

     At August 31, 1997, $16,937,000 ($12,198,000 U.S.) was owed to an investor with interest at 15%.

     Interest incurred during the year on the related party loans was $1,972,000 (1996 -- $339,000).

     At August 31, 1997, the investors had 2 out of 4 directors on Solid State's Board of Directors and were providing assistance for working capital (see Note
17).

(15) COMMITMENTS

     In addition to the data library costs at August 31, 1997, Note 4, Solid State had cash cost commitments to complete these programs estimated in the amount of $227,000.

(16) CONTINGENCIES

     Legal items relating to permitting and other business matters which were incurred in the normal course of business were outstanding at August 31, 1997. In most cases, any liability would be passed onto third parties.

(17) SUBSEQUENT EVENTS

     Subsequent to the year end the following occurred:

          (a) A shareholder advanced an additional $6,245,000 ($4,500,000 U.S.) with interest at 15%.

          (b) The major investors advised Solid State that they were considering a take-over bid to acquire the minority Common shares at a price of $3.00 per share in cash. On November 27, 1997, the price was amended to $3.50 in an offer to the minority shareholders.

          (c) The covenant defaults indicated in Note 7 were waived to November 26, 1997.

          (d) The due dates for the promissory notes indicated in Note 7 were extended from November 30, 1997 to January 15, 1998.

          (e) 125,000 warrants were exercised to purchase Common shares for proceeds of $147,320 and 320,000 options were exercised to purchase shares for proceeds of $392,000.

                          SOLID STATE GEOPHYSICAL INC.

(18) PRIOR YEAR AMOUNTS

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

(19) CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

  Canadian balance sheet

     Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items. Under U.S. GAAP these gains and losses would be expensed in the period.

                                                                            AUGUST 31
                                                                  -----------------------------
                                                                      1996             1997
                                                                  ------------     ------------
Deferred exchange loss (per financial statements).............    $     26,000     $    234,000
                                                                  ------------     ------------
Deferred exchange loss (per U.S. GAAP)........................    $         --     $         --
                                                                  ============     ============

     Under U.S. GAAP the multi-client data, current portion would be grouped with multi-client data, less current portion.

                                                                             AUGUST 31
                                                                    ---------------------------
                                                                       1996            1997
                                                                    -----------     -----------
Current assets (per financial statements).......................    $16,497,000     $22,014,000
Less: multi-client data, current portion........................     (5,978,000)     (2,454,000)
                                                                    -----------     -----------
Current assets (per U.S. GAAP)..................................    $10,519,000     $19,560,000
                                                                    ===========     ===========
Multi-client data, less current portion (per financial
  statements)...................................................    $ 5,723,000     $13,213,000
Add: multi-client data, current portion.........................      5,978,000       2,454,000
                                                                    -----------     -----------
Multi-client data (per U.S. GAAP)...............................    $11,701,000     $ 15,667,00
                                                                    ===========     ===========

     The current portion of long-term debt under U.S. GAAP in 1997 would be reduced by $1,074,000, which would reduce the current portion of the promissory note to its minimal annual payment of $1,380,000 in 1998 rather than being the total amount of the multi-client data, current portion. The 1997 working capital would have been reduced by $1,380,000.

                          SOLID STATE GEOPHYSICAL INC.

     Under U.S. GAAP debt covenants, violations must be waived for a full year to classify the debt as long-term. Bank debt did not have covenants waived for one year. This debt and the remaining long-term debt has been reclassified as current.

                                                                                  AUGUST 31,
                                                                                     1997
                                                                                  -----------
Current liabilities (per financial statements)................................    $43,977,000
Add: Long-term portion of debt................................................     18,693,000
                                                                                  -----------
Current liabilities (per U.S. GAAP)...........................................    $62,670,000
                                                                                  ===========

     Conditional sales agreements are supplier financing contracts.

  Statement of changes in shareholders' equity

     For U.S. reporting, the information contained in the consolidated statement of operations and (deficit) retained earnings and Note 8, Capital stock, would be combined to develop a complete statement of changes in shareholders' equity.

     For U.S. reporting, the proceeds from the convertible debenture issued in 1996 would have been split between debt and shareholders' equity with the majority of the amount going to shareholders' equity being determined by the difference between the conversion price for the shares and the trading price of the shares at the date of grant.

                                                                           AUGUST 31,
                                                                  -----------------------------
                                                                      1996             1997
                                                                  ------------     ------------
Additional paid-in capital (per U.S. GAAP)....................    $    637,000     $    637,000
                                                                  ============     ============
Deficit (per financial statements)............................    $(10,685,000)    $(15,380,000)
Additional foreign exchange expense...........................         (26,000)        (234,000)
Additional financing cost.....................................         (53,000)         (73,000)
Additional loss on extinguishment of debt.....................              --         (564,000)
                                                                  ------------     ------------
Deficit (per U.S. GAAP).......................................    $(10,764,000)    $(16,251,000)
                                                                  ============     ============

  Consolidated statements of operations

     For U.S. reporting, net amounts billed to customers for reimbursable costs would have reduced revenues from those reported in the financial statements and resulted in changed costs of sales with no change in gross margins.

                          SOLID STATE GEOPHYSICAL INC.

                                                               YEARS ENDED AUGUST 31,
                                                    ---------------------------------------------
                                                       1995             1996             1997
                                                    -----------     ------------     ------------
Contract revenue (per financial statements).....    $48,357,000     $ 45,503,000     $ 77,999,000
Data library revenue (per financial                     773,000       14,891,000        3,919,000
  statements)...................................
                                                    ------------    ------------     ------------
                                                      49,130,00       60,394,000       81,918,000
Reimbursable and third party revenue                 (7,265,000)     (12,663,000)     (13,218,000)
  adjustments...................................
                                                    ------------    ------------     ------------
Contract revenues (per U.S. GAAP)...............    $41,865,000     $ 47,731,000     $ 68,700,000
                                                    ============    ============     ============
Costs of sales (per financial statements).......    $20,384,000     $ 21,250,000     $ 33,262,000
Amortization data bank (per financial                   476,000       20,694,000        4,784,000
  statements)...................................
                                                    ------------    ------------     ------------
                                                     20,860,000       41,944,000       38,046,000
Reimbursable and third party cost adjustments...     12,242,000        5,550,000       18,871,000
                                                    ------------    ------------     ------------
Cost of sales (per U.S. GAAP)...................    $33,102,000     $ 47,494,000     $ 56,917,000
                                                    ============    ============     ============

     There is no significant difference in accounting for deferred taxes between Canadian and U.S. GAAP. Under Canadian GAAP, the deferral method is used for accounting for income taxes whereas under U.S. GAAP the asset and liability approach is used. No deferred tax asset has been recorded for the tax losses carried forward because valuation allowances were provided against all losses.

     In Canada, earnings (loss) per share is calculated based on the weighted average number of shares outstanding during the period. For U.S. GAAP, earnings
(loss) per share would be calculated using common stock equivalents outstanding during the period. The weighted average number of shares outstanding gives approximately the same loss per share as using common stock equivalent because any potential conversions for common share equivalents would have the effect of decreasing loss per share and therefore, would not be converted for purposes of the calculation.

                                                                YEARS ENDED AUGUST 31,
                                                     --------------------------------------------
                                                        1995             1996            1997
                                                     -----------     ------------     -----------
Net loss as reported.............................    $(4,923,000)    $(11,967,000)    $(4,695,000)
Additional foreign exchange income (loss)........        121,000         (100,000)       (208,000)
Additional financing cost........................             --          (53,000)        (20,000)
Additional loss on extinguishment of debt........             --               --        (564,000)
                                                     -----------     ------------     -----------
Net loss in accordance with U.S. GAAP............    $(4,802,000)    $(12,120,000)    $(5,487,000)
                                                     ===========     ============     ===========
Net loss per share...............................    $     (0.96)    $      (2.42)    $     (0.51)
                                                     -----------     ------------     -----------
Weighted average number of shares outstanding....      5,000,000        5,003,000      10,787,000
                                                     ===========     ============     ===========

  Consolidated statement of changes in financial position

     The statement of changes in financial position is substantially the same as the statement of cash flows prepared under U.S. GAAP, except for the following differences:

     For the U.S. GAAP, additional disclosure for cash interest and taxes paid would be made:

                                                              YEARS ENDED AUGUST 31,
                                                     ----------------------------------------
                                                        1995           1996           1997
                                                     ----------     ----------     ----------
    Interest paid..................................  $1,108,000     $2,379,000     $3,593,000
                                                     ----------     ----------     ----------
    Taxes paid (recovered).........................  $1,046,000     $ (201,000)    $  107,000
                                                     ==========     ==========     ==========

                          SOLID STATE GEOPHYSICAL INC.

     For U.S. GAAP, cash provided by (used in) operating activities would include operating activities from discontinued operations.

                                                             YEARS ENDED AUGUST 31,
                                                    -----------------------------------------
                                                       1995           1996            1997
                                                    ----------     -----------     ----------
    Cash provided by continuing operating
      activities before changes in working capital
      balances related to operations (as
      reported)...................................  $6,004,000     $14,691,000     $7,944,000
    Discontinued operations.......................     126,000         (12,000)      (121,000)
                                                    ----------     -----------     ----------
    Cash provided by operating activities before
      changes in working capital balances related
      to operations in accordance with U.S.
      GAAP........................................  $6,130,000     $14,679,000     $7,823,000
                                                    ==========     ===========     ==========

     Under U.S. GAAP, the following would not have been disclosed in the cash flow statement but would have been disclosed in a separate supplementary schedule of non-cash financing and investing activities.

     In 1997, there was one non-cash financing activity which was Common shares valued at $3,989,000 issued to repay debt included in the statement of changes in financial position.

     In 1996 there was a non-cash investing activity which was the receipt of $1,441,000 preferred shares on the sale of assets of a subsidiary.

     In 1995, 1996 and 1997, there was the purchase of property and equipment for the execution of capital leases and notes of $1,679,000, $6,662,000, and $7,178,000 respectively, which would have affected financing and investing activities.

     For U.S. GAAP, bank indebtedness of 1995 -- $1,105,000; 1996 -- $5,788,000;
and 1997 -- $5,235,000; would have been shown as a financing activity. Cash would be shown as 1995 -- $2,705,000; 1996 -- $308,000; and 1997 -- $740,000.

                                                            YEARS ENDED AUGUST 31,
                                                  -------------------------------------------
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Financing activities as reporting...........  $ 5,020,000     $ 8,334,000     $23,080,000
    Change in bank indebtedness.................     (304,000)      4,683,000        (553,000)
    Change in proceeds of long-term debt........   (1,679,000)     (6,662,000)     (7,178,000)
                                                   ----------     -----------     -----------
    Financing activities in accordance with U.S.
      GAAP......................................  $ 3,037,000     $ 6,355,000     $15,349,000
                                                   ==========     ===========     ===========
    Investing activities as reported............  $18,677,000     $31,132,000     $20,343,000
    Fixed assets purchased using supplier
      debt......................................   (1,679,000)     (6,662,000)     (7,178,000)
                                                   ----------     -----------     -----------
    Investing activities in accordance with U.S.
      GAAP......................................  $16,998,000     $24,470,000     $13,165,000
                                                   ----------     -----------     -----------
    Change in cash as reported..................  $ 2,311,000     $(7,080,000)    $   985,000
    Change in bank indebtedness.................     (304,000)      4,683,000        (553,000)
                                                   ----------     -----------     -----------
    Change in cash in accordance with U.S.
      GAAP......................................  $ 2,007,000     $(2,397,000)    $   432,000
                                                   ==========     ===========     ===========

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS SUBSCRIPTION OFFERING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS SUBSCRIPTION OFFERING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Summary.................................      3
Risk Factors............................     10
Disclosure Regarding Forward-Looking
  Statements............................     17
The Company.............................     18
Use of Proceeds.........................     19
Dividend Policy.........................     19
Capitalization..........................     19
Unaudited Pro Forma Financial
  Information...........................     20
Unaudited Pro Forma Combined Balance
  Sheet.................................     21
Unaudited Pro Forma Combined Statement
  of Operations.........................     22
Selected Consolidated Historical
  Financial Data........................     25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     27
Business................................     36
Management..............................     44
Certain Relationships and Related
  Transactions..........................     46
Security Ownership of Management and
  Principal Stockholders................     48
Subscription Procedures.................     48
Selling Stockholders....................     50
Description of Capital Stock............     50
Shares Eligible for Future Sale.........     51
Experts.................................     52
Additional Information..................     52
Index to Financial Statements and
  Financial Statement Schedule..........    F-1

                                3,459,414 SHARES

                         [GRANT GEOPHYSICAL, INC. LOGO]

                                  COMMON STOCK

                        SUBSCRIPTION OFFERING PROSPECTUS
                                            , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Common Stock being registered hereby.

    Securities and Exchange Commission registration fee.......................  $5,102.64
    National Association of Securities Dealers, Inc. filing fee...............  $   *
    Transfer Agent's and Registrar's fees.....................................  $   *
    Printing and engraving costs..............................................  $   *
    Accounting fees and expenses..............................................  $   *
    Legal fees and expenses (not including Blue Sky)..........................  $   *
    Blue Sky fees and expenses................................................  $   *
    Miscellaneous expenses....................................................  $   *
                                                                                 --------
         Total................................................................  $   *

---------------

     * To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On September 30, 1997, the Company issued 9,785,581 shares of Preferred Stock to each of Elliott and Westgate in exchange for an aggregate of $19,571,162 in cash and/or satisfaction of indebtedness of the Company.

     In connection with the consummation of the Plan, on September 30, 1997, the Company issued one share of Common Stock to Elliott in exchange for $1.00. On December 19, 1997, the Company effected a two-to-one stock split in the form of a stock dividend of shares to Elliott.

     On December 18, 1997, Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for the Subordinated Note.

     On December 19, 1997, in connection with the Acquisition, the Selling Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock.

     The foregoing transactions were effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
  2.1      GGI's Second Amended Plan of Reorganization under chapter 11 of the Bankruptcy
           Code.
  2.2      Offer to Purchase for Cash all of the Common Shares of Solid State not already held by or on behalf of SSGI or its Affiliates at a price of Cdn $3.50 per Common
           Share by SSGI.
  3.1(i)   Restated Certificate of Incorporation of the Company.
  3.1(ii)  Amended and Restated By-Laws of the Company.
  4.1*     Specimen Certificate for the Common Stock, par value $.001, of the Company.
  4.2      Registration Rights Agreement between Grant and Elliott, dated September 19, 1997.
  4.3      Amendment No. 1 to Registration Rights Agreement between Grant and Elliott, dated
           October 1, 1997.
  4.4      Amendment No. 2 to Registration Rights Agreement between Grant and Elliott, dated
           December 17, 1997.
  5.1*     Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
 10.1      Loan and Security Agreement between Grant and Elliott, dated October 1, 1997.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
           ----------------------------------------------------------------------------------
 10.2      First Amendment to Loan and Security Agreement between Grant and Elliott, dated
           December 19, 1997.
 10.3      Demand Promissory Note from Grant to Elliott, dated November 26, 1997.
 10.4      Subordinated Promissory Note from Grant to Elliott, dated December 18, 1997.
 10.5*     Stock Purchase Agreement among the Company, Elliott and Westgate, dated December
           19, 1997.
 10.6      Restated and Amended Employment Agreement between Grant and Larry E. Lenig, Jr., dated October 1, 1997.
 10.7      Executive Employment Agreement between Solid State and Mitchell L. Peters, dated
           November 24, 1997.
 10.8*     Grant Geophysical, Inc. Equity and Performance Incentive Plan.
 10.9      Loan Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary, dated
           October 16, 1996.
10.10      Form of Promissory Note from the U.S. Subsidiary to Elliott.
10.11      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated June 17, 1997.
10.12      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated September 4, 1997.
10.13      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated October 17, 1997.
10.14      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated November 30, 1997.
10.15      Letter Agreement between Elliott and Mitchell L. Peters, dated November 24, 1997.
 21.1*     Subsidiaries of the Company.
 23.1*     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
 23.2      Consent of KPMG Peat Marwick LLP.
 23.3      Consent of KPMG Peat Marwick LLP.
 23.4      Consent of Price Waterhouse, Chartered Accountants.
 24.1      Powers of Attorney.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     All schedules have been omitted because they are not applicable, not required or the required information is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

     (a) Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Rule 430A Prospectuses. The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Houston, State of Texas, on December 23, 1997.

                                          GRANT GEOPHYSICAL, INC.

                                          By: /s/ LARRY E. LENIG, JR.

                                            ------------------------------------
                                            Larry E. Lenig, Jr.
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                    TITLE                               DATE
--------------------------------  -------------------------------------------------  ------------------

/s/ LARRY E. LENIG, JR.           President, Chief Executive Officer and Director    December 23, 1997
--------------------------------  (Principal Executive Officer)
Larry E. Lenig, Jr.

*                                 Chief Financial Officer, Treasurer and Secretary   December 23, 1997
--------------------------------  (Principal Financial Officer)
Michael P. Keirnan

*                                 Controller                                         December 23, 1997
--------------------------------  (Principal Accounting Officer)
Charles Ackerman

                                  Chairman of the Board and Director
--------------------------------
Jonathan D. Pollock

*                                 Director                                           December 23, 1997
--------------------------------
J. Kelly Elliott

*                                 Director                                           December 23, 1997
--------------------------------
Donald G. Russell

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.

 By: /s/ LARRY E. LENIG, JR.

     ---------------------------------------------------------
     Larry E. Lenig, Jr.
     as Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
  2.1      GGI's Second Amended Plan of Reorganization under chapter 11 of the Bankruptcy
           Code.
  2.2      Offer to Purchase for Cash all of the Common Shares of Solid State not already held by or on behalf of SSGI or its Affiliates at a price of Cdn $3.50 per Common
           Share by SSGI.
  3.1(i)   Restated Certificate of Incorporation of the Company.
  3.1(ii)  Amended and Restated By-Laws of the Company.
  4.1*     Specimen Certificate for the Common Stock, par value $.001, of the Company.
  4.2      Registration Rights Agreement between Grant and Elliott, dated September 19, 1997.
  4.3      Amendment No. 1 to Registration Rights Agreement between Grant and Elliott, dated
           October 1, 1997.
  4.4      Amendment No. 2 to Registration Rights Agreement between Grant and Elliott, dated
           December 17, 1997.
  5.1*     Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
 10.1      Loan and Security Agreement between Grant and Elliott, dated October 1, 1997.
 10.2      First Amendment to Loan and Security Agreement between Grant and Elliott, dated
           December 19, 1997.
 10.3      Demand Promissory Note from Grant to Elliott, dated November 26, 1997.
 10.4      Subordinated Promissory Note from Grant to Elliott, dated December 18, 1997.
 10.5*     Stock Purchase Agreement among the Company, Elliott and Westgate, dated December
           19, 1997.
 10.6      Restated and Amended Employment Agreement between Grant and Larry E. Lenig, Jr., dated October 1, 1997.
 10.7      Executive Employment Agreement between Solid State and Mitchell L. Peters, dated
           November 24, 1997.
 10.8*     Grant Geophysical, Inc. Equity and Performance Incentive Plan.
 10.9      Loan Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary, dated
           October 16, 1996.
10.10      Form of Promissory Note from the U.S. Subsidiary to Elliott.
10.11      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated June 17, 1997.
10.12      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated September 4, 1997.
10.13      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated October 17, 1997.
10.14      Letter Agreement among Elliott, Westgate, Solid State and the U.S. Subsidiary,
           dated November 30, 1997.
10.15      Letter Agreement between Elliott and Mitchell L. Peters, dated November 24, 1997.
 21.1*     Subsidiaries of the Company.
 23.1*     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
 23.2      Consent of KPMG Peat Marwick LLP.
 23.3      Consent of KPMG Peat Marwick LLP.
 23.4      Consent of Price Waterhouse, Chartered Accountants.
 24.1      Powers of Attorney.

---------------

* To be filed by amendment.